Exhibit 10.1

[Certain portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 as promulgated under the Securities Exchange Act of 1934]

EXECUTION VERSION

CH2M HILL COMPANIES, LTD.

CH2M HILL, INC.

OPERATIONS MANAGEMENT INTERNATIONAL, INC.

CH2M HILL INDUSTRIAL DESIGN & CONSTRUCTION, INC.

CH2M HILL GLOBAL, INC.

CH2M HILL CONSTRUCTORS, INC.

AMENDED AND RESTATED SENIOR UNSECURED

REVOLVING CREDIT AGREEMENT

dated as of September 6, 2007

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its separate capacities as Agent for itself and the other Lenders and Sole Arranger and Bookrunner

i

8.	Conditions to Extending Credit	54
8.1	Conditions on Initial Closing Date	54
8.2	Conditions to Each Extension of Credit	55
8.3	VECO Acquisition Conditions	55

9.	Covenants	57
9.1	Conduct of Business, Etc.	57
9.2	Insurance	57
9.3	Financial Statements and Other Reporting	58
9.4	Consolidated Net Worth	60
9.5	Fixed Charge Coverage Ratio	61
9.6	Leverage Ratio	61
9.7	Indebtedness	61
9.8	Liens	63
9.9	Transactions with Affiliates	64
9.10	Environmental Laws	64
9.11	Payment of Taxes, Etc	65
9.12	Preservation of Existence, Etc.	65
9.13	Compliance with Terms of Leaseholds	65
9.14	[Reserved]	65
9.15	Mergers, Etc.	65
9.16	Sales, Etc. of Assets	65
9.17	Investments	66
9.18	Distributions, Etc.	67
9.19	Limits on Capital Expenditures	67
9.20	Charter and Bylaws Amendments; Resolutions	67
9.21	Prepayments, Etc. of Indebtedness	67
9.22	Preservation of Rights and Properties	68
9.23	Payment of Obligations	68
9.24	Maintenance of Properties	68
9.25	ERISA	68
9.26	Ownership of the Borrowers	69
9.27	Pari Passu	69
9.28	Lease Transactions	69
9.29	Hedging Agreements	69

10.	Representations and Warranties	69
10.1	Organization and Business	69
10.2	Financial Statements and Other Information	70
10.3	No Material Adverse Effect	70
10.4	Operations in Conformity with Law, Etc.	70
10.5	Litigation	70
10.6	Authorization and Enforceability	71
10.7	No Legal Obstacle to Agreements	71
10.8	Tax Returns	72
10.9	Environmental Regulations	72
10.10	Plans	73

10.11	Consents or Approvals	73
10.12	No Liens	73
10.13	Business Authorizations	73
10.14	Disclosure	73
10.15	Solvency	73
10.16	Investment Company Act	73
10.17	Public Utility Holding Company Act	73

11.	Defaults	74
11.1	Events of Default	74
11.2	Certain Actions Following an Event of Default	77
11.3	Event of Default; No Waiver	78
11.4	Waivers	78

12.	Expenses; Indemnity	79
12.1	Expenses	79
12.2	General Indemnity	79

13.	The Agent	80
13.1	Authorization and Action	80
13.2	Agent’s Reliance, Etc.	80
13.3	Delegation of Duties	81
13.4	Lender Credit Decision; Agent in its Individual Capacity	81
13.5	Indemnification	82
13.6	Successor Agents	82
13.7	Agent May File Proofs of Claim	83

14.	Successors and Assigns; Lender Assignments and Participations	84
14.1	Assignments by Lenders	84
14.2	Credit Participants	86

15.	Confidentiality	87

16.	Notices	88
16.1	General	88
16.2	Electronic Posting	88

17.	Course of Dealing; Amendments and Waivers	89

18.	Defeasance	90

19.	Venue; Service of Process	90

20.	WAIVER OF JURY TRIAL	91

21.	Judgment Currency	91
21.1	Conversion Requirements	91
21.2	Change in Rate of Exchange	91

22.	Setoff	92

23.	No Third Party Beneficiaries	92

24.	Further Assurances	92

25.	General	92

Schedule 1	List of Lenders

Exhibit 2	Outstanding Principal Amounts

Exhibit 2.1.4	Form of Revolving Credit Note

Exhibit 2.2.2	Form of Swing Line Note

Exhibit 5	Notice of Authorized Representatives

Exhibit 6	Form of Subsidiary Guarantee

Exhibit 8.2.1	Form of Notice of Revolving Credit Advance

Exhibit 8.3.4	VECO Material Adverse Effect

Exhibit 9.3.2	Form of Compliance Certificate

Exhibit 9.3.6A	$53,000,000 Lease Documents

Exhibit 9.3.6B	$23,000,000 Lease Documents

Exhibit 9.3.6C	2005 Lease Documents

Exhibit 9.7	Existing Indebtedness

Exhibit 9.17	Existing Investments

Exhibit 10.1	Material Subsidiaries

Exhibit 10.9	Environmental Regulations

Exhibit 10.10	Plans

Exhibit 14.1.1	Form of Assignment and Acceptance

AMENDED AND RESTATED SENIOR UNSECURED
REVOLVING CREDIT AGREEMENT

This Agreement, dated as of September 6, 2007, is entered into by and among CH2M HILL COMPANIES, LTD., an Oregon corporation, CH2M HILL, INC., a Florida corporation, OPERATIONS MANAGEMENT INTERNATIONAL, INC., a California corporation, CH2M HILL INDUSTRIAL DESIGN & CONSTRUCTION, INC., an Oregon corporation, CH2M HILL GLOBAL, INC., a Delaware corporation and CH2M HILL CONSTRUCTORS, INC., a Delaware corporation (each a “Borrower,” and collectively, the “Borrowers”), the Lenders from time to time party hereto, each in its capacity as a Lender and in its capacity as an Issuing Bank, and WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as a Lender, in its capacity as an Issuing Bank, in its capacity as agent for itself and the other Lenders and in its capacity as the sole arranger and bookrunner, and amends, restates and supersedes in its entirety the Original Credit Agreement.

RECITALS

A.                                   The Borrowers, as borrowers, have entered into the Original Credit Agreement with the lenders party thereto (collectively, the “Existing Lenders”), and Wells Fargo in its separate capacities as the Swing Line Lender and an Issuing Bank and as the Agent on behalf and for the benefit of the other Lenders (each as defined in the Original Credit Agreement) pursuant to which the Existing Lenders have extended and made available to the Borrowers a revolving credit facility in the aggregate principal amount of up to $250,000,000 outstanding at any one time, including a $20,000,000 sub-limit for swing line advances and a $200,000,000 sub-limit for letters of credit (the “Original Credit Facility”).

B.                                     The Borrowers desire to increase and restructure the Original Credit Facility in order, among other things, to finance a portion of the purchase price in the [**] and the VECO Acquisition, to obtain other extensions of credit from the Lenders under this Agreement, and to amend the Original Credit Agreement in certain other respects, and, as so amended, to restate the original Credit Agreement in its entirety along with the other Credit Documents (as such term is defined in the Original Credit Agreement, and referred to herein for purposes of this Agreement as the “Original Credit Documents”) executed or delivered pursuant to or otherwise existing in support of the Original Credit Agreement and the Original Credit Facility outstanding thereunder.

**Confidential Treatment Requested.

C.                                     The Lenders have agreed to so increase and restructure the Original Credit Facility and make such Loans and other credit available to the Borrowers, and to amend and restate the Original Credit Agreement and the other Original Credit Documents, but only on the terms and provisions herein, and subject to the conditions and in reliance on, the representations and warranties set forth below.

D.                                    It is the intent of the Borrowers, the Lenders and Wells Fargo, not in its individual capacity as a Lender but in its separate capacities as an Issuing Bank, as Agent for itself and the other Lenders and in its capacity as the sole arranger and bookrunner that, except as hereinafter expressly provided, the Original Credit Facility and other extensions of credit outstanding under the Original Credit Agreement shall not be deemed to be repaid or terminated upon the effectiveness of this Agreement, but shall continue to remain outstanding and shall be due and payable at the time and in the manner provided by this Agreement, including Section 2.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants set forth below, and intending to be legally bound, the parties hereto agree as follows:

1.                                       Definitions; Certain Rules of Construction.  Certain capitalized terms are used in this Agreement and in the other Credit Documents with the specific meanings defined below in this Section 1.  Except as otherwise explicitly specified to the contrary or unless the context clearly requires otherwise, (a) references to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement, (b) reference to any agreement (including the Credit Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Credit Documents) and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor, (c) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, (d) references to a particular Section include all subsections thereof, (e) the words “include”, “includes” and “including” shall be construed as “including without limitation”, (f) accounting terms not otherwise defined herein have the meaning provided under GAAP, (g) reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder, (h) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and the other Credit Documents, (i) “or” has the inclusive meaning represented by the phrase “and/or”, (j) references to “the date hereof” mean the date first set forth above, and (k) defined terms include in the singular number the plural and in the plural number the singular.

“Acquisition” means the acquisition of a Person (by merger, consolidation or stock purchase), or the acquisition of all or substantially all of the assets of a Person, or the acquisition of any division or similar operating unit of a Person, or the acquisition of the business of a Person or of the assets comprising such division, unit or business.

“Adjusted EBITDA” means, for any period (each such period, an “EBITDA Determination Period”), the sum of (a) Consolidated Net Income for such EBITDA Determination Period (excluding the effect of any extraordinary or non-recurring items), plus (b) an amount which, in the determination of Consolidated Net Income for such EBITDA Determination Period, has been deducted for (i) Interest Expense for such EBITDA Determination Period (including interest expense in respect of the VECO Holdback to the extent not capitalized), and (ii) total federal, state, foreign and other income taxes for such EBITDA Determination Period, and (iii) all depreciation and amortization for such EBITDA Determination Period, and (iv) total expenses associated with the non-cash portion of all employee bonus plans for such EBITDA Determination Period, all as determined in accordance with GAAP.  In addition, if (i) the Parent or any Subsidiary makes a Permitted Acquisition of a

Target, or consummates the [**] or the VECO Acquisition, in each case during any fiscal quarter and (ii) the applicable Target’s financial statements for period(s) including the four (4) fiscal quarters ending at the quarter during which such Permitted Acquisition, [**] or VECO Acquisition, as the case may be, occurs are reasonably satisfactory to the Agent, then the reported financial results of the Target during each EBITDA Determination Period in which such quarter occurs will be included in determining Adjusted EBITDA for each such EBITDA Determination Period.  Further, if the Parent or any Subsidiary, in compliance with Section 9.16, sells, transfers or otherwise disposes of the capital stock of any Material Subsidiary or all or substantially all of the assets of a Material Subsidiary during any EBITDA Determination Period, then the reported financial results of such Material Subsidiary for such EBITDA Determination Period shall not be included in determining Adjusted EBITDA for such EBITDA Determination Period.

**Confidential Treatment Requested.

“Adjusted EBITDAR” means, for any period (each such period, an “EBITDAR Determination Period”), the sum of (a) Consolidated Net Income for such EBITDAR Determination Period (excluding the effect of any extraordinary or non-recurring items)), plus (b) an amount which, in the determination of Consolidated Net Income for such EBITDAR Determination Period, has been deducted for (i) Interest Expense for such EBITDAR Determination Period (including interest expense in respect of the VECO Holdback to the extent not capitalized), and (ii) total federal, state, foreign and other income taxes for such EBITDAR Determination Period, and (iii) all depreciation and amortization for such EBITDAR Determination Period, (iv) total expenses associated with the non-cash portion of all employee bonus plans for such EBITDAR Determination Period, and (v) Lease Expense for such EBITDAR Determination Period, all as determined in accordance with GAAP.  In addition, if (i) the Parent or any Subsidiary makes a Permitted Acquisition of a Target, or consummates the [**] or the VECO Acquisition, in each case during any fiscal quarter and (ii) the applicable Target’s financial statements for period(s) including the four (4) fiscal quarters ending at the quarter during which such Permitted Acquisition, [**] or VECO Acquisition, as the case may be, occurs are reasonably satisfactory to the Agent, then the reported financial results of the Target during each EBITDAR Determination Period in which such quarter occurs will be included in determining Adjusted EBITDAR for each such EBITDAR Determination Period.  Further, if the Parent or any Subsidiary, in compliance with Section 9.16, sells, transfers or otherwise disposes of the stock of any Material Subsidiary or all or substantially all of the assets of a Material Subsidiary during any EBITDAR Determination Period, then the reported financial results of such Material Subsidiary for such EBITDAR Determination Period shall not be included in determining Adjusted EBITDAR for such EBITDAR Determination Period.

**Confidential Treatment Requested.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors, officers and general partners of such Person), controlled by or under direct or indirect common control with such Person.  A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation, or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means Wells Fargo in its capacity as agent for the Lenders hereunder, as well as its successors in such capacity pursuant to Section 13.6.

“Aggregate Outstanding Principal Amount” is defined in Section 2.

“Agreement” means this Amended and Restated Senior Unsecured Revolving Credit Agreement, as from time to time amended, modified and in effect.

“Applicable Base Rate Margin” means, (i) from the Initial Closing Date until the first day of the month commencing after the month in which the Agent receives the Parent’s financial statements for the Parent’s fiscal quarter ended September 30, 2007, the margin set forth on the first line of the column entitled “Applicable Base Rate Margin” in the following table, and (ii) thereafter, on any date, effective on the first day of the month commencing after the month in which the Agent receives the documentation required to be delivered pursuant to Section 9.3.2 or 9.3.3, as applicable), for the Parent’s most recently completed fiscal quarter, the margin as set forth in the column entitled “Applicable Base Rate Margin” determined by the Leverage Ratio for the most recently completed fiscal quarter in accordance with the following table:

Leverage Ratio	Applicable Base Rate Margin

> 2.00 <3.00	0.00%
> 1.50 <2.00	0.00%
> 1.00 <1.50	0.00%
<1.00	(0.25)%

“Applicable Insolvency Laws” is defined in Section 7.10.

“Applicable Law” means, as to any Person, any law (statutory or common), treaty, rule, regulation, ordinance, code, guideline or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or assets or to which the Person or any of its property or assets is subject.

“Applicable LIBOR Margin” means, (i) from the Initial Closing Date until the first day of the month commencing after the month in which the Agent receives the Parent’s financial statements for the Parent’s fiscal quarter ended September 30, 2007, the margin set forth on the first line of the column entitled “Applicable LIBOR Margin” in the following table, and (ii) thereafter, on any date, effective on the first day of the month commencing after the month in which the Agent receives the documentation required to be delivered pursuant to Section 9.3.2 or 9.3.3, as applicable) for the Parent’s most recently completed fiscal quarter, the margin as set forth in the column entitled “Applicable LIBOR Margin” determined by the Leverage Ratio for the most recently completed fiscal quarter in accordance with the following table:

Leverage Ratio	Applicable LIBOR Margin

> 2.00 <3.00	1.50%
> 1.50 <2.00	1.25%
> 1.00 <1.50	1.00%
<1.00	0.75%

“Applicable Rate” means, at any date, the sum of:

(a)                                  (i)                                     with respect to each LIBOR Loan, the sum of the Applicable LIBOR Margin plus the LIBOR Rate;

(ii)                                  with respect to each Base Rate Loan, the sum of the Applicable Base Rate Margin plus the Base Rate; and

(iii)                               with respect to each Swing Line Loan, the Base Rate,

plus

(b)                                 an additional two percent (2.0%) effective upon the day the Agent (in its discretion or at the direction of Required Lenders) notifies the Borrowers that the interest rates hereunder are increasing as a result of the occurrence and continuance of an Event of Default under Section 11.1, in each case until the earlier of such time as (i) such Event of Default is no longer continuing, or (ii) such Event of Default is deemed no longer to exist.

“Asset Disposition” means any sale, securitization of, transfer or other disposition of assets or property by a Borrower or a Guarantor (including any capital stock of any Subsidiary of a Borrower), or the granting of any option or other right to purchase or otherwise acquire any such assets, excluding sales of inventory and contracts in the ordinary course of business.

“Assignee” is defined in Section 14.1.1.

“Assignment and Acceptance” is defined in Section 14.1.1.

“Auditors” is defined in Section 9.3.2(a).

“Authorized Representative” means each person designated by the Parent in the most recent Notice of Authorized Representatives delivered by the Parent to the Agent as being authorized to request any borrowing or make any interest rate selection on behalf of the Borrowers, or to give the Agent any other notice hereunder which is required by the terms of this Agreement to be made through an Authorized Representative.

“Available Credit” means, at any time, the amount by which (a) the Total Commitment is greater than (b) the sum of (i) the aggregate outstanding principal amount of the Loans at such time and (ii) the Letter of Credit Exposure at such time.

“Bank Undertaking” means any independent undertaking of the Issuing Bank within the meaning of, and complying with the requirements of, 12 C.F.R. §7.1016 as to which the issuer’s obligation to honor depends upon the presentation of specified documents and not upon nondocumentary conditions or resolution of any questions of fact or law, issued hereunder pursuant to Section 2.4.1.  Bank Undertakings may be issued in United States Dollars or a currency other than United States Dollars as permitted by this Agreement.

“Banking Day” means (a) for all purposes other than as covered by clause (b), any day other than Saturday, Sunday or a day on which commercial banks in Denver, Colorado or New York, New York are authorized or required by law or other governmental action to close and (b) if such term is used with reference to a LIBOR Loan, such day is also a day on which dealings are carried on in the London interbank market in the applicable currency.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Default” means an Event of Default referred to in Section 11.1.10.

“Base Rate” means, on any date, the greater of (a)  the rate of interest most recently announced within Wells Fargo at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Wells Fargo’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as Wells Fargo may designate, with any change in the rate of interest to become effective on the date each Prime Rate change is announced within Wells Fargo, and (b) the sum of 0.5% plus the Federal Funds Rate.

“Base Rate Loan” means any portion of the outstanding Revolving Credit Loans or Swing Line Loans by a Lender that bears interest with reference to the Base Rate.

“Bylaws” means all written bylaws, rules, regulations and all other documents relating to the management, governance or internal regulation of any Person other than an individual, or interpretive of the Charter of such Person, all as from time to time in effect.

“Capital Expenditures” means, for any Person, for any period, the sum of (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or are expected to be reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person, plus (b) without duplication of amounts included under clause (a), the aggregate principal amount of all Indebtedness (including obligations under Capitalized Leases) assumed or incurred during such period in connection with such expenditures.

“Capitalized Leases” means, in the case of any Person, all leases that have been, should be or are expected to be recorded as capital leases on a balance sheet of such Person in accordance with GAAP.

“Cash Equivalents” means cash equivalents determined in accordance with GAAP.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the federal Comprehensive Environmental Response Compensation Liability Information System List (or any successor document) issued under CERCLA.

“Change of Control” means any of the following events:  (a) any “person” or any syndicate or group deemed a “person” within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) other than the Trustees of the CH2M HILL Employee Stock Plan, has become, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), of 30% or more of the voting power of the voting stock of the Parent on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Parent (whether or not such securities are then currently convertible or exercisable), or (b) during any period of two (2) consecutive calendar years, individuals who at the beginning of such period constituted the board of directors of the Parent cease for any reason (other than death, disability or expiration of term) to constitute a majority of the directors of the Parent then in office unless such new directors were elected by the directors of the Parent who constituted the board of directors of the Parent at the beginning of such period.

“Charges” is defined in Section 3.2.7.

“Charter” means the articles of organization, certificate of incorporation, statute, constitution, joint venture agreement, partnership agreement, trust indenture, limited liability company agreement or other charter document of any Person other than an individual, each as from time to time in effect.

“Closing Date” means the Initial Closing Date and each other date on which any extension of credit is made or any Letter of Credit is issued pursuant to Sections 2.1, 2.2 or 2.4.

“Code” means the Federal Internal Revenue Code of 1986.

“Commitment” means, with respect to any Lender, such Lender’s obligations to extend the credits contemplated by Section 2, in the maximum amount as set forth on Schedule 1 opposite such Lender’s name, as adjusted pursuant to Sections 2.7, 2.8, 3.5.7, 4.2.1 or 14 and recorded in the Register.

“Communications” is defined in Section 16.2.

“Consolidated” means, with respect to any Person’s accounts, the accounts of the Person and all of its Subsidiaries, or such of its Subsidiaries as may be specified, consolidated (or combined) in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (or loss) after taxes for such period of the Parent and its Subsidiaries on a Consolidated basis, determined in accordance with GAAP.

“Consolidated Net Worth” means, at any reporting date, stockholder’s equity (minus the aggregate value of any treasury stock) of the Parent and its Subsidiaries on a Consolidated basis, determined in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise:  (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities, or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Converted Principal Amount” is defined in Section 2.3.1.

“Credit Documents” means:

(a)                                  this Agreement, the Revolving Credit Notes (if any), the Swing Line Note (if any), each Letter of Credit, each draft presented or accepted under a Letter of Credit, the Subsidiary Guarantee and the Fee Letter, each as from time to time in effect;

(b)                                 all notices and certificates executed and delivered to the Agent or any of the Lenders by any Obligor pursuant to or as contemplated by this Agreement; and

(c)                                  any other present or future agreement or instrument from time to time entered into among the Borrowers, any of their Subsidiaries or any other Obligor, on one hand, and the Agent or all the Lenders, on the other hand, relating to, amending or modifying this Agreement or any other Credit Document referred to above or which is stated to be a Credit Document, each as from time to time in effect.

“Credit Obligations” is used herein in its most comprehensive sense and means any and all present and future advances, debts, obligations, liabilities and Indebtedness of each Borrower, each Subsidiary and each other Obligor owing to the Agent or any Lender (or any Affiliate of a Lender and including any Issuing Bank) under or in connection with this Agreement or any other Credit Document, including obligations in respect of principal, interest, reimbursement obligations under Letters of Credit, fees, Letter of Credit fees, amounts provided for in Sections 3.2.4, 3.4, 3.5 and 12 and other fees, charges, indemnities and expenses of the Obligors from time to time owing hereunder or under any other Credit Document (whether accruing before or after a Bankruptcy Default).

“Credit Participant” is defined in Section 14.2.

“Current Portion of Long Term Debt” means as of a given date, the amount of the Borrower’s long-term Indebtedness (other than the amount of the Loans) which became due during the designated period ending on the designated date.

“Default” means any event or condition which with the passage of time or giving of notice, or both, would, unless cured or waived, become an Event of Default.

“Denver Office” means the principal banking office of Wells Fargo in Denver, Colorado.

“Distributions” means, as to any Person, any dividend or distribution to its stockholders, partners or members as such.

“Dollar LIBOR Loan” means any portion of the outstanding Revolving Credit Loans by a Lender that bears interest with reference to the LIBOR Base Rate for United States Dollar deposits.

“Environmental Laws” means all applicable foreign, federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment, including OSHA.

“Equivalent Amount” means, with respect to any currency at any date, the equivalent in United States Dollars of such currency, calculated on the basis of the arithmetic mean of the buy and sell spot rates of exchange of the Agent in the London interbank market (or other market where the Agent’s foreign exchange operations in respect of such currency are then being conducted) for such other currency at or about 11:00 a.m. (local time applicable to the transaction in question) on the date on which such amount is to be determined, rounded up to the nearest unit of such currency, with 0.5 of a unit being rounded upward, as determined by the Agent from time to time; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Agent may use any reasonable method it deems appropriate to determine such amount, and such determination shall be conclusive absent manifest error.

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“ERISA Event” means (a) a Reportable Event with respect to a Plan, (b) a withdrawal by an ERISA Group Person from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by an ERISA Group Person from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate under Section 4041(c) of ERISA, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (f) a contribution failure occurs with respect to any Plan sufficient to give rise to a Lien under Section 302(f) (or, effective January 1, 2008, Section 303(k)) of ERISA or the imposition of any liability under Title IV of

ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon an ERISA Group Person or (g) an ERISA Group Person creates, or, with respect to a Pension Plan other than a Multiemployer Plan, permits the creation of any accumulated funding deficiency, that is not waived.

“ERISA Group Person” means the Parent, any Subsidiary of the Parent and any Person which is a member of the controlled group or under common control with the Parent or any Subsidiary within the meaning of Section 414 of the Code or Section 4001(a)(14) of ERISA.

“Event of Default” is defined in Section 11.1.

“Excluded Equity” is defined in Section 4.3.2.

“Existing Lenders” is defined in Recital A.

“Federal Funds Rate” means, for any day, the fluctuating interest rate per annum (rounded upward to the nearest 1/8%) set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Banking Day opposite the caption “Federal Funds (Effective)” or, if for any relevant day such rate is not so published on any such preceding Banking Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three (3) leading brokers of federal funds transactions in New York City selected by the Agent.

“Fee Letter” means the letter agreement dated July 11, 2007 among the Borrowers, Wells Fargo and the Agent relating to fees, executed in connection with this Agreement.

“Final Maturity Date” means August 31, 2012.

“Financial Officer” means a person whom the Agent in good faith believes to be the Parent’s chief executive officer, chief financial officer, chief operating officer, chairman, president, treasurer or any of its vice presidents whose primary responsibility is for its financial affairs.

“Fixed Charge Coverage Ratio” means, as calculated as of any fiscal quarter end for the Parent and its Subsidiaries on a Consolidated basis for the four (4) consecutive fiscal quarters then ended, the ratio of Adjusted EBITDAR to the sum of (a) Interest Expense plus (b) Lease Expense plus (c) Current Portion of Long Term Debt.

“Foreign Currency” means such currencies other than United States Dollars as may be approved by the Lenders in their sole discretion.  Each Foreign Currency must be one (a) that is freely transferable and convertible into United States Dollars, and (b) in which deposits are generally available to all Lenders in the London Interbank Market.  The Lenders approve each of the following as a Foreign Currency:  Canadian Dollars, Euros, Sterling, Australian Dollars, Hong Kong Dollars and Singapore Dollars.

“Foreign Indebtedness” is defined in Section 9.7.13.

“Funding Liability” means (a) any deposit which was used (or deemed by Section 3.2.6 to have been used) to fund any portion of the Loans subject to a LIBOR Pricing Option, and (b) any portion of the Loans subject to a LIBOR Pricing Option funded (or deemed by Section 3.2.6 to have been funded) with the proceeds of any such deposit.

“GAAP” means generally accepted accounting principles as from time to time in effect, including the statements and interpretations of the United States Financial Accounting Standards Board.

“Governmental Authority” means any court or governmental agency, authority, instrumentality or regulatory body of the United States, of the states and territories thereof and their counties, municipalities and other subdivisions, and of any foreign country or other jurisdiction.

“Guarantee” means, with respect to a specified Person:

(a)                                  any guarantee by the specified Person of the payment or performance of, or any Contingent Obligation by the specified Person in respect of, any Indebtedness or other financial obligation of any primary obligor;

(b)                                 any other arrangement whereby credit is extended to a primary obligor on the basis of any obligation of the specified Person to a creditor or prospective creditor of such primary obligor, to (i) pay the Indebtedness of such primary obligor, (ii) purchase an obligation owed by such primary obligor, (iii) pay for the purchase or lease of assets or services regardless of the actual delivery thereof or (iv) maintain the capital, working capital, solvency or general financial condition of such primary obligor;

(c)                                  any recourse indebtedness of the specified Person as a joint venturer whether imposed as a matter of law or by contract; and

(d)                                 reimbursement obligations, whether contingent or matured, of the specified Person with respect to letters of credit, bankers acceptances, other financial guarantees and interest rate protection agreements;

in each case whether or not any of the foregoing are reflected on the balance sheet of the specified Person or in a footnote thereto.

“Guarantors” means each domestic Material Subsidiary except the Borrowers.

“Hazardous Material” means any pollutant, toxic or hazardous material or waste, including any “hazardous substance” or “pollutant” or “contaminant” as defined in Section 101(14) of CERCLA or any other Environmental Law or regulated as toxic or hazardous under RCRA or any other Environmental Law.

“Hedging Agreement” means an interest rate or credit swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions designed to provide protection against fluctuations in interest rates or currency exchange rates.

“Increase Effective Date” is defined in Section 2.7.4.

“Indebtedness” means any of the following items:

(a)                                  borrowed money;

(b)                                 indebtedness evidenced by notes, debentures or similar instruments;

(c)                                  Capitalized Lease obligations;

(d)                                 the deferred purchase price of assets or securities (other than ordinary trade accounts payable within six (6) months after the incurrence thereof in the ordinary course of business);

(e)                                  capital stock (or other equity) subject to mandatory redemption or redemption at the option of the holder thereof;

(f)                                    reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers acceptances and other financial guarantees (without duplication of other Indebtedness supported or guaranteed thereby);

(g)                                 all Contingent Obligations and all Guarantees in respect of Indebtedness of others;

(h)                                 the VECO Holdback;

(i)                                     all obligations of such Person in respect of Hedging Agreements (provided that for purposes of calculating Total Funded Debt at any time, the Indebtedness of any Person in respect of any Hedging Agreement at any time shall be the amount, if any, that would, under the agreements and instruments governing such Hedging Agreement, be payable by such Person at such time if such Hedging Agreement were terminated at such time by the other party thereto, in each case taking into account any netting or set-off arrangements applicable thereto); and

(j)                                     the principal balance outstanding under any lease, funding agreement or other arrangement with respect to any real or personal property pursuant to which the lessor is treated as the owner of such property for accounting purposes and the lessee is treated as the owner of such property for federal income tax purposes, or any tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Indemnified Party” is defined in Section 12.2.

“Initial Closing Date” means September 6, 2007.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Expense” means, for any period, total interest expense (including the interest component of any Capitalized Leases) of the Parent and its Subsidiaries, on a Consolidated basis, determined in accordance with GAAP.

“Interest Payment Date” means (a) as to Base Rate Loans, the last day of each calendar quarter and the Final Maturity Date, and (b) as to LIBOR Loans, the last day of each applicable Interest Period and the Final Maturity Date and in addition where the applicable Interest Period for a LIBOR Loan is greater than three (3) months, then also the date three (3) months from the beginning of the Interest Period and each three (3) months thereafter.

“Interest Period” means, as to LIBOR Loans, a period of two (2) weeks or one (1), two (2), three (3) or six (6) months, as the Borrowers may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions thereof); provided, however, (a) if any Interest Period would end on a day which is not a Banking Day, such Interest Period will be extended to the next succeeding Banking Day and such extension of time will be included in the computation of interest and fees (except that where the next succeeding Banking Day falls in the next succeeding calendar month, then on the next preceding Banking Day), (b) no Interest Period will extend beyond the Final Maturity Date, (c) except with respect to two (2) week Interest Periods, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period will end on the last Banking Day of such calendar month, and (d) in no event may Interest Periods be selected with respect to LIBOR Loans which, in the aggregate, would require payment of fees under Section 3.2.4 in order to make required principal payments.

“Investment” means, with respect to a specified Person:

(a)                                  any share of capital stock, partnership or other equity interest, evidence of Indebtedness or other security issued by any other Person;

(b)                                 any loan, advance or extension of credit to, or contribution to the capital of, any other Person;

(c)                                  any Guarantee of the Indebtedness of any other Person; and

(d)                                 any Acquisition.

The investments described in the foregoing clauses (a) through (d) are included in the term “Investment” whether they are made or acquired by purchase, exchange, issuance of stock or other securities, merger, reorganization or any other method; provided, however, that the term “Investment” does not include (i) current trade and customer accounts receivable for property leased, goods furnished or services rendered in the ordinary course of business and payable in accordance with customary trade terms, (ii) deposits, advances or prepayments to suppliers for property leased or licensed, goods furnished and services rendered in the ordinary course of business, (iii) advances to employees for relocation and travel expenses, drawing accounts and similar expenditures, (iv) stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due to the specified Person or as security for any such Indebtedness or claim, or (v) demand deposits in banks or similar financial institutions.

“Issuing Bank” means any Lender, as applicable, in each case in its capacity as the issuer of a Letter of Credit.

“Judgment Currency” is defined in Section 21.1.

“Judgment Currency Conversion Date” is defined in Section 21.1.

“Key Employee Notes” means (a) notes issued to former employees for the purchase price of stock redeemed by the Parent in accordance with the stock repurchase requirements set forth in the Parent’s Bylaws in effect as of the date of this Agreement, (b) notes issued in the purchase by the Parent of shares of its common stock under the repurchase rights set forth in the Parent’s Bylaws, (c) notes issued in the purchase by the Parent of shares of its common stock on the internal market to balance the supply and demand for common stock between sellers and buyers, and (d) notes issued to employees or former employees upon the exercise of (or in satisfaction of) stock appreciation rights or to pay or satisfy rights under a phantom stock plan.

“LC Available Credit” means the lesser of (a) the U.S. Dollar Equivalent of $250,000,000 less the current Letter of Credit Exposure, and (b) the Available Credit.

“Lease Expense” means, for any period, total lease expense under all operating leases and Capitalized Leases of the Parent and its Subsidiaries, on a Consolidated basis, determined in accordance with GAAP.

“Legal Requirement” means any present or future requirement imposed upon any of the Lenders or any of the Borrowers or any of their Subsidiaries by any law, statute, rule, regulation, directive, order, decree, guideline (or any interpretation thereof by courts or of administrative bodies) of the United States, or any jurisdiction in which any LIBOR Office is located or any state or political subdivision of any of the foregoing, or by any board, governmental or administrative agency (including any Governmental Authority), central bank or monetary authority of the United States, any jurisdiction in which any LIBOR Office is located or any Borrower or Subsidiary operates, or any political subdivision of any of the foregoing.  Any such requirement imposed on any of the Lenders not having the force of law will be deemed to be a Legal Requirement for purposes of Section 3 if such Lender reasonably believes that compliance therewith is in the best interest of such Lender.

“Lender” means each of the Persons listed as lenders on the signature page hereto, including Wells Fargo in its capacity as a Lender and the Swing Line Lender and each Lender in its capacity as an Issuing Bank, and such other Persons who may from time to time own a Percentage Interest in the Credit Obligations, but the term “Lender” will not include any Credit Participant.

“Lending Officer” means such individuals whom the Agent may designate by notice to the Parent from time to time as an officer who may receive telephone requests for borrowings under Section 2.1.3 or 2.2.1.

“Letter of Credit” is defined in Section 2.4.1.

“Letter of Credit Agreement” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an Issuing Bank.

“Letter of Credit Exposure” means, at any date, the sum of (a) the aggregate undrawn amounts under all Letters of Credit then outstanding, plus (b) the aggregate amount of all drafts that the Issuing Banks have previously accepted under Letters of Credit but that the Borrowers have not paid to such Issuing Banks.

“Leverage Ratio” means, as calculated as of the last day of any fiscal quarter for the Parent and its Subsidiaries on a Consolidated Basis, the ratio of Total Funded Debt to Adjusted EBITDA for the four (4) consecutive fiscal quarters then ended.

“LIBOR Base Rate” means, with respect to any LIBOR Loan for any Interest Period, the per annum rate appearing on Reuters Screen LIBOR01-02 Page under the heading “British Bankers Association LIBOR Rates” (or on any successor or substitute Reuters screen of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such Reuters screen in the event such Reuters screen is no longer published or readily available as determined by the Agent from time to time for purposes of providing quotations of interest rates in the London interbank market) at approximately 11:00 a.m., London time, two (2) Banking Days prior to the commencement of such Interest Period, as the rate for United States Dollar deposits (or, for determination of the LIBOR Base Rate for a Multicurrency LIBOR Loan, for deposits in the applicable Foreign Currency) with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBOR Base Rate” with respect to such LIBOR Loan for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which United States Dollar deposits (or, for determination of the LIBOR Base Rate for a Multicurrency LIBOR Loan, for deposits in the applicable Foreign Currency) in a comparable amount to such LIBOR Loan and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in same day or immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Banking Days prior to the commencement of such Interest Period.  When “LIBOR Base Rate” is used in reference to any Loan, such term refers to whether such Loan is bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Loan” means a Dollar LIBOR Loan or a Multicurrency LIBOR Loan.

“LIBOR Office” means such non-United States office or international banking facility of any Lender as the Lender may from time to time select.

“LIBOR Pricing Options” means the options granted pursuant to Section 3.2.1 to have the interest on any portion of the Revolving Credit Loans computed on the basis of a LIBOR Rate.

“LIBOR Rate” for any Interest Period means the rate, rounded upward to the next highest 1/16%, obtained by dividing (a) the LIBOR Base Rate for such Interest Period by (b) an amount equal to 1 minus the LIBOR Reserve Rate; provided, however, that if at any time during such Interest Period the LIBOR Reserve Rate applicable to any outstanding LIBOR Pricing Option changes, the LIBOR Rate for such Interest Period will automatically be adjusted to reflect such change, effective as of the date of such change to the extent required by the Legal Requirement implementing such change.

“LIBOR Reserve Rate” means the stated maximum rate (expressed as a decimal) of all reserves (including any basic, supplemental, marginal or emergency reserve or any reserve asset), if any, as from time to time in effect, required by any Legal Requirement to be maintained by a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Agent, against (a) ”Eurocurrency liabilities” as specified in Regulation D of the Board of Governors of the Federal Reserve System applicable to LIBOR Pricing Options, (b) any other category of liabilities that includes deposits by reference to which the interest rate on portions of the Loans subject to LIBOR Pricing Options is determined, (c) the principal amount of or interest on any portion of the Loans subject to a LIBOR Pricing Option or (d) any other category of extensions of credit, or other assets, that includes loans subject to a LIBOR Pricing Option by a non-United States office of any of the Lenders to United States residents, in each case without the benefits of credits for prorations, exceptions or offsets that may be available to a Lender.  The rate of interest applicable to any outstanding LIBOR Loans shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Rate.

“Lien” means, with respect to any specified Person:

(a)                                  any lien, encumbrance, mortgage, pledge, charge or security interest of any kind upon, or securitization of, any property or assets of the specified Person, whether now owned or hereafter acquired, or upon the income or profits therefrom;

(b)                                 the purchase of, or the agreement to purchase, any property or asset upon conditional sale or subject to any other title retention agreement, device or arrangement (including a Capitalized Lease); and

(c)                                  the sale, assignment, pledge or transfer for security of any accounts, general intangibles or chattel paper of the specified Person, with or without recourse.

“Loans” means the Revolving Credit Loans and the Swing Line Loans.  “Loan” means a Revolving Credit Loan or a Swing Line Loan.

“MLA Cost” means an addition to the interest rate on a Multicurrency LIBOR Loan to compensate a Lender for the cost imputed to a Lender in respect of any Multicurrency LIBOR Loan made during the term of any Multicurrency LIBOR Loan resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 (the “Act”) and/or by the Bank of England and/or the Financial Services Authority (the “FSA”) (or other United Kingdom governmental authorities or agencies) of a requirement to place non-interest-bearing deposits or special deposits (whether interest-bearing or not) with the Bank of England to meet cash ratio requirements and/or pay fees to the FSA calculated by reference to liabilities used to fund the Multicurrency LIBOR Loan.

“Margin Stock” means “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, condition (financial or otherwise), operations or prospects of the Parent and its Subsidiaries (on a Consolidated basis), or (b) the ability of the Obligors collectively to perform their obligations under the Credit Documents to which they are parties, or (c) the rights and remedies of the Agent and the Lenders under the Credit Documents.

“Material Subsidiary” means any direct or indirect wholly-owned Subsidiary of the Parent whose gross revenues for the preceding twelve (12) months, calculated as of June 30th and December 31st of each year, are greater than $200,000,000.

“Maximum Amount of Credit” is defined in Section 2.1.2.

“Maximum Rate” is defined in Section 3.2.7.

“Multicurrency Available Credit”  means the lesser of (i) $150,000,000 less (a) the U.S. Dollar Equivalent of the aggregate outstanding balance of all Multicurrency LIBOR Loans and (b) the U.S. Dollar Equivalent of the aggregate Letter of Credit Exposure related to Letters of Credit issued in currencies other than United States Dollars, and (ii) the Available Credit.

“Multicurrency LIBOR Loan” means any portion of the outstanding Revolving Credit Loans by a Lender made in a Foreign Currency that bears interest with reference to the LIBOR Base Rate for deposits in that Foreign Currency.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any ERISA Group Person is making or accruing an obligation to make contributions, or has within any of the preceding five (5) plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” means, with respect to any Asset Disposition or the issuance of equity securities by any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration, as and when received in cash) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finders’ fees and other similar fees and commissions, (b) the amount of taxes payable in connection with or as a result of such transaction, (c) the amount of any Indebtedness secured by a Lien on such asset that, by the terms of such transaction, is required to be repaid upon such disposition (and any prepayment penalties or make-whole payments made in connection therewith) and (d) other transaction costs customary and reasonable for such transactions, in each case to the extent, but only to the extent, that the amounts so deducted are properly attributable to such transaction or to the asset that is the subject thereof and are, in the case of clauses (a), (c) and (d), at the time of receipt of such cash, actually paid to a Person that is not an Obligor and, in the case of clause (b), on the earlier of the dates on which the tax return covering such taxes is filed or required to be filed; provided, that (x) in the case of taxes that are deductible under clause (b) but for the fact that at the time of receipt of such cash, such taxes have not been actually paid or are not then payable, such Person may deduct an amount (the “Reserved Tax Amount”) equal to the amount reserved in accordance with GAAP as a reasonable estimate for such taxes, other than taxes for which such Person is indemnified, provided, that at the time such taxes are paid, an amount equal to the amount, if any, by which the Reserved Tax Amount exceeds the amount actually so paid, shall constitute Net Cash Proceeds and (y) in the case of any cash reserved or held back in connection with an Asset Disposition for purposes of securing payment of related indemnity obligations, such Person may deduct an amount (the “Indemnity Holdback”) equal to the amount reserved or held back for such purpose pursuant to the documents governing such Asset Disposition and to the extent permitted or required pursuant to GAAP, other than amounts for which such Person is indemnified, provided, that at the time such indemnity obligations are paid or the Indemnity Holdback is otherwise released, an amount equal to the amount, if any, by which the Indemnity Holdback exceeds the amount, if any, actually paid with respect to such indemnity obligations, shall constitute Net Cash Proceeds.

“Notes” means the Revolving Credit Notes and the Swing Line Note.

“Notice” is defined in Section 16.2.

“Notice of Authorized Representatives” is defined in Section 5.

“Notice of Revolving Credit Advance” is defined in Section 2.1.3.

“Obligation Currency” is defined in Section 21.1.

“Obligor” means any Borrower, any Guarantor and any other Person guaranteeing or providing collateral for the Credit Obligations.

“OFAC” is defined in Section 9.1.2.

“Original Credit Agreement” means the Senior Unsecured Revolving Credit Agreement dated as of September 29, 2006 by and among the Borrowers, the Existing Lenders, and Wells Fargo, as agent, as an Existing Lender, as an issuing bank, and in its capacity as arranger.

“Original Credit Facility” is defined in Recital A.

“Original Credit Documents” is defined in Recital B.

“OSHA” means the federal Occupational Health and Safety Act.

“Parent” means CH2M Hill Companies, Ltd., an Oregon corporation.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor entity.

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (including a Multiemployer Plan) and to which an ERISA Group Person may have any liability including by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time within the preceding five (5) years or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage Interest” means with respect to any Lender, (a) at all times when no Event of Default under Section 11.1.1 and no Bankruptcy Default exists, the ratio of the respective Commitment of such Lender divided by the total Commitments of all Lenders as from time to time in effect and reflected in the Register, and (b) at all other times, the ratio of the respective amounts of the outstanding Credit Obligations (including Letter of Credit Exposure) owing to such Lender in respect of extensions of credit under Section 2 divided by the total outstanding Credit Obligations (including Letter of Credit Exposure) owing to all Lenders.

“Permitted Acquisition” means an Acquisition that meets the following conditions:

(a)                                  Such proposed Permitted Acquisition does not cause the aggregate cash purchase price of all Acquisitions in any one (1) calendar year to equal or exceed $100,000,000; provided that Required Lenders will not unreasonably withhold their consent to additional Acquisitions and the Agent shall receive at least ten (10) days’ prior written notice of any proposed Permitted Acquisition for which the cash consideration exceeds $25,000,000;

(b)                                 Such proposed Permitted Acquisition shall only involve assets or businesses comprising a business, or those assets of a business, substantially of the type engaged in by the Borrowers as of the date of this Agreement;

(c)                                  Such proposed Permitted Acquisition shall be consensual and shall have been approved by the Target’s board of directors (and stockholders to the extent required by Applicable Law);

(d)                                 No Default or Event of Default shall have occurred and be continuing or shall result from the consummation of such proposed Permitted Acquisition;

(e)                                  Prior to the closing of such proposed Permitted Acquisition for which cash consideration exceeds $25,000,000, (i) the Borrowers shall deliver to the Agent pro forma Consolidated financial statements for the Parent and its Subsidiaries, including the Target, in form satisfactory to the Agent, (ii) after giving effect to such proposed Permitted Acquisition the Borrowers will be in compliance with the financial covenants set forth in Sections 9.4, 9.5, and 9.6 on a pro forma basis, (iii) the Leverage Ratio, as calculated as of the most recently ended fiscal quarter of the Parent, but after giving pro forma effect to such proposed Permitted Acquisition, will not exceed 2.50 to 1.00, (iv) any secured Indebtedness assumed in such proposed Permitted Acquisition is purchase money Indebtedness or Capitalized Leases secured only by the assets of the Target acquired with the proceeds of such purchase money Indebtedness or Capitalized Leases, and (v) the Borrowers shall deliver to the Agent a certificate of a Financial Officer certifying as to the matters set forth paragraph (d) above and in clauses (ii) through (iv) of this paragraph (e);

(f)                                    The business and assets of the Target shall be free of Liens, except Liens permitted in connection with Indebtedness permitted to be assumed by paragraph (e) of this definition and Liens permitted under Section 9.8; and

(g)                                 All necessary or appropriate third party and government waivers and consents relating to the Permitted Acquisition have been received.

“Person” means any present or future natural person or any corporation, association, partnership, joint venture, limited liability, joint stock or other company, business trust, trust, organization, business or government or any Governmental Authority or political subdivision thereof.

“Plan” means all employee benefit plans within the meaning of Section 3(3) of ERISA maintained or contributed to by each ERISA Group Person.

“Platform” is defined in Section 16.2.

“Project” means each contractual arrangement between a client and the Parent or a Subsidiary for the performance of services (including design, engineering, procurement, construction program management and any other services that the Parent or a Subsidiary provides to its clients in the ordinary course of business).

“RCRA” means the federal Resource Conservation and Recovery Act, 42 U.S.C. § 690, et seq.

“Refunded Swing Line Loan” is defined in Section 2.2.3.

“Register” is defined in Section 14.1.3.

“Replacement Lender” is defined in Section 3.5.7.

“Reportable Event” means an event that is reportable under Section 4043(c)(1), (2), (3), (4), (5), (6), (7), (10), (11), (12) or (13) of ERISA and for which a waiver is not available.

“Required Lenders” means, with respect to any approval, consent, modification, waiver or other action to be taken by the Agent or the Lenders under the Credit Documents which require action by Required Lenders, two (2) or more Lenders owning together more than 50.1% of the Percentage Interests.

“Revolving Credit Loan” is defined in Section 2.1.1.

“Revolving Credit Notes” is defined in Section 2.1.4.

“Significant Subsidiary” means any direct or indirect Subsidiary of the Parent (a) of which the Parent owns or controls 80% or more of the issued and outstanding stock or other ownership interests and (b) which has total assets as shown on its balance sheet, determined in accordance with GAAP, exceeding $750,000.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, Contingent Obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities including Contingent Obligations, of such Person, and (e) the present saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and mature.  In computing the amount of Contingent Obligations at any time under this definition, it is intended that such liabilities are to be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Lien” is defined in Section 7.10.

“Subsidiary” means any subsidiary required by GAAP to be included in the Consolidated financial reporting of the Parent (or other specified Person).  References to the Subsidiaries of the Parent (or of any other other specified Person, as the case may be) shall mean the Parent’s or such specified Person’s direct or indirect Subsidiaries.

“Subsidiary Guarantee” means the Amended and Restated Subsidiary Guarantee executed and delivered by each Material Subsidiary, as from time to time amended, modified, supplemented and in effect, substantially identical to the form of Subsidiary Guarantee attached as Exhibit 6.

“Swing Line Available Credit” means the lesser of (i) $25,000,000 less the outstanding principal amount of all Swing Line Loans, and (ii) the Swing Line Lender’s Percentage Interest of the Available Credit.

“Swing Line Lender” means Wells Fargo.

“Swing Line Loan” is defined in Section 2.2.1.

“Swing Line Note” is defined in Section 2.2.2.

“Synthetic Leases” means, collectively, the $53,000,000 Lease Transaction, the $23,000,000 Lease Transaction and the 2005 Lease Transaction.

“Synthetic Lease Termination” means the termination of the each of the Synthetic Leases by the Borrowers, and, in connection therewith, the payment in full all outstanding obligations owing or otherwise payable under or in respect of each of the Synthetic Leases and the sale of all real property subject to each of the Synthetic Leases on an arms-length basis to a Person that is not an Affiliate of a Borrower or a Subsidiary.

“Synthetic Lease Termination Effective Date” means the date that is three (3) Banking Days after the date the Agent receives the Synthetic Lease Termination Notice (including all reasonably requested supporting documentation); provided that upon receipt of supporting documentation reasonably requested by the Agent in connection with the Synthetic Lease Termination Notice, the Synthetic Lease Termination Effective Date shall date back to the date the Agent receives the Synthetic Lease Termination Notice.

“Synthetic Lease Termination Notice” means written notice from the Parent to the Agent of the Synthetic Lease Termination, containing reasonable detail of the terms of the Synthetic

Lease Termination, and attaching all supporting documentation reasonably requested by the Agent.

“Target” means any Person that the Parent or a Subsidiary proposes to acquire by merger, stock purchase or by the purchase of all or substantially all of its assets.

“Tax” means any present or future tax, levy, duty, impost, deduction, withholding or other charge of whatever nature at any time required by any Legal Requirement (a) to be paid by any Lender or (b) to be withheld or deducted from any payment otherwise required hereby to be made to any Lender, in each case on or with respect to its obligations hereunder, any Loan, any payment in respect of the Credit Obligations or any Funding Liability not included in the foregoing; provided, however, that the term “Tax” shall not include taxes imposed upon or measured by the net income of such Lender (other than withholding taxes).

“Total Commitment” means the aggregate amount of all Commitments.

“Total Funded Debt” means the sum of all Indebtedness of the Parent and its Subsidiaries less (a) for any single Project, the aggregate face amount of all issued and outstanding performance Letters of Credit with a face amount of less than $5,000,000 and (b) for Projects that are cross-defaulted to one (1) or more other Projects (“Cross-Defaulted Projects”), the aggregate face amount of all issued and outstanding performance Letters of Credit with combined face amounts of less than $5,000,000; to the extent that the aggregate face amount of such Letters of Credit described in (a) and (b) is less than $100,000,000.  For the purposes of computing Total Funded Debt, (i) the undrawn and available amount of any performance Letter of Credit equal to or in excess of $5,000,000 and the aggregate undrawn and available amount of any performance Letters of Credit issued for any single Project or for any Cross-Defaulted Projects that together equal or exceed $5,000,000 shall be included in Indebtedness; and (ii) on and after the Synthetic Lease Termination Effective Date, this definition of “Total Funded Debt” shall be amended to delete clauses (a) and (b) of the first sentence and the second sentence.  Notwithstanding the foregoing, for purposes of calculating the Leverage Ratio as of any date prior to the earlier to occur of (i) June 30, 2008 or (ii) the Synthetic Lease Termination Effective Date, the VECO Holdback shall be excluded from the calculation of Total Funded Debt.

[**]

**Confidential Treatment Requested.

[**] means the Acquisition by the Borrowers of substantially all of the assets of [**], with a purchase price not to exceed an aggregate of [**], such purchase price inclusive of all consideration paid in cash or other property to [**] (with the value of such other property determined as of the closing date of the [**] Acquisition) including [**].

**Confidential Treatment Requested.

“U.S. Dollar Equivalent” means, with respect to any currency at any date, (i) the amount of such currency if such currency is United States Dollars or (ii) the Equivalent Amount thereof if such currency is any Foreign Currency.

“United States Dollars” means lawful currency of the United States.

“Unused Line Percentage” means a percentage per annum determined as set forth in the column entitled “Unused Line Fee” in the following table, determined by the Leverage Ratio for the preceding fiscal quarter of the Parent, provided that from the Initial Closing Date until the first day of the month commencing after the month in which the Agent receives the Parent’s financial statements for the Parent’s fiscal quarter ended September 30, 2007, the Unused Line Percentage shall be deemed to be 0.25%:

Leverage Ratio	Unused Line Fee

> 2.00 <3.00	0.25%
> 1.50 <2.00	0.20%
> 1.00 <1.50	0.15%
<1.00	0.10%

“VECO” means VECO Corporation, a Delaware corporation.

“VECO Acquisition” means the Acquisition by Borrowers of VECO and certain of its subsidiaries, substantially as set forth in the VECO Letter of Intent, with a purchase price not to exceed an aggregate of $450,000,000, such purchase price to be inclusive of all consideration paid in cash or other property to the selling stockholders in the VECO Acquisition (with the value of such other property determined as of the closing date of the VECO Acquisition) including the VECO Holdback, any seller notes, deferred purchase price, “earn-out” or similar payments, any capital stock of any Borrower or any Subsidiary issued to the sellers in the VECO Acquisition, and all assumed third party Indebtedness.

“VECO Acquisition Conditions” is defined in Section 8.3.

“VECO Holdback” means the “Holdback Amount” as defined in the VECO Letter of Intent in the amount of $70,000,000, which amount is to be withheld from the purchase price paid to the selling VECO stockholders for the VECO Acquisition in order to serve as the exclusive, subject to certain exceptions, source of  repayment of the selling VECO stockholders’ indemnity obligations under the VECO Purchase Agreement.

“VECO Letter of Intent” means the letter of intent dated June 15, 2007, between the Parent and VECO.

“VECO Purchase Agreement” means the definitive stock purchase agreement to be entered into among Parent, VECO and each of VECO’s stockholders pursuant to which the transactions contemplated by the VECO Letter of Intent, including the VECO Acquisition, shall be consummated.

“Wells Fargo” means Wells Fargo Bank, National Association (or any successor thereto).

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“2005 Lease Documents” means those documents listed on Exhibit 9.3.6C.

“2005 Lease Obligations” means the Indebtedness of the Borrowers under the 2005 Lease Documents.

“2005 Lease Transaction” means the lease transaction entered into on or about October 19, 2005, by the Borrowers and certain other parties pursuant to the 2005 Lease Documents, for the purpose of constructing, financing the construction of, and leasing to CH2M HILL, INC. a new building for the Borrowers in Douglas County, Colorado.

“$23,000,000 Lease Documents” means those documents listed on Exhibit 9.3.6B.

“$23,000,000 Lease Obligations” means the Indebtedness of the Borrowers under the $23,000,000 Lease Documents.

“$23,000,000 Lease Transaction” means the lease transaction entered into on or about March 28, 2002, by the Borrowers and certain other parties pursuant to the $23,000,000 Lease Documents, for the purpose of constructing, financing the construction of, and leasing to CH2M HILL, INC. a new headquarters building for the Borrowers in Douglas County, Colorado.

“$53,000,000 Lease Documents” means those documents listed on Exhibit 9.3.6A.

“$53,000,000 Lease Obligations” means the Indebtedness of the Borrowers under the $53,000,000 Lease Documents.

“$53,000,000 Lease Transaction” means the $53,000,000 lease transaction entered into on or about July 2, 2001 by and among the Borrowers and certain other parties pursuant to the $53,000,000 Lease Documents, for the purpose of financing the construction of two (2) new headquarters buildings for the Borrowers in Douglas County, Colorado.

2.                                       The Credits.  Schedule 2 sets forth all outstanding amounts of principal Indebtedness in respect of Base Rate Loans, LIBOR Loans, Swing Line Loans (each as defined in the Original Credit Agreement) and all issued and undrawn, or drawn and unreimbursed, Letters of Credit (as defined in the Original Credit Agreement) for each Existing Lender (the “Aggregate Outstanding Principal Amount”).  Notwithstanding anything to the contrary contained in the Original Credit Agreement, in order to effect the restructuring of the Original Credit Facility as contemplated by this Agreement, (i) all Loans (as defined in the Original Credit Agreement), whether Base Rate Loans or LIBOR Loans, will be deemed Base Rate Loans or LIBOR Loans (as applicable) on the Initial Closing Date in accordance with this Agreement, including this Section 2, (ii) all “Letters of Credit” under and as defined in the Original Credit Agreement shall be deemed Letters of Credit in accordance with this Agreement, including this Section 2, and (iii) all accrued and unpaid interest, including all accrued and unpaid interest on the Aggregate Outstanding Principal Amount, and all accrued and incurred and unpaid fees, costs and expenses payable under the Original Credit Agreement with respect to the Existing Credit Facility, including all accrued and unpaid unused line fees under Section 3.3.1 of the Original Credit Agreement and letter of credit fees under Section 3.3.2 of the Original Credit Agreement, all applicable breakage fees under Section 3.2.4 of the Original Credit Agreement incurred in connection with the termination of the Interest Periods in respect of all outstanding LIBOR Loans on the Initial Closing Date, regardless of whether such date is the last day of the applicable Interest Period, and all fees and expenses outstanding under Section 12.1 or 12.2 and other similar costs and expenses, shall be due and payable on the Initial Closing Date.  The rates of interest chargeable on Loans outstanding as of the Initial Closing Date hereunder shall remain in effect through the day immediately preceding the Initial Closing Date.  The Borrowers covenant and agree that they shall not, and represent and warrant that they have not, between the date of this Agreement and the Initial Closing Date, requested any further Loans (including any Swing Line Loans) or requested the issuance of any additional Letters of Credit under (and as such terms are defined in) the Original Credit Agreement.

On the Initial Closing Date and the satisfaction of all conditions as set forth in Section 8.1, each Existing Lender’s portion of the Aggregate Outstanding Principal Amount shall be deemed to continue hereunder as a Base Rate Loan and shall be applied to such Lender’s Commitment, comprising the applicable portion of such Lender’s Commitment to be funded on the Initial Closing Date.  Such continuing Base Rate Loans shall be subject to the same terms and conditions as if such Loans were advanced initially as Base Rate Loans comprising Loans hereunder.  Commencing with the Initial Closing Date, the rates of interest chargeable on Loans outstanding as of the Initial Closing Date hereunder shall be chargeable at the respective rates and shall be payable in the manner set forth in Section 3.1.   Issued Letters of Credit undrawn or drawn but as yet unreimbursed as of the Initial Closing Date shall be deemed to constitute Letters of Credit issued hereunder in the same manner and subject to the same terms and conditions as if such Letters of Credit were issued initially as Letters of Credit pursuant to Section 2.4.1 and each Existing Lender’s purchase of a participation in each such Letter of Credit pursuant to Section 2.4.4 of the Original Credit Agreement shall be deemed automatically terminated and immediately replaced thereupon by the purchase by each Lender of a participation in each such Letter of Credit or any unreimbursed drawings on any such Letter of Credit on a pro rata basis based on such Lender’s Percentage Interest, pursuant to Section 2.4.4.

2.1                                                         Revolving Credit.

2.1.1                        Revolving Credit Loans.  Subject to all terms and conditions of this Agreement and so long as no Default or Event of Default exists, from time to time on and after the Initial Closing Date and prior to the Final Maturity Date, the Lenders agree, severally in accordance with their respective Commitments to make a revolving credit facility available as loans (each, a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to the Borrowers, jointly and severally, in United States Dollars or, with respect to LIBOR Loans, a Foreign Currency, as applicable, in such amounts as may be requested by the Parent in accordance with Section 2.1.3.  The Revolving Credit Loans will consist of Base Rate Loans or LIBOR Loans.  The Lenders will not make a Revolving Credit Loan to the extent that the amount of the requested Revolving Credit Loan exceeds Available Credit.  No Lender will have an obligation to make a Base Rate Loan or a LIBOR Loan to the extent that the amount of such requested Base Rate Loan or LIBOR Loan exceeds the Lender’s Percentage Interest multiplied by Available Credit or to the extent that making such Base Rate Loan or LIBOR Loan would cause the Lender’s Percentage Interest multiplied by the aggregate outstanding principal amount of all Loans plus the Letter of Credit Exposure to exceed such Lender’s Commitment.  The Lenders will have no obligation to make a Multicurrency LIBOR Loan to the extent the amount of such requested Multicurrency LIBOR Loan exceeds the Multicurrency Available Credit.

2.1.2                        Maximum Amount of Credit.  The term “Maximum Amount of Credit” means $500,000,000, unless this amount is increased or reduced pursuant to Sections 2.7, 2.8, 3.5, 4.2.1 or 14, in which event it means such higher or lower amount.  Each reduction of the Maximum Amount of Credit shall ratably reduce each Lender’s Commitment.

2.1.3                        Borrowing Requests.  The Parent, on behalf of the applicable Borrower, may from time to time request a Revolving Credit Loan under Section 2.1.1 by providing to the Agent a notice (which may be given by a telephone call from an Authorized Representative received by a Lending Officer if promptly confirmed in writing) (“Notice of Revolving Credit Advance”).  Such Notice of Revolving Credit Advance must be delivered not later than 11:00 a.m. (Denver time) on the first Banking Day (third Banking Day if any portion of such Revolving Credit Loan shall be a Dollar LIBOR Loan and the fourth Banking Day if any portion of such Revolving Credit Loan shall be a Multicurrency LIBOR Loan) prior to the requested Closing Date for such Revolving Credit Loan.  The notice must specify (a) the amount of the requested Revolving Credit Loan, (b) the name of the applicable Borrower, (c) whether the requested Revolving Credit Loan will be requested as Dollar LIBOR Loans, Multicurrency LIBOR Loans (and the applicable Foreign Currency) or Base Rate Loans, (d) with respect to LIBOR Loans, the Interest Period, and (e) the requested Closing Date therefor (which will be a Banking Day).  Each Revolving Credit Loan requested as Base Rate Loans will be at least $1,000,000 and an integral multiple of $100,000.  Each Revolving Credit Loan requested as Dollar LIBOR Loans will be at least $2,000,000 and an integral multiple of $500,000.  Each Revolving Credit Loan requested as Multicurrency LIBOR Loans will be at least the U.S. Dollar Equivalent of $2,000,000 and an integral multiple of the U.S. Dollar Equivalent of $500,000.  Upon receipt of such Notice of Revolving Credit Advance, the Agent will promptly inform each other Lender (by telephoning or otherwise).  In connection with each Revolving Credit Loan, the Parent will furnish to the Agent a certificate in substantially the form of Exhibit 8.2.1.

2.1.4                        Revolving Credit Notes.  The Agent will keep a record of the Revolving Credit Loans.  The aggregate principal amount of each Revolving Credit Loan will be deemed owed to each Lender severally in accordance with such Lender’s Percentage Interest, and all payments will be for the account of each Lender in accordance with its Percentage Interest.  Any Lender may request that the Borrowers’ obligations to repay Revolving Credit Loans made by such Lender, together with interest thereon as provided herein, be evidenced by a promissory note in accordance with such Lender’s Percentage Interest in the aggregate principal amount of the Revolving Credit Loans made by such Lender.  In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit 2.1.4 (each, a “Revolving Credit Note”), with appropriate insertions as to the Lender, the date and the principal amount.  Thereafter, the Loans evidenced by such Revolving Credit Note and interest thereon shall at all times (including after assignment pursuant to Section 14.1) be represented by one or more Revolving Credit Notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.1.5                        Lender Funding and Disbursement.  Each Lender will, before 10:00 a.m. (Denver time) on the Closing Date of each Revolving Credit Loan under Section 2.1.1, make available to the Agent at the Denver Office (or, at the request of the Agent, in the case of a Revolving Credit Loan requested as Multicurrency LIBOR Loans, at such bank as the Agent may designate to the Lenders) by deposit, in United States Dollars or the applicable Foreign Currency, in same day or immediately available funds, such Lender’s Percentage Interest of the aggregate principal amount of such Revolving Credit Loan.  After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 8, the Agent will promptly disburse such funds in same day or immediately available funds in the applicable Foreign Currency in the case of a Revolving Credit Loan requested as Multicurrency LIBOR Loans, and in United States Dollars in the case of all other Revolving Credit Loans, to the Borrowers.  Each Revolving Credit Loan will be made at the Denver Office by depositing the amount thereof to the general account of the Parent with the Agent.

2.1.6                        Continuations and Conversions.  The Borrowers will have the option, on any Banking Day, to continue existing LIBOR Loans for a subsequent Interest Period, to convert Base Rate Loans into LIBOR Loans or to convert LIBOR Loans into Base Rate Loans; provided, however, that (i) LIBOR Loans may only be continued or converted into Base Rate Loans on the last day of the applicable Interest Period, (ii) LIBOR Loans may not be continued nor may Base Rate Loans be converted into LIBOR Loans during the existence of an Event of Default, and (iii) any request to continue or convert a LIBOR Loan that fails to comply with the terms of this Agreement (including the minimum amounts and the time periods in Section 2.1.3 and 3.2.1) as if such LIBOR Loan is a new LIBOR Loan or any failure to request a continuation of a LIBOR Loan at the end of an Interest Period shall constitute a conversion to a Base Rate Loan on the last day of the Interest Period.  All continuations and conversions must be made uniformly and ratably among the Lenders.

2.1.7                        Lenders’ Obligations to Fund.  Unless the Agent has received notice from a Lender prior to the date of any Revolving Credit Loan that such Lender will not make available to the Agent the Lender’s Percentage Interest of the aggregate principal amount of such Revolving Credit Loan, the Agent may assume that the Lender has made its Percentage Interest of the aggregate principal amount of such Revolving Credit Loan available to the Agent on the Closing Date of such Revolving Credit Loan in accordance with Section 2.1.5, and the Agent may, in reliance upon such assumption, make available to the Borrowers a Revolving Credit Loan in a corresponding amount.  If and to the extent that a Lender has not made its Percentage Interest of the aggregate principal amount of a Revolving Credit Loan available to the Agent, such defaulting Lender and the Borrowers severally agree to repay or pay to the Agent forthwith upon demand the corresponding amount and to pay interest thereon, for each day from the applicable Closing Date the amount is made available to the Borrowers until the date such amount is repaid or paid to the Agent, at (i) in the case of the Borrowers, the Applicable Rate applicable at such time under Section 3.1 to such Revolving Credit Loan, and (ii) in the case of the defaulting Lender, the Federal Funds Rate for the first two (2) Banking Days and the Base Rate thereafter.  In addition to other rights and remedies which the Agent may have under the immediately preceding provision or otherwise, the Agent shall be entitled (i) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such defaulting Lender under this Agreement or any other Credit Document until such defaulted payment and related interest has been paid in full and such default no longer exists and (ii) to bring an action or suit against such defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  Any amounts received by the Agent in respect of a such defaulting Lender’s Base Rate Loans or LIBOR Loans shall not be paid to such defaulting Lender and shall be held uninvested by the Agent and either applied against the purchase price of such defaulting Lender’s interest in the Credit Obligations under Section 2.1.8 or paid to such defaulting Lender upon the default of such defaulting Lender being cured.

2.1.8                        Purchase from Defaulting Lender.  Any Lender that is not a defaulting Lender as set forth in Section 2.1.7 shall have the right, but not the obligation, in its sole discretion, to acquire all of a defaulting Lender’s interests, rights and obligations under the Credit Documents, the portion of the Credit Obligations at the time owing to such defaulting Lender and the Notes held by it.  If more than one (1) Lender exercises such right, each such Lender shall have the right to acquire such interests on a pro rata basis based on its Percentage Interest.  Upon any such purchase, the defaulting Lender’s interest in the Credit Obligations and its rights hereunder (but not its liability in respect thereof or under the Credit Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser thereof subject to and in accordance with the requirements set forth in Section 14, including an Assignment and Acceptance in form acceptable to the Agent.  The purchase price for the defaulting Lender’s interests, rights and obligations under the Credit Documents, the portion of the Credit Obligations at the time owing to such defaulting Lender and the Notes held by it, shall be equal to the amount of the Credit Obligations then owed to such defaulting Lender.  The purchaser shall pay such purchase price to the defaulting Lender in same day or immediately available funds on the date of such purchase (it being understood that accrued and unpaid interest and fees may be paid pro rata to the purchasing Lender and the defaulting Lender by the Agent at a subsequent date upon receipt of payment of such amounts from the Borrowers).  Prior to payment of such purchase price to a defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of Section 2.1.7.  The defaulting Lender shall be entitled to receive amounts owed to it by the Borrowers under the Credit Documents which accrued prior to the date of the default by the defaulting Lender, to the extent the same are received by the Agent from or on behalf of the Borrowers.  There shall be no recourse against any Lender or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Credit Obligations.  No such termination of any defaulting Lender’s obligations hereunder and the purchase of such defaulting Lender’s interests pursuant to this Section 2.1.8 will affect (x) any liability or obligation of the Borrowers, the Agent or any other Lender to such defaulting Lender which accrued on or prior to the date of such purchase, or (y) such defaulting Lender’s rights hereunder in respect of any such liability or obligation.  Upon the effective date of such purchase, such defaulting Lender will cease to be a “Lender” hereunder.

2.1.9                        Lenders’ Obligations Several.  The obligation of each Lender hereunder is several.  The failure of any Lender to make available its Percentage Interest of the aggregate principal amount of any Revolving Credit Loan will not relieve any other Lender of its obligation hereunder to do so on the date requested, but no Lender will be responsible for the failure of any other Lender to make available its Percentage Interest of the aggregate principal amount of any Revolving Credit Loan to be funded by such other Lender.

2.2 Swing Line.

2.2.1                        Swing Line Loans.  In lieu of making Revolving Credit Loans, the Swing Line Lender may, in its sole discretion, on the terms and subject to the conditions of this Agreement, make available to the Borrowers, from time to time until the Final Maturity Date, a short-term revolving loan (a “Swing Line Loan”).  The Swing Line Lender will not make a Swing Line Loan to the extent that the amount of such requested Swing Line Loan exceeds the Swing Line Available Credit.  Until the Final Maturity Date, the Borrowers may from time to time borrow, repay and reborrow under this Section 2.2.1.  Each Swing Line Loan will be made, at the Swing Line Lender’s discretion, upon written or telephonic notice from the Parent to the Lending Officer of the Swing Line Lender on the date of receipt of such notice if such day is a Banking Day and if such notice is received before 2:00 p.m. (Denver time), or if received after 2:00 p.m. (Denver time), such Swing Line Loan shall be made on the next Banking Day.  Notwithstanding any other provision of this Agreement or the other Credit Documents, each Swing Line Loan will constitute a Base Rate Loan denominated in United States Dollars.  The Borrowers shall repay the aggregate outstanding principal amount of each outstanding Swing Line Loan on the earlier of the Final Maturity Date and the tenth Banking Day after such Swing Line Loan is made; provided that on each date that a Revolving Credit Loan is made, the Borrowers shall repay all Swing Line Loans then outstanding (which repayment may be made with proceeds of such Revolving Credit Loan as provided in Section 2.2.3); provided further that the Borrowers may not use the proceeds of a new Swing Line Loan to repay any Swing Line Loan then outstanding.  Each Swing Line Loan will be made at the Denver Office by depositing the amount thereof in United States Dollars to the general account of the Parent with the Agent.  In connection with each Swing Line Loan, before the Closing Date of such Swing Line Loan, the Parent will furnish to the Agent a certificate in substantially the form of Exhibit 8.2.1.

2.2.2                        Swing Line Note.  If requested by the Swing Line Lender, the Borrowers’ obligations to repay the Swing Line Loans, together with interest thereon as provided herein, will be evidenced by a single master promissory note, in the principal amount of $25,000,000, in substantially in the form of Exhibit 2.2.2 (the “Swing Line Note”), payable to the Swing Line Lender.  If requested by the Swing Line Lender, each Borrower shall execute the Swing Line Note and deliver the same to the Agent on behalf of the Swing Line Lender.  Thereafter, the Swing Line Loans evidenced by such Swing Line Note and interest thereon shall at all times (including after assignment pursuant to Section 14.1) be represented by the Swing Line Note in such form payable to the order of the Swing Line Lender (or, if such promissory note is a registered note, to such payee and its registered assigns).  The entire unpaid principal balance of the Revolving Credit Loans, the Swing Line Loans (subject to Section 2.2.1) and all other non-contingent Credit Obligations shall be immediately due and payable in full in immediately available funds on the Final Maturity Date if not sooner paid in full.

2.2.3                        Refunding of Swing Line Loans.  The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of any Borrower (and each Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf), request that each Lender (including the Swing Line Lender) make a Base Rate Loan to such Borrower in an amount equal to such Lender’s Percentage Interest of the aggregate principal amount of such Borrower’s Swing Line Loan(s) (the “Refunded Swing Line Loan”) outstanding on the date such notice is given and maturing on the next succeeding Banking Day.  Unless a Bankruptcy Default exists (in which event the procedures of Section 2.2.4 will apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Loan are then satisfied, each Lender will disburse directly to the Agent, its Percentage Interest of the aggregate principal amount of such Revolving Credit Loan as a Base Rate Loan, prior to 12:00 noon (Denver time), in immediately available funds on such next succeeding Banking Day.  The proceeds of such Base Rate Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan of the applicable Borrower, as requested by the Swing Line Lender.

2.2.4                        Participation in Swing Line Loans.  If, prior to refunding a Swing Line Loan with a Revolving Credit Loan pursuant to Section 2.2.3, a Bankruptcy Default exists, then each Lender shall, on the date such Revolving Credit Loan was to have been made for the benefit of the applicable Borrower, purchase from the Swing Line Lender an undivided participation interest in such Swing Line Loan.  Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation.

2.2.5                        Lender’s Funding Obligations.  Each Lender’s obligation to make Base Rate Loans in accordance with Section 2.2.3 and to purchase participating interests in accordance with Section 2.2.4 shall not be affected by any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Lender, any Borrower or any other Person for any reason whatsoever.  If any Lender does not make available to the Swing Line Lender the amount required pursuant to Section 2.2.3 or Section 2.2.4, as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of nonpayment until such amount is paid in full at the Federal Funds Rate for the first two (2) Banking Days and at the Base Rate thereafter.

2.3 Currency Equivalents for Multicurrency LIBOR Loans.

2.3.1                        Conversion Rate for Multicurrency LIBOR Loans.  The principal amount of each Revolving Credit Loan consisting of Multicurrency LIBOR Loans which is denominated in a Foreign Currency (a) will be converted into its U.S. Dollar Equivalent on the date of the funding of such Revolving Credit Loan (the “Converted Principal

Amount”), and the Converted Principal Amount will be added to the principal balance outstanding under the Revolving Credit Notes on the date of the funding of such Revolving Credit Loan, and (b) from and after any such date, will be deemed to remain equivalent to the Converted Principal Amount until the end of the applicable Interest Period notwithstanding any fluctuation in exchange rates occurring thereafter.

2.3.2                        Revaluation.  If at the expiration of an Interest Period for a Revolving Credit Loan consisting of Multicurrency LIBOR Loans, such Revolving Credit Loan will remain denominated in the same Foreign Currency for a succeeding Interest Period, then the principal amount of such Revolving Credit Loan will be revalued based on the U.S. Dollar Equivalent, and a new Converted Principal Amount will be calculated, as of the Banking Day preceding the next Interest Period.

2.4 Letters of Credit.

2.4.1                        Issuance of Letters of Credit.  Subject to all terms and conditions of this Agreement and so long as no Default or Event of Default exists, from time to time on and after the Initial Closing Date and prior to the Final Maturity Date, each Issuing Bank will issue for the account of the Borrowers standby financial, standby performance and commercial letters of credit and Bank Undertakings denominated in United States Dollars or in a currency other than United States Dollars in accordance with this Agreement (each, a “Letter of Credit” and collectively, the “Letters of Credit”).  No Issuing Bank will issue a Letter of Credit to the extent that the face amount of such requested Letter of Credit exceeds the LC Available Credit, or with respect to Letters of Credit issued in currencies other than United States Dollars, the Multicurrency Available Credit.

2.4.2                        Requests for Letters of Credit.  The Parent, on behalf of the applicable Borrower, may from time to time request a Letter of Credit to be issued (or amended, renewed or extended) by providing a notice from an Authorized Representative to the applicable Issuing Bank and the Agent which is actually received by both not less than three (3) Banking Days prior to the requested Closing Date for such Letter of Credit if such Letter of Credit is to be denominated in United States Dollars, and four (4) Banking Days prior to the requested Closing Date for such Letter of Credit if such Letter of Credit is to be denominated in a currency other than United States Dollars, in each case specifying (a) the amount of the requested Letter of Credit, (b) the applicable Borrower, (c) the beneficiary thereof, (d) the requested Closing Date, (e) the applicable Issuing Bank, (f) the requested currency, if not in United States Dollars, (g) the principal terms of the text for such Letter of Credit and (h) any other information reasonably requested by the applicable Issuing Bank.  Following receipt of such notice, if a currency other than United States Dollars is requested, the Agent shall calculate on the Closing Date the U.S. Dollar Equivalent of the face amount of such Letter of Credit as of the Closing Date, and shall promptly notify the Lenders of the amount thereof.  The issuance or amendment, renewal or extension of each Letter of Credit by an Issuing Bank shall, in addition to the conditions precedent set forth in Section 8.2 (the satisfaction of which no Issuing Bank shall have any duty to ascertain), be subject to the condition precedent that the applicable Issuing Bank shall have given the Agent written notice that the Parent has delivered to the Issuing Bank an executed Letter of Credit Agreement acceptable to such Issuing Bank and that such Letter of Credit is satisfactory to such Issuing Bank or that the Issuing Bank has waived such requirements.  In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Agreement, the terms of this Agreement shall control.  Each Letter of Credit will be issued by forwarding it to the applicable Borrower or to such other Person as directed in writing by an Authorized Representative.  The Issuing Bank shall promptly deliver a copy of each Letter of Credit to the Agent.

2.4.3                        Form and Expiration of Letters of Credit.  Each Letter of Credit issued under this Section 2.4 and each draft accepted or paid under such a Letter of Credit will be issued, accepted or paid, as the case may be, by the applicable Issuing Bank at its principal office.  No Letter of Credit will provide for the payment of drafts drawn thereunder (and no draft will be payable) at a date which is later than the Final Maturity Date.  Each Letter of Credit and each draft accepted under a Letter of Credit will be in such form and minimum amount, and will contain such terms, as the applicable Issuing Bank and the applicable Borrower may agree upon at the time such Letter of Credit is issued, including a requirement of not less than three (3) Banking Days after presentation of a draft before payment must be made thereunder.

2.4.4                        Lenders’ Participation in Letters of Credit.  Upon the issuance of any Letter of Credit (or an amendment of a Letter of Credit increasing the amount thereof), a participation therein, in an amount equal to each Lender’s Percentage Interest multiplied by the face amount of such Letter of Credit (which amount shall be the U.S. Dollar Equivalent of such face amount, if the Letter of Credit is issued in a currency other than United States Dollars and which amount will change from time to time as the U.S. Dollar Equivalent of the face amount of such Letter of Credit changes), will automatically be deemed granted by the Issuing Bank to each Lender on the date of such issuance and the Lenders will automatically be obligated, as set forth in Section 2.4.6 and Section 13.5, to reimburse such Issuing Bank to the extent of their respective Percentage Interests in such Letter of Credit for all obligations incurred by such Issuing Bank to third parties in respect of such Letter of Credit not reimbursed by the Borrowers.  The Agent will send to each Lender a report regarding the participations in Letters of Credit outstanding during each month.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.4.4 in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or a reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

2.4.5                        Presentation.  Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the applicable Issuing Bank shall notify the Agent by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make a payment thereunder.  The Agent shall promptly notify the Parent and each other Lender as to the amount paid or to be paid by the applicable Issuing Bank as a result of such demand and the proposed payment date.  If the Letter of Credit was issued in a currency other than United States Dollars, the Agent shall include in such notice a calculation of the anticipated U.S. Dollar Equivalent of such amount on the proposed payment date.  The responsibility of each Issuing Bank to the Borrowers and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.  Except insofar as written instructions actually received are given by the applicable Borrower expressly to the contrary with regard to, and prior to, the Issuing Bank’s issuance of any Letter of Credit for the account of the applicable Borrower and such contrary instructions are reflected in such Letter of Credit, the Issuing Bank may honor as complying with the terms of the Letter of Credit and with this Agreement any drafts or other documents otherwise in order signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for benefit of creditors, liquidator, receiver or other legal representative of the party authorized under such Letter of Credit to draw or issue such drafts or other documents.  Each Issuing Bank shall endeavor to exercise the same care in the issuance and administration of the Letters of Credit issued by it as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the applicable Issuing Bank, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or Event of Default or any condition precedent whatsoever, to reimburse the applicable Issuing Bank as set forth in Section 2.4.6.  No Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the applicable Issuing Bank in determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit or (ii) the applicable Issuing Bank’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.

2.4.6                        Payment of Drafts.  At such time as the applicable Issuing Bank makes any payment on a draft presented or accepted under a Letter of Credit, the Borrowers shall, on demand, pay to the Agent the amount of such payment either, at the Borrower’s election, (a) through a Revolving Credit Loan, subject to the terms and conditions of this Agreement, including satisfaction of the conditions precedent set forth in this Agreement to the making of a Revolving Credit Loan, and so long as no Default or Event of Default exists, or (b) in immediately available funds.  If the Letter of Credit was issued in a currency other than United States Dollars, the Agent shall determine the U.S. Dollar Equivalent of such amount on the proposed payment date.  If the Borrowers fail to notify the Agent of their election as set forth above on the date such demand is made, such amount shall be considered a Revolving Credit Loan under Section 2.1.1 and part of the Loans as if the Borrowers had paid in full the amount required with respect to the Letter of Credit by borrowing such amount under Section 2.1.1.  In that event, the Agent shall notify each Lender that such Lender is to make a Revolving Credit Loan to the Borrowers (which shall consist of Base Rate Loans) in an amount equal to the Lender’s Percentage Interest of the aggregate principal amount of such Revolving Credit Loan; and, regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Loan are then satisfied, each Lender (other than the applicable Issuing Bank) will disburse directly to the applicable Issuing Bank, its Percentage Interest of the aggregate principal amount of such Revolving Credit Loan, prior to 12:00 noon (Denver time), in immediately available funds on the Banking Day next succeeding the date such notice is given to such Lender.  The proceeds of such Revolving Credit Loan shall be applied to repay the amount required by the first sentence of this Section 2.4.6.  Promptly following receipt by the Agent of any payment from the Borrowers pursuant to this Section 2.4.6, the Agent shall distribute such payment to the applicable Issuing Bank or, to the extent the Lenders have made payments pursuant to this Section 2.4.6 to reimburse the applicable Issuing Bank, then to such Lenders and to the applicable Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this Section 2.4.6 to reimburse the applicable Issuing Bank (other than the funding of a Revolving Credit Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse the applicable Issuing Bank.

2.4.7                        Subrogation.  Upon any payment by the applicable Issuing Bank under any Letter of Credit and until the reimbursement of such Issuing Bank by the Borrowers with respect to such payment, such Issuing Bank will be entitled to be subrogated to, and to acquire and retain, the rights which the Person to whom such payment is made may have against the Borrowers, all for the benefit of the Lenders.  The Borrowers will take such action as the applicable Issuing Bank may reasonably request, including requiring the beneficiary of any Letter of Credit to execute such documents as the applicable Issuing Bank may reasonably request, to assure and confirm to such Issuing Bank such subrogation and such rights, including the rights, if any, of the beneficiary to whom such payment is made in accounts receivable, inventory and other properties and assets of any Obligor.

2.4.8                        Modification, Consent, Etc.  If the Borrowers request or consent in writing to any modification or extension of any Letter of Credit, or waive any failure of any draft, certificate or other document to comply with the terms of such Letter of Credit, and if the applicable Issuing Bank consents thereto, such Issuing Bank will be entitled to rely on such request, consent or waiver.  This Agreement will be binding upon the Borrowers with respect to such Letter of Credit as so modified or extended, and with respect to any action taken or omitted by the Agent or the applicable Issuing Bank pursuant to any such request, consent or waiver.

2.4.9                        Obligations Absolute.  The Borrowers’ obligations under this Section 2.4 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower may have or have had against any Issuing Bank, any Lender or any beneficiary of a Letter of Credit.  The Borrowers further agree with the Issuing Banks and the Lenders that the Issuing Banks and the Lenders shall not be responsible for, and the reimbursement obligations of the Borrowers under any Letter of Credit shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any Borrower, any Borrower’s Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims or defenses whatsoever of any Borrower or of any Borrower’s Affiliates against the beneficiary of any Letter of Credit or any such transferee.  The Issuing Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.  The Borrowers agree that any action taken or omitted by any Issuing Bank or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon each Borrower and shall not put any Issuing Bank or any Lender under any liability to any Borrower.  Nothing in this Section 2.4.9 is intended to limit the right of the Borrowers to make a claim against any Issuing Bank for damages as contemplated by the proviso to the first sentence of Section 2.4.11.

2.4.10                  Actions of Issuing Banks.  Each Issuing Bank shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Issuing Bank.  Each Issuing Bank shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.4, each Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Letter of Credit.

2.4.11                  Indemnification.  Each Lender severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrowers) to the extent of such Lender’s Percentage Interest from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including any claims, damages, losses, liabilities, costs or expenses which any Issuing Bank may incur by reason of or in connection with (a) the failure of any other Lender to fulfill or comply with its obligations to any Issuing Bank hereunder (other than any other Lender’s obligation to advance its Percentage Interest of any Revolving Credit Loan under Section 2.4.6 in order to reimburse the applicable Issuing Bank in respect of a payment made by such Issuing Bank upon a draft presented and accepted under a Letter of Credit) (but nothing herein contained shall affect any rights the Borrowers may have against any defaulting Lender) or (b) by reason of or on account of any Issuing Bank issuing any Letter of Credit which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the applicable Issuing Bank, evidencing the appointment of such successor Beneficiary; provided that the Borrowers shall not be required to indemnify any Lender, any Issuing

Bank or the Agent for any claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, and no Lender shall be liable for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, resulting from such Issuing Bank’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse any Issuing Bank promptly upon demand for its Percentage Interest of any costs and expenses (including reasonable fees and expenses of counsel) payable by the Borrowers under Sections 12.1 or 12.2 with respect to a Letter of Credit issued by such Issuing Bank, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrowers.  The failure of any Lender to reimburse an Issuing Bank promptly upon demand for its Percentage Interest of any amount required to be paid by the Lender to such Issuing Bank as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Issuing Bank for its Percentage Interest of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Issuing Bank for such other Lender’s Percentage Interest of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 2.4.11 will survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Credit Documents.

2.4.12                  Rights as a Lender or Agent.  In its capacity as a Lender, the Agent and each Issuing Bank shall have the same rights and obligations as any other Lender.  In its capacity as the Agent, the Agent shall have all of the rights and obligations of the Agent.

2.5 Application of Proceeds.

2.5.1                        Loans.  The Borrowers will apply the proceeds of the Loans (a) to finance the VECO Acquisition, including the repayment of existing Indebtedness of VECO and its subsidiaries, (b) to finance the [**], (c) to pay fees and expenses incurred in connection with the Credit Documents, the VECO Acquisition and the [**], and (d) to fund working capital and general corporate purposes of the Borrowers and their Subsidiaries, including other Permitted Acquisitions.

**Confidential Treatment Requested.

2.5.2                        Letters of Credit.  Letters of Credit will be issued only for lawful corporate purposes related to a Borrower’s business as the Parent has requested in writing.

2.5.3                        Specifically Prohibited Applications.  The Borrowers will not, directly or indirectly, apply any part of the proceeds of any extension of credit made pursuant to the Credit Documents (a) to purchase or to carry Margin Stock or (b) to any transaction prohibited by Legal Requirements or by the Credit Documents.

2.6 Reserved.

2.7 Increase in Commitments.

2.7.1                        Request for Increase.  Provided there exists no Default or Event of Default, or no Default or Event of Default would occur as a result of such increase, upon notice to the Agent from the Parent’s Chief Financial Officer (which shall promptly notify the Lenders), the Borrowers may from time to time, request an increase in the Total Commitment in excess of the initial Total Commitments of $500,000,000 by an aggregate amount (for all such requests) not exceeding $250,000,000 (the “Maximum Increase”); provided that (a) any such request for an increase shall be in a minimum amount of $50,000,000, (b) the Borrower may make a maximum of three (3) such requests and (c) that the aggregate of all such requests does not exceed $250,000,000.  At the time of sending such notice, the Borrowers (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Banking Days from the date of delivery of such notice to the Lenders).  Notwithstanding anything to the contrary in this Section 2.7, the aggregate amount of the Maximum Increase shall automatically be reduced to $100,000,000 (inclusive of all prior increases effected pursuant to this Section 2.7) on the earlier of (a) June 30, 2008, if the VECO Acquisition has not been consummated by such date, and (b) ten (10) Banking Days after the date the Parent, on behalf of the Borrowers, delivers written notice to the Agent that the VECO Purchase Agreement has been terminated without the VECO Acquisition having been consummated.  To the extent the aggregate amount of the Total Commitments has been increased prior to such date pursuant to this Section 2.7 by more than $100,000,000, such reduction shall have the effect of reducing the Total Commitment by the amount that the sum of such prior increases of the Total Commitment pursuant to this Section 2.7 exceeds $100,000,000 (which reduction of the Total Commitment shall ratably reduce each Lender’s Commitment), and the Borrowers shall, immediately after and giving effect to such reduction, if necessary, make a principal payment to the Agent for the account of the Lenders as required by Section 4.3.1.

2.7.2                        Lender Elections to Increase.  Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Percentage Interest of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

2.7.3                        Notification by Agent; Additional Lenders.  The Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Agent (which approvals shall not be unreasonably withheld), the Borrower may also invite other Persons to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Agent and its counsel.

2.7.4                        Effective Date and Allocations.  If the Total Commitment is increased in accordance with this Section 2.7.4, the Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the Increase Effective Date.

2.7.5                        Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrowers shall (i) pay to the Agent for the account of each Lender in accordance with its Percentage Interest, an increase fee in an amount determined by the Agent following delivery by the Borrowers of the increase request, and (ii) deliver to the Agent such fully executed agreements, documents and instruments as may be reasonably requested by the Agent in connection with such increase, together with a certificate dated as of the Increase Effective Date signed by an Authorized Representative, (A) certifying and attaching the resolutions adopted by each Borrower approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, (I) the representations and warranties contained in Article 10, or otherwise made by or on behalf of any Obligor in the other Credit Documents, are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (II) no Default or Event of Default exists.  The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required hereunder) to the extent necessary to keep the outstanding Loans ratable with any revised Percentage Interests arising from any non-ratable increase in the Commitments under this Section 2.7.

2.7.6                        Conflicting Provisions.  This Section 2.7 shall supersede any provisions in Sections 4.6 or 17 to the contrary.

2.8 Reduction in Commitments.  On the earlier of (a) June 30, 2008, if the VECO Acquisition shall not have been consummated by such date, or (b) ten (10) Banking Days after the date the Parent, on behalf of the Borrowers, delivers written notice to the Agent that the VECO Purchase Agreement has been terminated and the VECO Acquisition has not been consummated, the Maximum Amount of Credit shall be immediately and automatically reduced to $300,000,000, and the Borrowers shall, immediately after and giving effect to such reduction, if necessary, make a principal payment to the Agent for the account of the Lenders as required by Section 4.3.1

3.                                       Interest; LIBOR Pricing Options; Fees; Changes in Circumstance; Yield Protection.

3.1 Interest.  The Loans will accrue and bear interest at a rate per annum which will at all times equal the Applicable Rate.  Any Revolving Credit Loan consisting of Multicurrency LIBOR Loans will have added to such Loan the MLA Cost associated with such Loans.  Prior to any stated or accelerated maturity of a Loan, the Borrowers will, on each Interest Payment Date applicable to Base Rate Loans, pay the accrued and unpaid interest on all Base Rate Loans.  On each Interest Payment Date applicable to a LIBOR Loan, or on any earlier termination of any LIBOR Pricing Option applicable to such LIBOR Loan, the Borrowers will pay the accrued and unpaid interest on the portion of such Loan which was subject to the applicable LIBOR Pricing Option.  On the conversion of a LIBOR Loan to a Base Rate Loan or the conversion of a Base Rate Loan to a LIBOR Loan, the Borrowers will pay the accrued and unpaid interest on the portion of such Loan which is being converted.  On the stated or any accelerated maturity of a Loan, the Borrowers will pay all accrued and unpaid interest on such Loan, including any accrued and unpaid interest on any portion of such Loan which is subject to a LIBOR Pricing Option.  All payments of interest will be made in the applicable Foreign Currency, in the case of Multicurrency LIBOR Loans, and in United States Dollars, in the case of Base Rate Loans and Dollar LIBOR Loans, in same day or immediately available funds, not later than 12:00 noon (Denver time) on the due date to the Agent at the Denver Office for the account of each Lender in accordance with such Lender’s Percentage Interest; provided, however, that at the request of the Agent, payments of interest on Multicurrency LIBOR Loans will be made in the applicable Foreign Currency in immediately available funds to such account at such bank as the Agent may designate to the Parent, no later than 12:00 noon (local time in the place where such bank is located) on the due date.

3.2 LIBOR Pricing Options.

3.2.1                        Election of LIBOR Pricing Options.  Subject to all terms and conditions of this Agreement and so long as no Default or Event of Default exists, the Borrowers may from time to time, by irrevocable notice given by an Authorized Representative to the Agent actually received not less than three (3) Banking Days prior to the commencement of the Interest Period selected in such notice, elect to have such portion of the Revolving Credit Loans as the Parent may specify in such notice accrue and bear interest during the Interest Period so selected at the Applicable Rate computed on the basis of the LIBOR Rate.  In the event the Borrowers at any time fail to elect a LIBOR Pricing Option under this Section 3.2.1 for any portion of the Revolving Credit Loans, then such portion of the Revolving Credit Loans will accrue and bear interest at the Applicable Rate computed on the basis of the Base Rate.  No election of a LIBOR Pricing Option will become effective:

(a)          if, prior to the commencement of any such Interest Period, the Agent determines that (i) as a result of the adoption of or change in any Legal Requirement or in the interpretation or application thereof after the Initial Closing Date, the electing or granting of the LIBOR Pricing Option in question would be illegal, (ii) LIBOR deposits in an amount comparable to the principal amount of the Revolving Credit Loans as to which such LIBOR Pricing Option has been elected and which have a term corresponding to the proposed Interest Period are not readily available in the London interbank market, (iii) by reason of circumstances affecting the London interbank market, adequate and reasonable methods do not exist for ascertaining the interest rate applicable to such deposits for the proposed Interest Period, or (iv) Revolving Credit Loans cannot be made in the applicable Foreign Currency; or

(b)         if any Lender has advised the Agent by telephone or otherwise at or prior to 11:00 a.m. (Denver time) on the second Banking Day prior to the commencement of such proposed Interest Period (and has subsequently confirmed in writing) that, after reasonable efforts to determine the availability of such LIBOR deposits, such Lender reasonably anticipates that LIBOR deposits in an amount equal to the Percentage Interest of such Lender in the portion of the Revolving Credit Loans as to which such LIBOR Pricing Option has been elected and which have a term corresponding to the Interest Period in question will not be offered in the London interbank market to such Lender at a rate of interest that does not exceed the anticipated LIBOR Base Rate (unless the foregoing results from a deterioration subsequent to the date hereof in the creditworthiness of such Lender or a change in the availability of LIBOR markets to such Lender pursuant to legal or regulatory restrictions).

If such notice is given pursuant to Section 3.2.2 in connection with (a) or (b) above, (i) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (ii) any Base Rate Loans that were to have been converted on the first day of such Interest Period to, and LIBOR Loans that were to have been continued as, LIBOR Loans shall be converted to or continued as Base Rate Loans, and (iii) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans.  Until such notice has been withdrawn by the Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Borrowers have the right to convert Base Rate Loans to LIBOR Loans.  If such notice is given in connection with any request for a Multicurrency LIBOR Loan, the requested Revolving Credit Loan shall be made in United States Dollars.

3.2.2                        Notice to Lenders and Borrowers.  The Agent will promptly inform each Lender (by telephone or otherwise) of each notice received by it from the Parent pursuant to Section 3.2.1 and of the Interest Period specified in such notice.  Upon determination by the Agent of the LIBOR Rate for such Interest Period or in the event such election will not become effective, the Agent will promptly notify the Parent and each Lender (by telephone or otherwise) of the LIBOR Rate so determined or why such election did not become effective, as the case may be.

3.2.3                        Selection of Interest Periods for LIBOR Loans.  Interest Periods will be selected so that:

(a)          no more than eighteen (18) LIBOR Pricing Options will be outstanding at any time; and

(b)         no more than five (5) Revolving Credit Loans consisting of Multicurrency LIBOR Loans having different Interest Periods will be outstanding at any time.

3.2.4                        Additional Interest.  If any LIBOR Loan is repaid, or any LIBOR Pricing Option is terminated for any reason (including acceleration of maturity), on a date which is prior to the last Banking Day of the Interest Period applicable to such LIBOR Pricing Option, the Borrowers will pay to the Agent for the account of each Lender in accordance with such Lender’s Percentage Interest, in addition to any interest otherwise payable hereunder, an amount equal to the present value (calculated in accordance with this Section 3.2.4) of interest for the unexpired portion of such Interest Period on the portion of any Revolving Credit Loans so repaid, or as to which a LIBOR Pricing Option was so terminated, at a per annum rate equal to the excess, if any, of (a) the rate applicable to such LIBOR Pricing Option minus (b) the rate of interest obtainable by the Agent upon the purchase of debt securities customarily issued by the Treasury of the United States which have a maturity date approximating the last Banking Day of such Interest Period.  The present value of such additional interest will be calculated by discounting the amount of such interest for each day in the unexpired portion of such Interest Period from such day to the date of such repayment or termination at a per annum interest rate equal to the interest rate determined pursuant to clause (b) of the preceding sentence, and by adding all such amounts for all such days during such period.  The determination by the Agent of such amount of interest will, in the absence of manifest error, be conclusive.  For purposes of this Section 3.2.4, if any portion of any Revolving Credit Loan which was to have been subject to a LIBOR Pricing Option is not outstanding on the first day of the Interest Period applicable to such LIBOR Pricing Option, other than for reasons described in Sections 3.2.1(a) and 3.2.1(b) or as a direct result of a Lender’s failure to make its portion of such Revolving Credit Loan, the Borrowers will be deemed to have terminated such LIBOR Pricing Option.

3.2.5                        Violation of Legal Requirements.  If the adoption of or change in any Legal Requirement or in the interpretation or application thereof applicable to any Lender after the Initial Closing Date prevents any Lender from funding or maintaining through the purchase of deposits in the London interbank market any portion of the Revolving Credit Loans subject to a LIBOR Pricing Option or otherwise from giving effect to such Lender’s obligations as contemplated by Section 3.2, (a) the Agent may by notice to the Borrowers terminate all of the affected LIBOR Pricing Options, (b) the portion of the Revolving Credit Loans subject to such terminated LIBOR Pricing Options shall immediately bear interest thereafter at the Applicable Rate computed on the basis of the Base Rate, and (c) the Borrowers shall make any payment required by Section 3.2.4.

3.2.6                        Funding Procedure.  The Lenders may fund any portion of the Revolving Credit Loans subject to a LIBOR Pricing Option out of any funds available to the Lenders.  Regardless of the source of the funds actually used by any of the Lenders to fund any portion of the Revolving Credit Loans subject to a LIBOR Pricing Option, however, all amounts payable hereunder, including the interest rate applicable to any such portion of the Revolving Credit Loans and the amounts payable under Sections 3.2.4 and 3.5, will be computed as if each Lender had actually funded such Lender’s Percentage Interest in such portion of the Revolving Credit Loans through the purchase of deposits in such amount of the type by which the LIBOR Base Rate was determined, with a maturity the same as the applicable Interest Period relating thereto and through the transfer of such deposits from an office of the Lender having the same location as the applicable LIBOR Office to one of such Lender’s offices in the United States.

3.2.7                        Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the Applicable Rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by a Lender in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 3.2 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

3.3 Fees.

3.3.1                        Unused Line Fee.  The Borrowers shall pay the Agent for the account of the Lenders in accordance with the Lenders’ respective Commitments, in arrears on the last Banking Day of each calendar quarter, for the period from the date of this Agreement to the Final Maturity Date, an unused line fee equal to the Unused Line Percentage of the average Available Credit, calculated daily, without taking into consideration any outstanding Swing Loan, during such calendar quarter or portion thereof.  Payment may, in the Agent’s discretion, be made by automatic deduction from the Parent’s general account with the Agent (and the Parent hereby expressly authorizes each such automatic deduction), and the Agent will notify the Parent of the amount of the fee.

3.3.2                        Letter of Credit Fees.  The Borrowers shall pay to the Agent for the benefit of the Lenders, in arrears on the last Banking Day of each calendar quarter, a Letter of Credit issuance fee (which shall be non-refundable even if any Letter of Credit is terminated or canceled before its stated expiration date) equal to the average daily amount, during such calendar quarter, of the aggregate undrawn amount of all outstanding Letters of Credit, giving effect to all increases and decreases thereof pursuant to the terms of each such Letter of Credit (the “Undrawn Amount”), multiplied by the Applicable LIBOR Margin per annum; provided, however, that if the Undrawn Amount of a Letter of Credit is reduced during any quarter to an amount that exceeds $0.00, the fees payable for such quarter shall be payable as if such reduction had not been made and thereafter such fees shall be reduced pro rata as a result of such reduction.  The Borrowers will pay to the applicable Issuing Bank, for its own account, fees upon the occurrence of certain activity with respect to any Letter of Credit, including the transfer, cancellation or amendment of any Letter of Credit, determined in accordance with such Issuing Bank’s standard fees and charges then in effect.

3.3.3                        Administrative Fees.  The Borrowers agree to pay to the Agent, for its own account, the fees in accordance with the terms of the Fee Letter.

3.4 Computations of Interest and Fees.  For purposes of this Agreement, interest (except interest on Multicurrency LIBOR Loans), commitment fees and Letter of Credit fees (and any other amount expressed as interest or such fees) will be computed on the basis of a 360-day year for actual days elapsed.  For purposes of this Agreement, interest on Multicurrency LIBOR Loans will be computed on the basis of a 365- or 366-day year for actual days elapsed.  Except as provided in the definition of Interest Period with respect to LIBOR Loans, if any payment required by this Agreement is due on a day that is not a Banking Day, such payment will be made on the next succeeding Banking Day and such extension of time will be included in the computation of interest and fees.

3.5 Changes in Circumstances; Yield Protection.

3.5.1                        Reserve Requirements, Etc.  If the adoption or change in any Legal Requirement or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Initial Closing Date, shall (a) impose, modify, increase or deem applicable any insurance assessment, reserve, special deposit or similar requirement against any Funding Liability or the Letters of Credit, (b) impose, modify, increase or deem applicable any other requirement or condition with respect to any Funding Liability or the Letters of Credit, or (c) change the basis of taxation of Funding Liabilities or payments in respect of any Letter of Credit (other than changes in the rate of Taxes measured by the overall net income of such Lender) and the effect of any of the foregoing shall be to increase the cost to any Lender of issuing, making, funding or maintaining its respective Percentage Interest in any portion of the Revolving Credit Loans subject to a LIBOR Pricing Option or any Letter of Credit, to reduce the amounts received or receivable by such Lender under this Agreement or to require such Lender to make any payment or forego any amounts otherwise payable to such Lender under this Agreement (other than any Tax or any reserves that are included in computing the LIBOR Reserve Rate), then such Lender may claim compensation from the Borrowers under Section 3.5.5.

3.5.2                        All payments of the Credit Obligations will be made without set-off or counterclaim and free and clear of any deductions, including deductions for Taxes, unless the Borrowers are required by law to make such deductions.  If (a) any Lender is subject to any Tax with respect to any payment of the Credit Obligations or its obligations hereunder, or (b) the Borrowers are required to withhold or deduct any Tax on any payment on the Credit Obligations, then such Lender may claim compensation from the Borrowers under Section 3.5.5.  Whenever Taxes must be withheld by the Borrowers with respect to any payments of the Credit Obligations, the Borrowers will promptly furnish to the Agent for the account of the applicable Lender official receipts (to the extent that the relevant governmental authority delivers such receipts) evidencing payment of any Taxes so paid.  If the Borrowers fail to pay any such Taxes when due or fail to remit to the Agent for the account of the applicable Lender the required receipts evidencing payment of any such Taxes so withheld or deducted, the Borrowers shall indemnify the affected Lender for any incremental Taxes and interest or penalties that may become payable by such Lender as a result of any such failure.  If any Lender receives a refund of any Taxes for which it has received payment from the Borrowers under this Section 3.5.2, such Lender shall promptly pay the amount to the Borrowers, together with any interest thereon actually earned by such Lender.  Each Lender agrees that it will deliver to the Parent and the Agent, upon the reasonable request of the Parent or the Agent, either (i) a statement that it is incorporated under the laws of the United States or a state thereof, or (ii) if it is not so incorporated, two (2) duly completed copies of the applicable United States Internal Revenue Service forms, certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.

3.5.3                        Capital Adequacy.  If any Lender determines that the adoption or becoming effective of, or any change in, or any change by any central bank or other Governmental Authority in the interpretation or administration of any Legal Requirement regarding capital adequacy of banks or bank holding companies, or the compliance by such Lender or its parent corporation, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or Governmental Authority, has or would have the effect of reducing the rate of return on the capital of such Lender and its Affiliates as a consequence of such Lender’s commitment to make the extensions of credit contemplated hereby, or such Lender’s maintenance of the extensions of credit contemplated hereby, to a level below that which such Lender could have achieved but for such compliance (taking into consideration the policies of such Lender and its Affiliates with respect to capital adequacy immediately before such compliance and assuming that the capital of such Lender and its Affiliates was fully utilized prior to such compliance) by an amount deemed by such Lender to be material, then such Lender may claim compensation from the Borrowers under Section 3.5.5.

3.5.4                        Regulatory Change.  If any Lender determines that (a) any change in any Legal Requirement (including any new Legal Requirement) after the date hereof will directly or indirectly (i) reduce the amount of any sum receivable by such Lender with respect to the Loans or the Letters of Credit or the return to be earned by such Lender on the Loans or the Letters of Credit, (ii)  impose a cost on such Lender or any Affiliate of such Lender that is attributable to the making or maintaining of, or such Lender’s commitment to make, its portion of the Loans or the Letters of Credit, or (iii) require any Lender or any Affiliate of such Lender to make any payment on, or calculated by reference to, the gross amount of any amount received by such Lender under any Credit Document (other than Taxes or income or franchise taxes), and (b) such increased cost or payment will not be fully compensated for by an adjustment in the Applicable Rate or the Letter of Credit fees, then such Lender may claim compensation from the Borrowers under Section 3.5.5.

3.5.5                        Compensation Claim.  Within fifteen (15) days after the receipt by the Parent of a certificate from any Lender setting forth why it is claiming compensation under Section 3.5 and computations (in reasonable detail) of the amount thereof and a description of such Lender’s efforts to mitigate such amounts as required by Section 3.5.6, the Borrowers will pay to such Lender such additional amounts as such Lender sets forth in such certificate as sufficient fully to compensate it on account of the foregoing provisions of Section 3.5 together with interest on such amount from the fifteenth (15th) day after receipt of such certificate until payment in full thereof at the Base Rate.  The determination by such Lender of the amount to be paid to it and the basis for computation will, in the absence of manifest error, be conclusive.  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  The Borrowers will be entitled to replace any such Lender in accordance with Section 3.5.7.

3.5.6                        Mitigation.  Each Lender will take such commercially reasonable steps as it may determine are not materially disadvantageous to it, including changing lending offices to the extent feasible, in order to reduce amounts otherwise payable by the Borrowers to such Lender pursuant to Sections 3.2.4 and 3.5 or to make LIBOR Pricing Options available under Sections 3.2.1 and 3.2.5.  In addition, the Borrowers will not be responsible for costs (a) under Section 3.5, arising more than ninety (90) days prior to receipt by the Parent of the certificate from the affected Lender pursuant to Section 3.5.5 or (b) under Section 3.2.4, arising from the termination of LIBOR Pricing Options more than ninety (90) days prior to the demand by the Agent for payment under Section 3.2.4.

3.5.7                        Replacement of Lenders.  On each occasion that a Lender either makes a demand for compensation pursuant to Section 3.5.5 in an amount in excess of the amount that the Borrowers would have had to pay pursuant to such Section 3.5.5 if such Lender’s Commitment were held by Wells Fargo or is unable to fund or maintain LIBOR Loans pursuant to Section 3.2.1, the Borrowers may, upon at least ten (10) Banking Days’ prior written notice to each of such Lender and the Agent, in whole permanently replace the

Commitment of such Lender; provided, however, that the Borrowers will replace such Commitment with the commitment of a commercial bank which is reasonably satisfactory to the remaining Lenders (a “Replacement Lender”).  Such Replacement Lender will upon the effective date of replacement purchase the Credit Obligations owed to such replaced Lender for the aggregate amount thereof and will thereupon for all purposes become a “Lender” hereunder.  Such notice from the Borrowers will specify an effective date for the replacement of such Lender’s Commitment, which date will not be earlier than the tenth day after the day such notice is given.  On the effective date of any replacement of such Lender’s Commitment pursuant to this Section 3.5.7, the Borrowers will pay to the Agent for the account of such Lender (i) any amounts due to such Lender to the date of such replacement, (ii) accrued interest on the principal amount of outstanding Base Rate Loans and LIBOR Loans made by such Lender to the date of such replacement, and (iii) the amounts payable to such Lender pursuant to Sections 3.2.4 and 3.5, as applicable.  The Borrowers will be liable to such replaced Lender for costs that such Lender may sustain or incur pursuant to Section 3.5.2 as a direct consequence of repayment of such Lender’s Percentage Interest of the aggregate principal amount of the Loans.  Upon the effective date of repayment of any Lender’s Commitment pursuant to this Section 3.5.7, such Lender will cease to be a “Lender” hereunder.  No such termination of any such Lender’s Commitment and the purchase of such Lender’s Percentage Interest of the aggregate principal amount of the Loans pursuant to this Section 3.5.7 will affect (x) any liability or obligation of the Borrowers or any other Lender to such terminated Lender which accrued on or prior to the date of such termination, or (y) such terminated Lender’s rights hereunder in respect of any such liability or obligation.

4.                                       Payment.

4.1 Payment at Maturity.  On the Final Maturity Date or any accelerated maturity of the Loans, the Borrowers will pay to the Agent for the account of the Lenders an amount equal to the aggregate outstanding principal amount of the Loans then due, together with all accrued and unpaid interest and fees with respect thereto and all other Credit Obligations then outstanding.

4.2 Voluntary Reductions and Prepayments.

4.2.1                        Voluntary Permanent Reduction or Termination.  The Borrowers may, through the Parent’s Chief Financial Officer and upon at least five (5) Banking Days’ prior written notice to the Agent, terminate in whole or permanently reduce in part, as of the date specified in the notice, any then unused portion of the Total Commitment, provided that each partial reduction shall be in the minimum principal amount of $2,000,000 (and an integral multiple of $500,000).  Any partial reduction shall ratably reduce each Lender’s Commitment.

4.2.2                        Voluntary Prepayments.  The Borrowers may from time to time prepay all or any portion of the outstanding principal amount of the Loans, together with accrued interest thereon, in a minimum amount of (a) in the case of Base Rate Loans, $1,000,000 and an integral multiple of $100,000, or such lesser amount as is then outstanding, and (b) in the case of Dollar LIBOR Loans, $2,000,000 and an integral multiple of $500,000, or such lessor amount as is then outstanding, or in the case of Multicurrency LIBOR

Loans, the U.S. Dollar Equivalent thereof, in each case, without premium or penalty of any type (except as provided in Section 3.2.4 with respect to the early termination of LIBOR Pricing Options).  The Parent will give the Agent prior notice of the Borrowers’ intention to prepay a Base Rate Loan not later than 11:00 a.m. (Denver time) on the Banking Day on which the Borrowers intend to make such prepayment, and prior notice of the Borrowers’ intention to prepay a LIBOR Loan other than a Multicurrency LIBOR Loan at least three (3) Banking Days prior to the Banking Day on which the Borrowers intend to make such prepayment, and prior notice of the Borrowers’ intention to prepay a Multicurrency LIBOR Loan at least four (4) Banking Days prior to the Banking Day on which the Borrowers intent to make such prepayment, in each case specifying the date of payment, the total amount of the Base Rate Loan or LIBOR Loan to be paid on such date and the amount of interest to be paid with such prepayment.

4.3         Mandatory Prepayments.

4.3.1                        Certain Mandatory Prepayments.  If at any time the aggregate outstanding principal amount of all Revolving Credit Loans, plus the aggregate outstanding principal amount of all Swing Line Loans, plus the Letter of Credit Exposure exceeds the Maximum Amount of Credit, the Borrowers shall immediately make a principal payment to the Agent for the account of the Lenders in an amount sufficient to reduce the aggregate outstanding principal amount of all Revolving Credit Loans, plus the aggregate outstanding principal amount of all Swing Line Loans, plus the Letter of Credit Exposure to less than or equal to the Maximum Amount of Credit.  If at any time the aggregate outstanding Converted Principal Amount or the Dollar Equivalent of the Multicurrency LIBOR Loans plus the Letter of Credit Exposure related to Letters of Credit issued in currencies other than United States Dollars exceeds $250,000,000, the Borrowers shall immediately make a principal payment to the Agent for the account of the Lenders, in the applicable currencies other than United States Dollars, in an amount sufficient to reduce the Converted Principal Amount and the U.S. Dollar Equivalent of the Multicurrency LIBOR Loans plus the Letter of Credit Exposure related to Letters of Credit issued in currencies other than United States Dollars to less than or equal to $250,000,000.  If at any time the aggregate outstanding principal amount of the Swing Line Loans exceeds $25,000,000, the Borrowers shall immediately make a principal payment to the Agent for the account of the Swing Line Lender in an amount sufficient to reduce the Swing Line Loans to less than or equal to $25,000,000.  If at any time the Letter of Credit Exposure exceeds the Maximum Amount of Credit, the Borrowers shall immediately deposit with each applicable Issuing Bank in cash or Cash Equivalents an amount equal to 105% of the then Letter of Credit Exposure related to each Letter of Credit issued by such Issuing Bank.

4.3.2                        Issuance of Equity Securities.  Upon any issuance or sale of equity securities by a Borrower or a Guarantor (other than those equity securities issued (i) pursuant to a bonus or incentive program, (ii) to another Borrower or Subsidiary thereof, (iii) to an employee, director or consultant of a Borrower, Subsidiary thereof or an Affiliate thereof or (iv) to any benefit plans established for an employee, director or consultant of a Borrower, Subsidiary thereof or an Affiliate thereof ((i) through (iv),

“Excluded Equity”)), the Borrowers shall immediately prepay the Loans in an amount equal to the lesser of (a) the outstanding principal amount of the Loans and (b) an amount equal to 100% of the Net Cash Proceeds of such issuance or sale.

4.3.3                        Asset Dispositions.  Upon receipt of Net Cash Proceeds from any Asset Disposition, the Borrowers shall immediately prepay the Loans in an amount equal to the lesser of (a) the outstanding principal amount of the Loans and (b) an amount equal to 100% of the Net Cash Proceeds of such Asset Disposition, to the extent that such Net Cash Proceeds, when aggregated with the Net Cash Proceeds of all Asset Dispositions consummated during any single fiscal year of the Parent exceed $50,000,000; provided that the Net Cash Proceeds of such Asset Disposition shall not be required to be so applied if such Net Cash Proceeds are reinvested in new assets in such Borrower’s or such Guarantor’s business within 365 calendar days of the consummation of such Asset Disposition); provided further that to the extent such Net Cash Proceeds have not been reinvested within such 365 calendar day period, the Borrowers shall, immediately upon the expiration of such 365 calendar day period, reinvest such Net Cash Proceeds or make an immediate prepayment of the Loans pursuant to this Section 4.3.3.  Notwithstanding the foregoing, no prepayment shall be required pursuant to this Section 4.3.3 in connection with the Synthetic Lease Termination.

4.4                                 Letters of Credit.  If, on the Final Maturity Date or any accelerated maturity of the Credit Obligations, the Lenders will be obligated in respect of a Letter of Credit or a draft accepted under a Letter of Credit, the Borrowers will either:

(a)          prepay such obligation by depositing with the applicable Issuing Bank an amount of cash; or

(b)         deliver to the applicable Issuing Bank a standby letter of credit (designating the applicable Issuing Bank as beneficiary and issued by a bank and on terms reasonably acceptable to the applicable Issuing Bank); or

(c)          deliver to the applicable Issuing Bank such other collateral as is acceptable to such Issuing Bank;

in each case in an amount equal to 105% of the Letter of Credit Exposure related to each such Letter of Credit at such date.  The applicable Issuing Bank will notify the Agent in writing promptly of the deposit of such cash or collateral or the delivery of such standby letter of credit.  Upon the receipt of such notice, each such Letter of Credit will automatically be deemed to no longer be a Letter of Credit hereunder, the related reimbursement obligations shall cease to be Credit Obligations, and all obligations of each Lender under this Agreement with respect to each such Letter of Credit will automatically be deemed to be released and terminated. Any such cash so deposited and the cash proceeds of any draw under any letter of credit so furnished, including any interest thereon, will be returned by the applicable Issuing Bank to the Borrowers only when, and to the extent that, the amount of such cash held by the applicable Issuing Bank exceeds 105% of the Letter of Credit Exposure related to each such Letter of Credit at such time and all other Credit Obligations have been paid in full.

4.5                                 Reborrowing; Application of Payments, Etc.

4.5.1                        Reborrowing.  The amounts of the Revolving Credit Loans or Swing Line Loans prepaid pursuant to Section 4.2.2 may be reborrowed from time to time prior to the Final Maturity Date in accordance with Section 2, subject to the limits set forth therein.

4.5.2                        Order of Application.  Any prepayment of the Revolving Credit Loans or the Swing Line Loans will be applied first to the outstanding principal balance of the Revolving Credit Loans or Swing Line Loans not then subject to LIBOR Pricing Options, then the balance of any such prepayment will be applied to the outstanding principal balance of the Revolving Credit Loans then subject to LIBOR Pricing Options, in the chronological order of the respective maturities thereof (or as an Authorized Representative may otherwise specify in writing), together with any payments required by Section 3.2.4.  Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid.

4.5.3                        Principal Payments.  All payments of principal hereunder will be made to the Agent at the Denver Office for the account of the Lenders, in the applicable Foreign Currency, in the case of Multicurrency LIBOR Loans, or in United States Dollars, in the case of Base Rate Loans and Dollar LIBOR Loans, in same day or immediately available funds not later than 12:00 noon (Denver time) on the date due; provided, however, that at the request of the Agent, payments of principal on Multicurrency LIBOR Loans will be made in the applicable Foreign Currency in immediately available funds to such account at such bank as the Agent may designate to the Parent from time to time, no later than 12:00 noon local time in the place where such bank is located on the due date.

4.6                                 Sharing of Payments, Etc.  If any Lender obtains at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) (a) on account of Credit Obligations due and payable to such Lender hereunder and under the Revolving Credit Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Credit Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Credit Obligations due and payable to all Lenders hereunder and under the Revolving Credit Notes at such time) of payments on account of the Credit Obligations due and payable to all Lenders hereunder and under the Revolving Credit Notes at such time obtained by all the Lenders at such time or (b) on account of Credit Obligations owing (but not due and payable) to such Lender hereunder and under the Revolving Credit Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Credit Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Credit Obligations owing (but not due and payable) to all Lenders hereunder and under the Revolving Credit Notes at such time) of payments on account of the Credit Obligations owing (but not due and payable) to all Lenders hereunder and under the Revolving Credit Notes at such time obtained by all of the Lenders at such time, such Lender will forthwith purchase from the other Lenders such participations in the Credit Obligations due and payable or owing (but not due and payable) to them, as the case may be, as will be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender will be rescinded and each such other Lender will repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 4.6 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

4.7 Records.  Each Lender is authorized but not required to record the date and amount of each advance made by it hereunder, under its Note, as applicable, if any, or under any other Credit Documents, the date and amount of each payment or prepayment of principal and interest thereunder, and the resulting unpaid principal balance thereof, as well as the amount of the Letters of Credit made by such Lender as an Issuing Bank, in such Lender’s internal records, and any such recordation shall be prima facie evidence of the accuracy of the information so recorded; provided, however, that any Lender’s failure to so record shall not limit or otherwise affect the Borrowers’ obligations hereunder or thereunder or hereunder to repay the unpaid principal and interest outstanding hereunder or thereunder or any amount owing with respect to Letters of Credit, and, in all events, the principal amounts owing by the Borrowers hereunder or thereunder and all amounts owing with respect to Letters of Credit shall be the aggregate amount of all Loans made by the Lenders (less all payments of principal thereof made by the Borrowers) and all reimbursement obligations under all Letters of Credit.

5.                                       Appointment of the Parent; Authorized Representatives.

In order to facilitate and ensure prompt and accurate communication between the Borrowers and the Lenders, the Borrowers hereby appoint the Parent as the Borrowers’ agent for purposes of communicating to and receiving communications from the Agent and the Lenders.  On the Initial Closing Date, and from time to time subsequent thereto at the Parent’s option, the Parent will deliver to the Agent a written notice in the form of Exhibit 5, which designates by name each Authorized Representative and includes each of their respective specimen signatures (each, a “Notice of Authorized Representatives”).  The Agent will be entitled to rely conclusively on the authority of each officer or employee designated as an Authorized Representative in the most current Notice of Authorized Representatives delivered by the Parent to request borrowings and select interest rate options hereunder, and to give to the Agent such other notices as are specified herein as being made through an Authorized Representative, until such time as the Parent has delivered to the Agent, and the Agent has actual receipt of, a new written Notice of Authorized Representatives.  The Agent will have no duty or obligation to the Borrowers to verify the authenticity of any signature appearing on any written notice from an Authorized Representative or to verify the authenticity of any Person purporting to be an Authorized Representative giving any telephone notice permitted hereby.

6.                                       Subsidiary Guarantors.

Subject to Section 8.3 as to VECO in connection with the consummation of the VECO Acquisition, if a Subsidiary becomes a Material Subsidiary or if a new Material Subsidiary is formed or acquired, directly or indirectly, by the Parent, the Parent shall, within thirty (30) days after such event, do or cause to be done such acts as may be reasonably be necessary or proper to cause such Material Subsidiary to be joined as and become a Guarantor under the Subsidiary Guarantee and the other Credit Documents to which Material Subsidiaries are parties for all purposes hereunder and thereunder, including causing such Material Subsidiary to execute and deliver to the Agent a joinder to the Subsidiary Guarantee pursuant to which such Material Subsidiary shall guaranty, on a joint and several basis, the payment in full in cash of the Credit Obligations on the terms and conditions set forth in the Subsidiary Guarantee.  Notwithstanding the foregoing, and if any Subsidiary that has been a Material Subsidiary ceases to be a Material Subsidiary for a period of twelve (12) consecutive months and if no Event of Default has occurred and is continuing, such Subsidiary shall be removed as a party to the Subsidiary Guarantee.

7.                                       Relationship Among Borrowers.

7.1                                 JOINT AND SEVERAL LIABILITY.  EACH BORROWER AGREES THAT IT IS LIABLE, JOINTLY AND SEVERALLY WITH EACH OTHER BORROWER, FOR THE PAYMENT OF ALL OBLIGATIONS OF THE BORROWERS UNDER THIS AGREEMENT (INCLUDING THE CREDIT OBLIGATIONS), AND THAT THE LENDERS AND THE AGENT CAN ENFORCE SUCH OBLIGATIONS AGAINST ANY OR ALL BORROWERS, IN THE LENDERS’ OR THE AGENT’S SOLE AND UNLIMITED DISCRETION.

7.2                                 Waivers of Defenses.  The obligations of the Borrowers hereunder shall not be released, in whole or in part, by any action or thing which might, but for this provision of this Agreement, be deemed a legal or equitable discharge of a surety or guarantor, other than irrevocable payment and performance in full of the Credit Obligations (except for contingent indemnity and other contingent Credit Obligations not yet due and payable) at a time after any obligation of the Lenders hereunder to make any Loans and of any Issuing Bank to issue Letters of Credit shall have expired or been terminated and all outstanding Letters of Credit shall have expired or the liability of the Issuing Bank thereon shall have otherwise been discharged.  The purpose and intent of this Agreement is that the Credit Obligations constitute the direct and primary obligations of each Borrower and that the covenants, agreements and all obligations of each Borrower hereunder be absolute, unconditional and irrevocable.  Each Borrower shall be and remain liable for any deficiency remaining after foreclosure of any mortgage, deed of trust or security agreement securing all or any part of the Credit Obligations, whether or not the liability of any other Person for such deficiency is discharged pursuant to statute, judicial decision or otherwise.  Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any and all Loans or Letters of Credit under this Agreement, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement or any of the other Credit Documents), or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted to be taken by the Agent or any Lender or under or in respect of any of the Credit Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other Credit Documents.  Each Borrower hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other entity or Person primarily or secondarily liable with respect to any of the Credit Obligations, and all suretyship defenses generally.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment, or place or manner for payment, compromise, refinancing, consolidation or renewals of any of the Credit Obligations of any other Obligor, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Agent or any Lender at any time or times in respect of any default by any other Obligor in the performance or satisfaction of any term, covenant, condition or provision of this Agreement and the other Credit Documents of any other Obligor, any and all other indulgences whatsoever by the Agent or any Lender in respect of any of the Credit Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Credit Obligations or the addition, substitution or release, in whole or in part, of any other Obligor or any other Person primarily or secondarily liable for any Credit Obligations.  Such Borrower further agrees that its Credit Obligations shall not be released or discharged, in whole or in part, or otherwise affected by the adequacy of any rights which the Agent or any Lender may have against any collateral security or other means of obtaining repayment of any of the Credit Obligations, the impairment of any collateral security securing the Credit Obligations, including the failure to protect or preserve any rights which the Agent or any Lender may have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security, any other act or omission which might in any manner or to any extent vary the risk of such Borrower, or otherwise operate as a release or discharge of such Borrower, all of which may be done without notice to such Borrower; provided, however, that the foregoing shall in no way be deemed to create commercially unreasonable standards as to the Agent’s duties as secured party under the Credit Documents (as such rights and duties are set forth therein).

7.3                                 Other Transactions.  The Lenders and the Agent are expressly authorized to exchange, surrender or release with or without consideration any or all collateral and security which may at any time be placed with it by the Borrowers or by any other Person on behalf of the Borrowers, or to forward or deliver any or all such collateral and security directly to the Borrowers for collection and remittance or for credit.  No invalidity, irregularity or unenforceability of any security for the Credit Obligations or other recourse with respect thereto shall affect, impair or be a defense to the Borrowers’ obligations under this Agreement. The liabilities of each Borrower hereunder shall not be affected or impaired by any failure, delay, neglect or omission on the part of any Lender or the Agent to realize upon any of the Credit Obligations of any other Borrower to the Lenders or the Agent, or upon any collateral or security for any or all of the  Credit Obligations, nor by the taking by any Lender or the Agent of (or the failure to take) any guaranty or guaranties to secure the Credit Obligations, nor by the taking by any Lender or the Agent of (or the failure to take or the failure to perfect its security interest in or other Lien on) collateral or security of any kind.  No act or omission of any Lender or the Agent, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of a Borrower, shall affect or impair the obligations of the Borrowers hereunder.

7.4                                 Actions Not Required.  Each Borrower, to the extent permitted by Applicable Law, hereby waives any and all right to cause a marshaling of the assets of any other Borrower or any other action by any court or other governmental body with respect thereto or to cause any Lender or the Agent to proceed against any security for the Credit Obligations or any other recourse which any Lender or the Agent may have with respect thereto and further waives any and all requirements that any Lender or the Agent institute any action or proceeding at law or in equity, or obtain any judgment, against any other Borrower or any other Person, or with respect to any collateral security for the Credit Obligations, as a condition precedent to making demand on or  bringing an action or obtaining and/or enforcing a judgment against, such Borrower under this Agreement.

7.5                                 No Subrogation.  Notwithstanding any payment or payments made by any Borrower hereunder or any setoff or application of funds of any Borrower by any Lender or the Agent, such Borrower shall not be entitled to exercise any rights to be subrogated to any of the rights of any Lender or the Agent against any other Borrower, any Guarantor or any other guarantor or any collateral security or guaranty or right of offset held by any Lender or the Agent for the payment of the Credit Obligations, nor shall such Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower or any other guarantor in respect of payments made by such Borrower hereunder, until all amounts owing to the Lenders and the Agent by the Borrowers on account of the Credit Obligations are irrevocably paid in full.  If any amount shall be paid to a Borrower on account of such subrogation rights at any time when all of the Credit Obligations shall not have been irrevocably paid in full, such amount shall be held by that Borrower in trust for the Lenders and the Agent, segregated from other funds of that Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the Agent in the exact form received by the Borrower (duly indorsed by the Borrower to the Agent, if required), to be applied against the Credit Obligations, whether matured or unmatured, in such order as the Agent may determine.

7.6                                 Application of Payments.  Except as provided in Section 4.5.2, any and all payments upon the Credit Obligations made by the Borrowers or by any other Person, and/or the proceeds of any or all collateral or security for any of the Credit Obligations, may be applied by the Lenders on such items of the Credit Obligations as the Lenders may elect.

7.7                                 Recovery of Payment.  If any payment received by the Lenders or the Agent and applied to the Credit Obligations is subsequently set aside, recovered, rescinded or required to be returned for any reason (including the bankruptcy, insolvency or reorganization of a Borrower or any other obligor), the Credit Obligations to which such payment was applied shall, to the extent permitted by Applicable Law, be deemed to have continued in existence, notwithstanding such application, and each Borrower shall be jointly and severally liable for such Credit Obligations as fully as if such application had never been made.  References in this Agreement to amounts “irrevocably paid” or to “irrevocable payment” refer to payments that cannot be set aside, recovered, rescinded or required to be returned for any reason.

7.8                                 Borrowers’ Financial Condition.  Each Borrower is familiar with the financial condition of the other Borrowers, and each Borrower has executed and delivered this Agreement based on that Borrower’s own judgment and not in reliance upon any statement or representation of the Lenders or the Agent.  The Lenders and the Agent shall have no obligation to provide any Borrower with any advice whatsoever or to inform any Borrower at any time of any Lender’s actions, evaluations or conclusions on the financial condition or any other matter concerning the Borrowers.

7.9                                 Bankruptcy of the Borrowers.  Each Borrower expressly agrees that, to the extent permitted by Applicable Law, the liabilities and obligations of that Borrower under this Agreement shall not in any way be impaired or otherwise affected by the institution by or against any other Borrower or any other Person of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other similar proceedings for relief under any bankruptcy law or similar law for the relief of debtors and that any discharge of any of the Credit Obligations pursuant to any such bankruptcy or similar law or other law shall not diminish, discharge or otherwise affect in any way the obligations of that Borrower under this Agreement, and that upon the institution of any of the above actions, such obligations shall be enforceable against that Borrower.

7.10                           Limitation; Insolvency Laws.  As used in this Section 7.10: (a) the term “Applicable Insolvency Laws” means the laws of the United States or of any state, province, nation or other governmental unit relating to bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including 11 U. S. C. §547, §548, §550 and other “avoidance” provisions of Title 11 of the United Stated Code) as applicable in any proceeding in which the validity and/or enforceability of this Agreement against any Borrower, or any Specified Lien is in issue; and (b) “Specified Lien” means any Lien granted by any Borrower securing the Credit Obligations, in whole or in part.  Notwithstanding any other provision of this Agreement, if, in any proceeding, a court of competent jurisdiction determines that with respect to any Borrower, this Agreement or any Specified Lien would, but for the operation of this Section 7.10, be subject to avoidance and/or recovery or be unenforceable by reason of Applicable Insolvency Laws, this Agreement and each such Specified Lien shall be valid and enforceable against such Borrower, only to the maximum extent that would not cause this Agreement or such Specified Lien to be subject to avoidance, recovery or unenforceability.  To the extent that any payment to, or realization by, the Lenders or the Agent on the Credit Obligations exceeds the limitations of this Section 7.10 and is otherwise subject to avoidance and recovery in any such proceeding, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment or realization exceeds such limitation, and this Agreement as limited shall in all events remain in full force and effect and be fully enforceable against such Borrower.  This Section 7.10 is intended solely to reserve the rights of the Lenders and the Agent hereunder against each Borrower, in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither the Borrowers, any Guarantor or any other guarantor of the Credit Obligations nor any other Person shall have any right, claim or defense under this Section 7.10 that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

7.11                           Contribution.  Each Borrower hereby agrees that, to the extent that a Borrower shall have paid an amount hereunder to or on behalf of the Lenders that is greater than the net value of the benefits received, directly or indirectly, by such paying Borrower as a result of the making of the Loans, the issuance of the Letters of Credit and other credit accommodations extended hereunder or any of the other Credit Documents, such paying Borrower shall be entitled to contribution from any Borrower that has not paid its proportionate share, based on benefits received as a result of the making of the Loans, of the Credit Obligations.  Any amount payable as a contribution under this Section 7.11 shall be determined as of the date on which the related payment or distribution is made by the Borrower seeking contribution and each Borrower acknowledges that the right to contribution hereunder shall constitute an asset of such Borrower to which such contribution is owed.  Notwithstanding the foregoing, the provisions of this Section 7.11 shall in no respect limit the obligations and liabilities of any Borrower to the

Lenders hereunder or under any other Credit Document, and each Borrower shall remain jointly and severally liable for the full payment and performance of the Credit Obligations.

8.                                       Conditions to Extending Credit.

8.1                                 Conditions on Initial Closing Date.  The obligations of the Lenders to make any extension of credit pursuant to Section 2 shall be subject to the satisfaction, on or before the Initial Closing Date, of the conditions set forth in this Section 8.1, as well as the further conditions in Section 8.2.

8.1.1                        Executed Credit Documents.  The Borrowers shall have duly executed and delivered to the Agent (i) this Agreement, (ii) a Revolving Credit Note for each Lender requesting a Revolving Credit Note pursuant to Section 2.1.4, (iii) a Swing Line Note for the Swing Line Lender if requested by the Swing Line Lender pursuant to Section 2.2.2, and (iv) all other Credit Documents, each in form and substance reasonably acceptable to the Agent.

8.1.2                        Legal Opinion.  On the Initial Closing Date, the Lenders shall have received from counsel for the Borrowers, counsel’s opinion with respect to the transactions contemplated by the Credit Documents, which opinion shall be in form and substance satisfactory to the Agent.

8.1.3                        Subsidiary Guarantee.  Each Material Subsidiary, other than a Borrower, shall have duly authorized, executed and delivered to the Agent the Subsidiary Guarantee in substantially the form of Exhibit 6.

8.1.4                        Due Diligence.  The Agent shall be reasonably satisfied with the results of its due diligence review of the Borrowers and each of the Obligors, including three (3) year financial projections and corporate legal structure.

8.1.5                        Proper Proceedings.  This Agreement, each other Credit Document to which any Obligor is a party and the transactions contemplated hereby and thereby shall have been authorized by all necessary corporate or other proceedings, as determined by the Agent.  All necessary consents, approvals and authorizations of any Governmental Authority or administrative agency or any other Person of the transactions contemplated hereby or by any other Credit Document to which any Obligor is a party shall have been obtained and shall be in full force and effect, as determined by the Agent.

8.1.6                        General.  All legal and corporate proceedings in connection with the transactions contemplated by this Agreement (including, to the extent consummated on or prior to the Initial Closing Date, the VECO Acquisition and the [**]) shall be satisfactory in form and substance to the Agent and the Agent shall have received copies of all documents, including certified copies of the Charter and Bylaws of each Obligor, records of corporate proceedings, certificates as to signatures and incumbency of officers and opinions of counsel, which the Agent may have reasonably requested in connection therewith, such documents where appropriate to be certified by proper corporate or Governmental Authorities.

**Confidential Treatment Requested.

8.1.7                        Payment of Fees.  Payment of the fees to the Agent and the Lenders due in accordance with Section 3.3 and the terms of the Fee Letter through the Initial Closing Date and expenses incurred by the Agent and the Lenders through such date and required to be paid by the Borrowers under Section 12, including all legal expenses incurred through the date hereof.

8.1.8                        No Material Adverse Effect.  No event or circumstance which could be reasonably expected to have a Material Adverse Effect shall have occurred since December 31, 2006, excluding the potential effect of the VECO Acquisition and the [**] to the extent such Acquisitions have not been consummated on or before the Initial Closing Date.

**Confidential Treatment Requested.

8.1.9                        VECO Letter of Intent.  The VECO Letter of Intent or (if the VECO Purchase Agreement shall have been executed and shall by its terms supersede the VECO Letter of Intent, the VECO Purchase Agreement) shall be in form and substance satisfactory to the Agent and the Lenders; provided that the form of VECO Letter of Intent as in effect on the date hereof is deemed to be satisfactory to the Agent and the Lenders.

8.2                                 Conditions to Each Extension of Credit.  The obligations of the Lenders to make any extension of credit pursuant to Section 2 shall be subject to the satisfaction, on or before the Closing Date for such extension of credit, of the following conditions:

8.2.1                        Officer’s Certificate.  The representations and warranties contained in Section 10 shall be true and correct on and as of such Closing Date with the same force and effect as though made on and as of such date (except as to any representation or warranty which refers to a specific earlier date); no Default or Event of Default shall exist on such Closing Date prior to or immediately after giving effect to the requested extension of credit; no event or circumstance which could be reasonably expected to have a Material Adverse Effect shall have occurred since December 31, 2006; and the Parent shall have furnished to the Agent, on the Closing Date, a certificate to these effects, in substantially the form of Exhibit 8.2.1 if a Revolving Credit Loan, a Swing Line Loan or a Letter of Credit is requested, in each case signed by a Financial Officer.

8.2.2                        Legality, Etc.  The making of the requested extension of credit shall not (a) subject any Lender to any penalty or special tax (other than a Tax for which the Borrowers are required to reimburse the Lenders under Section 3.5.2), or (b) be prohibited by any Legal Requirement.

8.3                                 VECO Acquisition Conditions.  The obligation of the Lenders to make an extension of credit pursuant to Section 2 for the purpose of financing a portion of the purchase price of the VECO Acquisition or to refinance existing Indebtedness of VECO and its Subsidiaries shall be subject to the satisfaction, on or before the consummation date of the VECO Acquisition, of each condition set forth in this Section 8.3, as well as the further conditions in Section 8.2 (all such conditions, collectively, the “VECO Acquisition Conditions”).

8.3.1                        Approvals.  All necessary or appropriate consents, waivers, approvals and authorizations of any Governmental Authority, administrative agency or any other Person of the VECO Acquisition shall have been obtained and shall be in full force and effect (or any applicable waiting periods, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or similar foreign statutes, shall have expired), as determined by the Agent.

8.3.2                        Purchase Documents; Consummation of VECO Acquisition in Compliance with Applicable Laws.  The VECO Purchase Agreement and the terms and conditions thereof shall be substantially the same in all material respects to those set forth in the VECO Letter of Intent, and all other material agreements and documents contemplated thereby effecting the consummation of the VECO Acquisition shall be in form and substance reasonably satisfactory to the Agent; and the VECO Acquisition shall be consummated in compliance, in all material respects, with Applicable Laws.

8.3.3                        No Litigation.  No litigation, at law or in equity, or any proceeding before any court, board or other governmental or administrative agency (including any Governmental Authority) or any arbitrator shall be pending or overtly threatened against or affecting any Obligor, VECO, or any of their respective Subsidiaries which seeks to enjoin or otherwise questions the validity of any of the transactions contemplated by the VECO Purchase Agreement (including the VECO Acquisition) or by this Agreement or any other Credit Document to which any Obligor is a party.

8.3.4                        VECO Material Adverse Effect.  Except as set forth on Exhibit 8.3.4, no event or circumstance has occurred since March 31, 2007 that could be reasonably expected to have a material adverse effect, in the Agent’s or in Required Lenders’ reasonable opinion, on (a) the business, assets, condition (financial or otherwise), operations or prospects of VECO and its Subsidiaries (on a Consolidated basis, to the extent such Subsidiaries of VECO are to be acquired in the VECO Acquisition), or (b) the ability of the Borrowers and its Subsidiaries, on a pro forma basis after giving effect to the VECO Acquisition, to operate in accordance with the financial projections previously delivered by the Borrowers to the Agent, or to comply with the financial covenants set forth in Sections 9.4, 9.5, and 9.6.

8.3.5                        Purchase Price.  The purchase price for the VECO Acquisition shall not exceed an aggregate of $450,000,000, and such limitation shall be inclusive of all consideration paid in cash or other property to the sellers in the VECO Acquisition (with the value of such other property determined as of the closing date of the VECO Acquisition), including the VECO Holdback, any seller notes, “earn-out” or similar payments, any capital stock of any Borrower or any Subsidiary issued to the sellers in the VECO Acquisition, and all assumed third party Indebtedness.

8.3.6                        Material Subsidiaries.  If any Person to be acquired in the VECO Acquisition would, upon consummation of the VECO Acquisition, qualify as a Material Subsidiary, then concurrently with the consummation of the VECO Acquisition, the Parent shall, notwithstanding the provisions of Section 6, cause such Material Subsidiary to execute and deliver to the Agent and the Lenders a joinder to the Subsidiary Guarantee and such further agreements, documents and instruments, and do or cause to be done such further acts as may reasonably be necessary or proper to cause such Material Subsidiary to be joined as and become a Guarantor under such Subsidiary Guarantee and the other

Credit Documents to which Material Subsidiaries are parties for all purposes hereunder and thereunder.

9.                                       Covenants.  The Borrowers covenant that, until all of the Credit Obligations have been paid in full and until the Lenders’ commitments to extend credit under this Agreement and any other Credit Document have been irrevocably terminated, the Borrowers will comply with the following provisions:

9.1                         Conduct of Business, Etc.

9.1.1                        Types of Business.  Each Borrower and its Subsidiaries will engage only in the types of business activities in which the Borrowers and their Subsidiaries engage as of the date of this Agreement or business activities reasonably incidental thereto.

9.1.2                        Statutory Compliance.  Each Borrower will, and will cause its Subsidiaries to, comply in all material respects with all Applicable Laws, unless failure to comply would not have a Material Adverse Effect.  Each Borrower will (a) ensure, and cause each of its Subsidiaries to ensure, that no stockholder (other than any stockholder of the Parent that is, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), of less than five percent (5.0%) of the voting power of the voting stock of the Parent on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Parent (whether or not such securities are then currently convertible or exercisable)), shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of the Loans or any other financial accommodation hereunder from any Lender to violate any of the foreign asset control regulations of OFAC or other Applicable Law, (iii) comply, and cause each of its Subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act as required by federal law and the Agent’s policies and practices.

9.2                                 Insurance.  Each Borrower will maintain with financially sound and reputable insurers insurance against liability for hazards, risks and liability to persons and property, including product liability and environmental risk insurance, to the extent, in amounts and with deductibles at least as favorable as those generally maintained by businesses of similar size engaged in similar activities; provided, however, that it may effect workers’ compensation insurance or similar insurance with respect to operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction or by meeting the self-insurance requirements of such state or jurisdiction, and will cause each Subsidiary to maintain such insurance unless the Subsidiary’s failure to maintain the insurance would not have a Material Adverse Effect.

9.3                                 Financial Statements and Other Reporting.

9.3.1                        Date of Annual Financial Statements.  The annual Consolidated financial statements of the Parent will be dated as of December 31 in each year.

9.3.2                        Annual Financial Statements.  The Parent will furnish to the Agent, on behalf of the Lenders, as soon as available, and in any event within 105 days after the end of each fiscal year, the Consolidated balance sheet and statements of income, retained earnings and cash flow (in reasonable detail) of the Parent and its Subsidiaries as at the end of such fiscal year, setting forth in comparative form the corresponding figures for the previous fiscal year (provided that so long as the Parent is a reporting company under the Securities Exchange Act of 1934, as amended, it may satisfy this requirement by furnishing to the Agent, on behalf of the Lenders, copies of its Annual Report on Form 10-K or successor form and all exhibits thereto), accompanied by:

(a)          reports of KPMG LLP (or, if they cease to be auditors of the Parent and its Subsidiaries, other independent certified public accountants of recognized national standing reasonably satisfactory to Required Lenders) (the “Auditors”) stating that such financial statements have been prepared in accordance with GAAP and fairly present, in all material respects, the Consolidated financial position and results of operations of the Parent as at the end of and for such fiscal year, and without an explanatory paragraph for a going concern uncertainty, together with (i) a certificate of the Auditors to the Agent and the Lenders stating that in the course of the regular audit of the business of the Parent and its Subsidiaries, which audit was conducted by such Auditors in accordance with generally accepted auditing standards, such Auditors obtained no knowledge that a Default or Event of Default has occurred and is continuing, or if, in the opinion of such Auditors, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) a schedule in form satisfactory to the Agent of the computations used by such Auditors in determining, as of the end of such fiscal year, compliance with the covenants contained in Sections 9.4, 9.5, and 9.6;

(b)         a certificate of the Parent, in substantially the form of Exhibit 9.3.2, signed by a Financial Officer to the effect that the Financial Officer has caused this Agreement to be reviewed and has no knowledge of any Default or Event of Default, or if such Financial Officer has such knowledge, specifying such Default or Event of Default and the nature thereof, and what action the Borrowers have taken, are taking or propose to take with respect thereto, together with a schedule, in form satisfactory to the Agent, of the computations used by the Parent in determining compliance with the covenants contained in Sections 9.4, 9.5, and 9.6; and

(c)          together with the certificate referred to in clause (b) above, an internally prepared list of each Borrower, each Guarantor and each other Subsidiary of the Parent as listed in the Parent’s most recent Annual Report on Form 10-K filed with the SEC (or, if Parent is no longer a reporting company under the Securities Exchange Act of 1934, as amended, a list of Subsidiaries approved by Agent), along with each such Person’s gross revenue for the four (4) fiscal quarters then ended.

9.3.3                        Quarterly Financial Statements.  The Parent will furnish to the Agent, on behalf of the Lenders, as soon as available and, in any event, within 55 days after the end of each of the first three (3) fiscal quarters of the Parent, the internally prepared Consolidated balance sheet and statements of income, retained earnings and cash flow of the Parent and its Subsidiaries as of the end of such fiscal quarter, all in comparative form (provided that so long as the Parent is a reporting company under the Securities Exchange Act of 1934, as amended, it may satisfy this requirement by furnishing to the Lenders copies of its Quarterly Reports on Form 10-Q or successor form and all exhibits thereto, accompanied by a certificate of the Parent signed by a Financial Officer to the Agent, for the benefit of the Lenders, stating that such financial statements have been prepared in accordance with GAAP (subject to normal year-end adjustments) applied on a basis consistent with the Parent’s most recent audited financial statements and fairly present, in all material respects, the Consolidated financial position and results of operations of the Parent and its Subsidiaries as at the end of such fiscal quarter and that such Financial Officer has caused this Agreement to be reviewed and has no knowledge of any Default or Event of Default, or if such Financial Officer has such knowledge, specifying such Default or Event of Default and the nature thereof and what action the Borrowers have taken, are taking or propose to take with respect thereto, together with a schedule in form satisfactory to the Agent, of the computations by the Parent in determining compliance with the covenants contained in Sections 9.4, 9.5 and 9.6.

9.3.4                        Projections.  The Parent will furnish to the Agent, on behalf of the Lenders, as soon as available and, in any event within 105 days after the end of each fiscal year of the Parent, projections of Consolidated financial statements for the Parent and its Subsidiaries for the next fiscal year, in a form and in sufficient detail acceptable to the Agent.

9.3.5                        Notice of Litigation, Defaults, Etc.  The Borrowers will promptly furnish to the Agent, on behalf of the Lenders, notice of any litigation or any administrative or arbitration proceeding (a) which creates a material risk of resulting, after giving effect to any applicable insurance, in the payment by any Obligor of more than $10,000,000 (prior to the Synthetic Lease Termination Effective Date) or $25,000,000 (after the Synthetic Lease Termination Effective Date), or (b) which has, or creates a material risk of having, a Material Adverse Effect.  Promptly upon acquiring knowledge thereof, the Borrowers will notify the Agent, on behalf of the Lenders, of the existence of any Default or Event of Default or event which creates a material risk of a Material Adverse Effect, specifying the nature thereof and what action the Borrowers have taken, are taking or propose to take with respect thereto.

9.3.6                        Amendments.  The Borrowers shall provide to the Agent an electronic copy of each amendment to any of the $53,000,000 Lease Documents, the $23,000,000 Lease Documents or the 2005 Lease Documents promptly after execution thereof; provided that on the Synthetic Lease Termination Effective Date, this Section 9.3.6 will automatically without further action of the parties hereto be deemed to be amended to delete this Section 9.3.6 in its entirety and replace it with the word “Reserved.”

9.3.7                        Foreign Indebtedness.  Within five (5) days after the execution of any documents evidencing Foreign Indebtedness involving commitments to incur

Indebtedness in excess of an aggregate amount of the U.S. Dollar Equivalent of $10,000,000, the Parent will deliver a complete, fully executed copy of such documents to the Agent.

9.3.8                        Other Information.  The Parent will maintain accurate books, accounts and records of the financial affairs of the Parent and its Subsidiaries sufficient to permit the preparation of financial statements therefrom in accordance with GAAP and will prepare all financial statements required hereunder in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction thereof.  The Parent will provide copies to the Agent, on behalf of the Lenders, promptly after the sending, making available or filing of all reports and financial statements which the Parent sends or makes available to its stockholders, and all registration statements and amendments thereto, and all reports on Form 8-K or any similar form hereafter in use which the Parent files with the Securities and Exchange Commission.  From time to time at reasonable intervals upon the request of any authorized officer of the Agent or any Lender, each Borrower and its Subsidiaries will furnish to the Agent, on behalf of the Lenders, such other information regarding the business, assets, financial condition, income or prospects of the Borrowers and their Subsidiaries as such officer may reasonably request, including copies of all tax returns, licenses, agreements, leases and instruments to which any Borrower or its Subsidiaries is a party.  Authorized officers and representatives of the Agent and each Lender will have the right during normal business hours upon reasonable notice and at reasonable intervals to visit the principal executive office of any Borrower or its Subsidiaries, to discuss the affairs, finances, and accounts of each Borrower and its Subsidiaries with the respective officers and independent public accountants of each Borrower and its Subsidiaries (and by this provision each Borrower and its Subsidiaries authorize said accountants to discuss the affairs, finances and accounts of such Borrower and its Subsidiaries), examine the books and records of each Borrower and its Subsidiaries, to make copies and notes therefrom for the purpose of ascertaining compliance with or obtaining enforcement of this Agreement or any other Credit Document, provided that if an Event of Default has occurred and is continuing, such visit and inspection shall be at the expense of the Borrowers.

9.3.9                        VECO Financial Information.  The Parent will furnish to the Agent and each Lender as soon as available, and in any event no later than November 1, 2007, the Consolidated balance sheet and statements of income, retained earnings and cash flow of VECO and its Subsidiaries (in reasonable detail) as at the end of the fiscal years of VECO ended March 31, 2005, March 31, 2006, and March 31, 2007, setting forth in comparative form the corresponding figures for the previous fiscal year, accompanied by reports of KPMG LLP stating that such financial statements have been prepared in accordance with GAAP and fairly present, in all material respects, the Consolidated financial position and results of operations of VECO as at the end of and for each such fiscal year.

9.4                                 Consolidated Net Worth.  Consolidated Net Worth will at all times exceed the sum of (a)$342,330,548, plus (b) 50% of Consolidated Net Income calculated cumulatively for each subsequent fiscal quarter commencing with the fiscal quarter ending September 30, 2007, excluding any fiscal quarters in which Consolidated Net Income is negative, plus (c) 100% of the

Net Cash Proceeds received in connection with the issuance or sale by any Borrower or Guarantor of equity securities (other than Excluded Equity).

9.5                                 Fixed Charge Coverage Ratio.  The Parent will not permit the Fixed Charge Coverage Ratio, measured as of the last day of each fiscal quarter, to be less than 1.50 to 1.00.

9.6                                 Leverage Ratio.  The Parent will not permit the Leverage Ratio, measured as of the last day of each fiscal quarter, to be more than 3.00 to 1.00.

9.7                                 Indebtedness.  No Borrower will, nor will any Borrower permit any of its Subsidiaries to, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness (or become contractually committed to do so), except the following:

9.7.1                        Indebtedness in respect of the Credit Obligations;

9.7.2                        Indebtedness outstanding and lines of credit available on the date hereof and described in Exhibit 9.7, and all renewals and extensions thereof not in excess of the amount thereof outstanding as set forth on such Exhibit 9.7, together with all prepayment fees, penalties and expenses in respect of such Indebtedness, immediately prior to such renewal or extension;

9.7.3                        Key Employee Notes;

9.7.4                        Contingent Obligations with respect to (a) performance guarantees and surety bonds incurred in the ordinary course of business and of a type and amount consistent with past practices of the Borrowers and their Subsidiaries and (b) the sale of accounts receivable as permitted under Section 9.16.4;

9.7.5                        Intercompany loans made by and between the Parent and its Subsidiaries and by and between Subsidiaries in connection with the internal cash management system maintained by the Parent and its Subsidiaries substantially as in effect on the date of this Agreement, or guarantees by the Parent of Indebtedness of Subsidiaries to the extent necessary to support the normal operating activities of such Subsidiaries;

9.7.6                        Indebtedness of the Parent resulting from the private placement of long-term senior unsecured notes; provided, however, the Parent will be required to provide evidence satisfactory to Required Lenders that, on a pro forma basis after the issuance of the senior unsecured notes, no Default or Event of Default will exist and that the Borrowers would remain in compliance with the covenants set forth in Sections 9.4, 9.5 and 9.6 upon the occurrence of an additional $1.00 of Indebtedness;

9.7.7                        Indebtedness in respect of accounts payable and accrued expenses incurred in the ordinary course of business which in the aggregate would not have a Material Adverse Effect;

9.7.8                        Indebtedness arising from judgments that do not cause an Event of Default;

9.7.9                        Indebtedness of any Subsidiary which becomes a Significant Subsidiary after the date of this Agreement to the extent that such Indebtedness is outstanding or is available under a line of credit as of the date such Subsidiary becomes a Significant Subsidiary, and all renewals and extensions thereof not in excess of the amount thereof outstanding, together with all prepayment fees, penalties and expenses in respect of such Indebtedness, immediately prior to such renewal or extension;

9.7.10                  Indebtedness assumed in connection with Permitted Acquisitions to the extent permitted in the definition of Permitted Acquisitions;

9.7.11                  Indebtedness of the Borrowers in respect of the $53,000,000 Lease Transaction, the $23,000,000 Lease Transaction and the 2005 Lease Transaction; provided that on the Synthetic Lease Termination Effective Date, this Section 9.7.11 will automatically without further action of the parties hereto be deemed to be amended to delete this Section 9.7.11 in its entirety and replace it with the word “Reserved”;

9.7.12                  Earnouts incurred in connection with Permitted Acquisitions;

9.7.13                  Indebtedness and all commitments to incur Indebtedness incurred by foreign Borrowers or foreign Subsidiaries in currencies other than United States Dollars in an aggregate amount not to exceed the U.S. Dollar Equivalent of $50,000,000 at any one time, including Guarantees of Foreign Indebtedness by a Borrower or Subsidiary (“Foreign Indebtedness”), so long as (a) no Event of Default has occurred and is continuing or will occur as a result of or immediately following the incurrence of such Foreign Indebtedness, (b) such Foreign Indebtedness is pari passu or junior in right of payment to the Indebtedness in respect of the Credit Obligations and the financial covenants related to such Foreign Indebtedness are no more restrictive than those set forth in Sections 9.4, 9.5, and 9.6 and (c) prior to the closing of any transaction with respect to such Foreign Indebtedness involving commitments to incur Indebtedness in excess of an aggregate amount of the U.S. Dollar Equivalent of $10,000,000, the Parent has delivered to the Agent drafts of the documents related to such transaction substantially similar to the final documents evidencing such Foreign Indebtedness;

9.7.14                  Indebtedness of a Borrower or a Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (excluding real property), including obligations under Capitalized Leases and any Indebtedness assumed in connection with the acquisition of any such assets, and extensions, renewals and replacements of any such Indebtedness; provided that (a) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (b) the aggregate principal amount of Indebtedness permitted by this Section 9.7.14 shall not exceed $100,000,000 at any time outstanding;

9.7.15                  Indebtedness with respect to Hedging Agreements permitted under Section 9.29;

9.7.16                  Indebtedness of a Borrower or a Subsidiary secured only by a mortgage or deed of trust on real property owned by such Borrower or Subsidiary in the aggregate principal amount for all such mortgage financings of the Borrowers and their Subsidiaries not to exceed $50,000,000 outstanding at any time; and

9.7.17                  Other Indebtedness in an aggregate principal amount not in excess of $50,000,000.

9.8                                 Liens.  No Borrower will, nor will any Borrower permit any of its Significant Subsidiaries to, create, incur or enter into, or suffer to be created or incurred or to exist, any Lien that secures Indebtedness or taxes (or become contractually committed to do so), except the following:

9.8.1                        Liens that secure the Credit Obligations;

9.8.2                        Liens to secure taxes, assessments and other governmental charges, to the extent that payment thereof will not at the time be required or will be contested in good faith by appropriate proceedings with appropriate reserves being taken thereafter;

9.8.3                        Liens securing Indebtedness permitted by Sections 9.7.2, 9.7.9, 9.7.11, 9.7.13 and 9.7.16; provided that Indebtedness permitted by Section 9.7.13 may be secured only by Liens on assets located outside of the United States and owned by the foreign Borrower or foreign Subsidiary incurring such Indebtedness;

9.8.4                        Liens in effect on the date hereof and described in the Parent’s Consolidated financial statements for the fiscal quarter ending June 30, 2007, provided that no such Lien shall extend to any property other than: (a) property subject to such Lien on the date of this Agreement; (b) after-acquired property to the extent such Lien includes a grant of a security interest in such after-acquired property; and (c) products, proceeds, rents and profits of such property to the extent such Lien includes a grant of a security interest in such products, proceeds rents and profits;

9.8.5                        Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen’s, mechanics, warehousemen’s, carrier, landlord’s and other nonconsensual statutory Liens which are not yet due and payable or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

9.8.6                        Pledges or deposits made in the ordinary course of business to secure payment of workers compensation insurance, unemployment insurance, pension or social security programs;

9.8.7                        Easements, rights of way, restrictions (including zoning restrictions, matters of plat, minor defects or irregularities in title) and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;

9.8.8                        Judgment Liens that would not constitute an Event of Default;

9.8.9                        Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution;

9.8.10                  Liens on fixed or capital assets acquired, constructed or improved by a Borrower or a Subsidiary; provided that (a) such security interests secure Indebtedness permitted by Section 9.7.14, (b) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (c) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (d) such Liens shall not apply to any property or assets of a Borrower or a Subsidiary other than such fixed or capital assets acquired, the proceeds thereof, and, with respect to a Capitalized Lease, related documents, general intangibles, lease contracts, leasehold interests and records, in each case so long as no Default or Event of Default is then in existence and none would exist immediately after such acquisition, construction or improvement; and

9.8.11                  Liens assumed in connection with (a) the [**] (to the extent permitted by Section 9.17.8), (b) the VECO Acquisition (to the extent permitted by Section 9.17.9) and (c) (to the extent permitted under the definition of Permitted Acquisitions).

**Confidential Treatment Requested.

9.9                                 Transactions with Affiliates.  No Borrower will, nor will any Borrower permit any of its Subsidiaries to, enter into any transaction, directly or indirectly, with or for any Affiliate of a Borrower (other than another Borrower or any Subsidiary) except (a) on a basis no more favorable to such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of Borrower or (b) any transaction involving assets that are not material to the business and operations of the Borrowers or the Subsidiaries involved in such transaction.

9.10                           Environmental Laws.

9.10.1                  Compliance with Law and Permits.  Each Borrower will, and will cause its Subsidiaries to, use and operate all of its facilities and properties in compliance with all applicable Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations required by Environmental Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, unless failure to do so would not have a Material Adverse Effect.

9.10.2                  Notice of Claims, Etc.  Each Borrower will immediately notify the Agent, and provide copies upon receipt, of all written material claims, complaints, notices or inquiries from any Person relating to the use or condition of the facilities and properties of any Borrower or Subsidiary or non-compliance with applicable Environmental Laws, failure of the Borrower or any Subsidiary to keep all necessary permits, approvals, certificates, licenses and other authorizations required by applicable Environmental Laws in effect and remain in compliance therewith, or failure to handle all Hazardous Materials in compliance with all applicable Environmental Laws.  The Borrowers will promptly cure and have dismissed with prejudice to the satisfaction of the Agent any actions and proceedings relating to compliance with applicable Environmental Laws by any Borrower, and the Borrowers will cause each Subsidiary to cure and have dismissed with prejudice to the satisfaction of the Agent any actions and proceedings relating to compliance with applicable Environmental Laws by any such Subsidiary, unless, in each case, the Borrower’s or the Subsidiary’s failure to cure and have dismissed such actions and proceedings would not have a Material Adverse Effect.

9.11                           Payment of Taxes, Etc.  Each Borrower will, and will cause each of its Subsidiaries to (unless a failure by the Borrower or the Subsidiary would not have a Material Adverse Effect), to file all tax returns required to be filed in any jurisdiction and pay and discharge, before the same becomes delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors or any property subject to any such Lien becomes subject to foreclosure, sale or loss on account thereof, no payment will be required if such tax, assessment, charge, levy or claim is being contested in good faith and by proper proceedings for which adequate reserves determined in accordance with GAAP have been established.

9.12                           Preservation of Existence, Etc..  Each Borrower will, and will cause each of its Subsidiaries to (unless a failure by the Borrower or the Subsidiary would not have a Material Adverse Effect), preserve and maintain its existence, legal structure, state of incorporation, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that (A) a Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 9.15, and (B) a Borrower and any of its Subsidiaries may change its legal name so long as the Agent is given prompt notice of such change, and such change will not otherwise have any Material Adverse Effect.

9.13                           Compliance with Terms of Leaseholds.  Each Borrower will, and will cause each of its Subsidiaries to, make all payments and otherwise perform all obligations in respect of all leases of real property to which it is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or canceled, unless the failure to do so would not have a Material Adverse Effect.

9.14                           [Reserved].

9.15                           Mergers, Etc.  No Borrower will (a) merge into or consolidate with any Person or permit any Person to merge into it, (b) consolidate, reorganize or recapitalize, or (c) permit any of its Significant Subsidiaries to consolidate, reorganize or recapitalize, except in each case in connection with (i) Investments permitted under Section 9.17.6, (ii) mergers among the Borrowers and their Subsidiaries provided that a Borrower is the surviving entity or such surviving entity becomes a Borrower, and (iii) mergers among Subsidiaries of the Borrowers.

9.16                           Sales, Etc. of Assets.  No Borrower will, nor will any Borrower permit any of its Material Subsidiaries to consummate any Asset Disposition, except:

9.16.1                  The sale or other disposition of obsolete, worn out or materially damaged or defective property or equipment in the ordinary course of business;

9.16.2                  Asset Dispositions in connection with the Synthetic Lease Termination;

9.16.3                  The $53,000,000 Lease Transaction, the $23,000,000 Lease Transaction and the 2005 Lease Transaction; provided that on the Synthetic Lease Termination Effective Date, this Section 9.16.3 will automatically without further action of the parties hereto be deemed to be amended to delete this Section 9.16.3 in its entirety and replace it with the word “Reserved”;

9.16.4                  The sale of accounts receivable owed by the United States of America or any state, local or municipal government, or any department, agency or instrumentality thereof, to a Borrower or a Subsidiary which are generated by or related to services projects for governmental departments, agencies or instrumentalities, so long as (a)(I) such Borrower or Subsidiary does not incur any Contingent Obligations related to such sale or (II) if such Borrower or Subsidiary does incur Contingent Obligations related to such sale, such Contingent Obligations do not exceed $20,000,000 in the aggregate at any one time for all Borrowers and Subsidiaries and (b) the terms and conditions of such sale are reasonably acceptable to the Agent; and

9.16.5                  The sale or other disposition of assets of a Borrower or a Subsidiary in an aggregate amount for all such sales of the Borrowers and their Subsidiaries not to exceed $50,000,000 in any fiscal year of the Parent, provided that no Default or Event of Default shall be in existence or otherwise result from any such sale or other disposition.

9.17                           Investments.  No Borrower will, and no Borrower will permit any of its Subsidiaries to, to make or hold any Investment in any Person other than:

9.17.1                  Investments in another Obligor;

9.17.2                  Cash Equivalents in the ordinary course of business pursuant to the Parent’s usual and customary cash management policies and procedures;

9.17.3                  Investments existing on the date hereof and described on Exhibit 9.17;

9.17.4                  Investments permitted by Section 9.7;

9.17.5                  Investments in the nature of joint ventures or Subsidiaries in the ordinary course of their business and in a manner consistent with their past practices;

9.17.6                  Permitted Acquisitions;

9.17.7                  Investments in the form of Hedging Agreements permitted under Section 9.29;

9.17.8                  The [**], subject to and conditioned upon the prior satisfaction of each of the conditions set forth in paragraphs (b) through (g) of the definition of “Permitted Acquisition” (provided that for such purpose, the term [**] shall be deemed substituted for the term “Permitted Acquisition” in each place such latter term appears in each such paragraph); and

**Confidential Treatment Requested.

9.17.9                  The VECO Acquisition (subject to and conditioned upon (i) the prior satisfaction of each VECO Acquisition Condition and the conditions set forth in paragraphs (b) through (d) and (g) of the definition of “Permitted Acquisition” (provided that for such purpose, the term “VECO Acquisition” shall be deemed substituted for the term “Permitted Acquisition” in each place such latter term appears in each such paragraph) and (ii) Borrowers shall have delivered to the Agent a certificate of a Financial Officer certifying only as to the matters set forth paragraph (d) of the definition of “Permitted Acquisition”).

9.18                           Distributions, Etc..  No Borrower will purchase, redeem, retire, defease or otherwise acquire for value any of its ownership interests or any warrants, rights or options to acquire such ownership interests, now or hereafter outstanding, return any capital to its stockholders, partners or members, as such, declare or make any Distribution (including any Distribution of cash or other assets, certificated or uncertificated ownership interests, warrants, rights, options, obligations or securities), or permit any of its Subsidiaries to make any Distributions or to purchase, redeem, retire, defease or otherwise acquire for value any ownership interests of a Borrower or any Subsidiary of a Borrower or any warrants, rights or options to acquire such ownership interests; provided, however, that (i) any Borrower or Subsidiary may make a Distribution to another Borrower or Subsidiary; (ii) any Subsidiary may make a Distribution to its stockholders, members, partners and other equity holders on a pro rata basis; (iii) the Parent may repurchase its common stock in accordance with the stock repurchase provisions set forth in the Parent’s Bylaws as those Bylaws are in effect as of the date of this Agreement; and (iv) the Parent may repurchase its common stock on the internal market to balance the supply and demand for common stock between buyers and sellers.

9.19                           Limits on Capital Expenditures.  No Borrower will, and no Borrower will permit any of its Subsidiaries to, make any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Borrowers and their Subsidiaries in any fiscal year to exceed three percent (3.00%) of the Borrowers’ Consolidated annual revenues for the prior fiscal year, as determined in accordance with GAAP.

9.20                           Charter and Bylaws Amendments; Resolutions.  No Borrower will amend, or permit any of its Subsidiaries to amend, its Charter or Bylaws in any way that would have a Material Adverse Effect.  Each Borrower will give the Agent written notice of any rescission or modification of its resolutions delivered to the Agent pursuant to Section 8.1.6.

9.21                           Prepayments, Etc. of Indebtedness.  No Borrower will, and no Borrower will permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness (including the $23,000,000 Lease Obligations, the $53,000,000 Lease Obligations and the 2005 Lease Obligations), (a) if such prepayment would, on a pro forma basis, cause a Default or Event of Default hereunder; and (b) if such prepayment exceeds $15,000,000, without first providing the Agent with a written certification from a Financial Officer describing the amount and date of such proposed prepayment and stating that such prepayment will not, on a pro forma basis, cause a Default or Event of Default hereunder; provided that on the Synthetic Lease Termination Effective Date, this Section 9.21 will automatically without further action of the parties hereto be deemed to be amended to delete (x) the parenthetical in the third and fourth lines hereof and (y) clause (b) herein; and provided further that the provisions of this Section 9.21 will not apply to (i) the prepayment of the Loans in accordance with the terms of this Agreement, (ii) the prepayment of obligations under the Borrowers’ internal cash management system substantially similar to the system in effect on the date of this Agreement or (iii) the Synthetic Lease Termination.

9.22                           Preservation of Rights and Properties.  Each Borrower will, and will cause each of its Subsidiaries to (unless a failure by such Subsidiary would not have a Material Adverse Effect), maintain and preserve the existence of the Borrowers and their Subsidiaries and all material public rights, privileges and franchises now enjoyed, and conduct its business in an orderly, efficient and customary manner.

9.23                           Payment of Obligations.  Each Borrower will, and will cause its Subsidiaries to (unless a failure by a Borrower or a Subsidiary would not have a Material Adverse Effect), pay all material obligations at maturity, except such as may be contested in good faith or as to which a bona fide dispute may exist.

9.24                           Maintenance of Properties.  Each Borrower will, and will cause its Subsidiaries to, maintain its properties in good repair, working order and condition and from time to time make repairs, renewals, replacements, additions and improvements thereto, except to the extent failure to maintain such properties would not have a Material Adverse Effect.  Each Borrower will, and will cause its Subsidiaries to (unless a failure by a Borrower or a Subsidiary would not have a Material Adverse Effect), comply at all times in all material respects with the provisions of all material licenses, leases and other material agreements to which it is a party so as to prevent any loss or forfeiture thereof or thereunder unless compliance therewith is being at the time contested in good faith by appropriate proceedings.

9.25                           ERISA.  As soon as possible and in any event within thirty (30) days after any Borrower knows or has reason to know that any ERISA Event  with respect to any Plan has occurred, the Borrowers will deliver to the Agent a statement of the Parent’s Financial Officer setting forth details as to such ERISA Event and the action which it proposes to take with respect thereto, together with a copy of the notice of such ERISA Event to the PBGC.  As soon as possible and in any event within thirty (30) days after receipt thereof by any Borrower or, to the extent a Borrower has knowledge thereof, by any ERISA Group Person, the Borrowers will deliver to the Agent copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer a Plan.  As soon as possible and in any event within thirty (30) days after receipt thereof by any Borrower or, to the extent a Borrower has knowledge thereof, by any ERISA Group Person from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of withdrawal liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan, or (iii) the amount of liability incurred, or that may be incurred, by such Borrower or ERISA Group Person in connection with any event described in clause (i) or (ii).

9.26                           Ownership of the Borrowers.  The Parent, or a direct Material Subsidiary of the Parent, will at all times own at least 80% of the outstanding equity of each Borrower (other than the Parent).

9.27                           Pari Passu.  The Credit Obligations of the Borrowers shall at all times rank at least pari passu with all other Indebtedness of the Borrowers, except to the extent permitted by Section 9.8 and as set forth in Section 9.28.

9.28                           Lease Transactions.  The Indebtedness in respect of the $53,000,000 Lease Documents, the $23,000,000 Lease Documents and the 2005 Lease Documents are and shall at all times be pari passu or junior in right of payment to the Indebtedness in respect of the Credit Obligations (except with respect to Liens permitted by Section 9.8).  The financial covenants set forth in the Synthetic Lease Documents on the Initial Closing Date are, and at all times shall be, no more restrictive than those set forth in Sections 9.4, 9.5, and 9.6.  Notwithstanding the foregoing, on the Synthetic Lease Termination Effective Date, this Section 9.28 will automatically without further action of the parties hereto be deemed to be amended to delete this Section 9.28 in its entirety and replace it with the word “Reserved.”

9.29                           Hedging Agreements.  No Borrower will, and no Borrower will permit any of its Subsidiaries to, enter into any Hedging Agreement, except Hedging Agreements (a) the liabilities under which are unsecured and (b) which are entered into not for speculative purposes but to hedge or mitigate risks to which a Borrower or any Subsidiary has actual exposure (other than those in respect of the capital stock of a Borrower or any of a Borrower’s Subsidiaries).

10.                                 Representations and Warranties.  In order to induce the Lenders to extend credit to the Borrowers hereunder, each Borrower jointly and severally represents and warrants as follows:

10.1                           Organization and Business.

10.1.1                  Legal Status.  Each Borrower is a duly organized and validly existing corporation, in good standing (except in jurisdictions that do not recognize good standing) under the laws of the jurisdiction in which it is organized, with all power and authority, corporate or otherwise, necessary to (a) enter into and perform this Agreement and each other Credit Document to which it is party, and (b) own its properties and carry on the business now conducted or proposed to be conducted by it.  Certified copies of the Charters and Bylaws of each Borrower have been previously delivered to the Agent and are correct and complete.

10.1.2                  Material Subsidiaries.  Each Material Subsidiary is duly organized, validly existing and in good standing (except in jurisdictions that do not recognize good standing) under the laws of the jurisdiction in which it is organized, with all power and authority, corporate or otherwise, necessary to (a) enter into and perform each Credit Document to which it is party, and (b) own its properties and carry on the business now conducted or proposed to be conducted by it.  Certified copies of the Charter and Bylaws of each Material Subsidiary have been previously delivered to the Agent and are correct and complete.  Exhibit 10.1, as from time to time hereafter supplemented, sets forth, as of the later of the date hereof or the end of the most recent fiscal quarter for which financial statements are required to be furnished in accordance with Section 9.3, the name, address of the chief executive office, and jurisdiction of organization of each Material Subsidiary.  Each Borrower, other than the Parent, is a Material Subsidiary, and, subject to compliance with Section 6, none of the other Subsidiaries are Material Subsidiaries.

10.1.3                  Qualification.  Each Borrower and each Material Subsidiary is duly and legally qualified to do business as a foreign corporation or other entity and is in good standing (except in jurisdictions that do not recognize good standing) in each state or jurisdiction in which such qualification is required and is duly authorized, qualified and licensed under all laws, regulations, ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner in which it is conducted, except for failures to be so qualified, authorized or licensed would not in the aggregate have a Material Adverse Effect.

10.2                           Financial Statements and Other Information.  The Borrowers have previously furnished to the Agent and each Lender copies of the Consolidated financial statements of the Parent as at December 31, 2006.  Such financial statements were prepared in accordance with GAAP and fairly present, in all material respects, the Consolidated financial position of the Parent at the date thereof.

10.3                           No Material Adverse Effect.  Since December 31, 2006, no event has occurred which can be reasonably expected to have a Material Adverse Effect.  Since December 31, 2006, (a) neither the Parent nor any of its Subsidiaries has incurred any obligations, contingent or non-contingent liabilities, long-term leases or unusual forward or long-term commitments (other than the Credit Obligations) which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by the Parent or any of its Subsidiaries or has become binding upon the Parent’s or any of its Subsidiaries’ assets and no law or regulation applicable to the Parent or any of its Subsidiaries has been adopted which has had or could reasonably be expected to have a Material Adverse Effect, and (c) neither the Parent nor any of its Subsidiaries is in default and, to the best of the Borrowers’ knowledge, no third party is in default, under any material contract, lease or agreement, which alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.

10.4                           Operations in Conformity with Law, Etc.  The operations of each Borrower and its Subsidiaries as now conducted or proposed to be conducted are not in violation of, nor is any Borrower or its Subsidiaries in default under, any Applicable Law, except for such violations and defaults as do not and will not, in the aggregate, result, or create a material risk of a Material Adverse Effect.  The Borrowers have received no notice of any such violation or default and have no knowledge of any basis on which the operations of the Borrowers or their Subsidiaries, as now conducted and as currently proposed to be conducted after the date hereof, would be held to violate or to give rise to any such violation or default.

10.5                           Litigation.  No litigation, at law or in equity, or any proceeding before any court, board or other governmental or administrative agency (including any Governmental Authority) or any arbitrator is pending or, to the knowledge of the Borrowers, threatened which involves any material risk of any final judgment, order or liability which, after giving effect to any applicable insurance, has resulted, or creates a material risk of resulting, in any Material Adverse Effect or which seeks to enjoin the consummation, or which questions the validity, of any of the transactions contemplated by this Agreement (including the VECO Acquisition or the [**]) or any other Credit Document.  No judgment, decree or order of any court, board or other governmental or administrative agency (including any Governmental Authority) or any arbitrator has been issued against or binds any Borrower or any Subsidiary which has resulted, or creates a material risk of resulting, in any Material Adverse Effect.

**Confidential Treatment Requested.

10.6                           Authorization and Enforceability.  Each Obligor has taken all corporate action required to execute, deliver and perform this Agreement and each other Credit Document to which it is party.  No consent of stockholders of any Obligor is necessary in order to authorize the execution, delivery or performance of this Agreement or any other Credit Document to which any Obligor is party.  Each of this Agreement and each other Credit Document constitutes the legal, valid and binding obligation of each Obligor party thereto and is enforceable against such Obligor in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (ii) general principles of equity.

10.7                           No Legal Obstacle to Agreements.

10.7.1                  Neither the execution and delivery of this Agreement or any other Credit Document, nor the making of any borrowings hereunder, nor the guaranteeing of the Credit Obligations, nor the consummation of any transaction referred to in or contemplated by this Agreement (including the VECO Acquisition or the [**]) or any other Credit Document, nor the fulfillment of the terms hereof or thereof or of any other agreement or instrument contemplated by this Agreement or any other Credit Document, has constituted or resulted in or shall constitute or result in:

**Confidential Treatment Requested.

(a)          any breach or termination of the provisions of any agreement, instrument, deed or lease to which any Borrower, any Subsidiary or any other Obligor is a party or by which it is bound, or of the Charter or Bylaws of any Borrower, any Subsidiary or any other Obligor;

(b)         the violation of any law, statute, judgment, decree or governmental order, rule or regulation applicable to any Borrower, any Subsidiary or any other Obligor;

(c)          the creation under any agreement, instrument, deed or lease of any Lien upon any of the assets of any Borrower, any Subsidiary or any other Obligor; or

(d)         any redemption, retirement or other repurchase obligation of any Borrower, any Subsidiary or any other Obligor under any Charter, Bylaw, agreement, instrument, deed or lease.

10.7.2                  No approval, authorization or other action by, or declaration to or filing with, any Governmental Authority, other than the Securities and Exchange Commission, administrative authority or any other Person is required to be obtained or made by any Borrower, any Subsidiary or any other Obligor in connection with the execution, delivery and performance of this Agreement or any other Credit Document, the transactions contemplated hereby or thereby, the making of any borrowing hereunder or the guaranteeing of the Credit Obligations.

10.8                           Tax Returns.  Each Borrower (and, to the extent failure to do so would have a Material Adverse Effect, each of its Subsidiaries) has filed all material tax and information returns which are required to be filed by it and has paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to such returns or to any assessment received by it, other than taxes and assessments being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

10.9                           Environmental Regulations.

10.9.1                  Environmental Compliance.  Except as set forth on Exhibit 10.9, each Borrower and its Subsidiaries is in compliance in all material respects with the Clean Air Act, the Federal Water Pollution Control Act, the Marine Protection Research and Sanctuaries Act, RCRA, CERCLA and each other applicable Environmental Law in effect in any jurisdiction in which any properties of any Borrower or any Subsidiary are located or where any of them conducts its business, and with all applicable published rules and regulations (and applicable standards and requirements) of the federal Environmental Protection Agency and of any similar agencies in states or foreign countries in which any Borrower or its Subsidiaries conducts its business other than those which in the aggregate have not resulted, and do not create a material risk of resulting, in a Material Adverse Effect.

10.9.2                  Environmental Litigation.  Except as set forth on Exhibit 10.9, no suit, claim, action or proceeding of which any Borrower or any Subsidiary has been given notice or otherwise has knowledge is now pending before any court, Governmental Authority or board or other forum, or to any Borrower’s or any Subsidiary’s knowledge, threatened by any Person (nor to the knowledge of each Borrower and each Subsidiary, does any factual basis exist therefor) for, and neither any Borrower nor any Subsidiary has received written correspondence from any Governmental Authority with respect to, except to the extent any of the following would not have a Material Adverse Effect:

(a)          noncompliance by any Borrower or any Subsidiary with any Environmental Law;

(b)         personal injury, wrongful death or other tortious conduct relating to materials, commodities or products used, generated, sold, transferred or manufactured by any Borrower or any Subsidiary (including products made of, containing or incorporating asbestos, lead or other hazardous materials, commodities or toxic substances); or

(c)          the release into the environment by any Borrower or any Subsidiary of any Hazardous Material generated by a Borrower or any Subsidiary whether or not occurring at or on a site owned, leased or operated by any Borrower or any Subsidiary.

10.10                     Plans.  Each Plan (other than a Multiemployer Plan) and, to the knowledge of each Borrower and its Subsidiaries, each Multiemployer Plan is in material compliance with the applicable provisions of ERISA, the Code, and all other applicable statutes, governmental rules and regulations, including the filing of reports required under the Code or ERISA.  Each Pension Plan is set forth in Exhibit 10.10.  With respect to each Pension Plan other than a Multiemployer Plan, and to the knowledge of the Borrowers and their Subsidiaries, with respect to each Multiemployer Plan, no ERISA Event has occurred and is continuing with respect to any Pension Plan subject to Title IV of ERISA, where a Material Adverse Effect could reasonably be expected to occur as a result.  Except as otherwise listed on Exhibit 10.10, no Pension Plan other than a Multiemployer Plan has any Insufficiency, and no ERISA Group Person has any contingent liability with respect to any postretirement medical or health benefits under a Plan other than liability for continuation coverage described in Part 6 of Title I of ERISA.  No prohibited transaction under ERISA or the Code has occurred and is continuing with respect to any Plan.  Each ERISA Group Person has made all contributions required to be made by them to any Plan when due.

10.11                     Consents or Approvals.  No consent or approval of any trustee, issuer or holder of any Indebtedness or obligations of any Borrower or its Subsidiaries, and no consent, permission, authorization, order or license of any Governmental Authority, is necessary in connection with the execution and delivery of the Credit Documents or any transaction contemplated by the Credit Documents, in each case other than those that have been obtained and are in effect.

10.12                     No Liens.  Each Borrower and each Significant Subsidiary owns its property free and clear of Liens, except Liens permitted by Section 9.8.

10.13                     Business Authorizations.  Each Borrower and each Material Subsidiary possesses all patents, patent rights or licenses, trademarks, trademark rights, trade names or trade name rights and copyrights required to conduct its business in all material respects as now conducted without material conflict with the rights or privileges of others.

10.14                     Disclosure.  Neither this Agreement nor any other Credit Document to be furnished to the Agent and the Lenders by or on behalf of any Borrower or any of its Subsidiaries in connection with the transactions contemplated hereby or by such Credit Document, nor any documentation required to be delivered pursuant to Section 9.3, contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

10.15                     Solvency.  Each Borrower is Solvent, and, after consummation of the transactions contemplated by this Agreement, will be Solvent.

10.16                     Investment Company Act.  No Borrower is a company required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

10.17                     Public Utility Holding Company Act.  No Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” within the meaning of the Public Utility Holding Company Act of 2005, as amended.

11.                                 Defaults.

11.1                           Events of Default.  The following events are referred to as “Events of Default”:

11.1.1                  Payment.  The Borrowers fail to make any payment in respect of:  (a) principal, interest or any fee on or in respect of any of the Credit Obligations as the same becomes due and payable, whether at maturity or by acceleration or otherwise, and such failure continues for a period of three (3) Banking Days, or (b) any Credit Obligation with respect to payments made by any Issuing Bank under any Letter of Credit or any draft drawn thereunder within three (3) Banking Days after demand therefor by the Issuing Bank.

11.1.2                  Specified Covenants.  Any Borrower fails to perform or observe any of the provisions of Sections 2.5, 9.3.9, 9.4 through 9.6, 9.12, 9.15 through 9.21, or 9.25 through 9.27, or a Material Subsidiary fails to perform or observe any of the provisions of Section 2.1 of its Subsidiary Guarantee.

11.1.3                  Other Covenants.  Any Obligor fails to perform or observe any covenant, agreement or provision to be performed or observed by it under this Agreement (other than those set forth in Sections 11.1.1 and 11.1.2), the Subsidiary Guarantee (other than those set forth in Section 11.1.2), or any other Credit Document to which such Obligor is a party, and such failure is not cured to the written satisfaction of Required Lenders within thirty (30) days after notice thereof by the Agent to the Parent.

11.1.4                  Representations and Warranties.  Any representation or warranty of or with respect to any Obligor made to the Lenders or the Agent in, pursuant to or in connection with this Agreement, the Subsidiary Guarantee or any other Credit Document to which any Obligor is a party is materially false on the date as of which it was made.

11.1.5                  Cross Default, Etc.

(a)          Any Borrower or any Subsidiary fails to make any payment when due (after giving effect to any applicable grace periods) in respect of any Indebtedness (other than the Credit Obligations) outstanding in an aggregate amount of principal (whether or not due) and accrued interest exceeding $5,000,000 (provided that on the Synthetic Lease Termination Effective Date, this clause (a) will automatically without further action of the parties hereto be deemed to be amended to delete the amount of “$5,000,000” and insert in its place the amount of “$25,000,000);

(b)         Any Borrower or any Subsidiary fails to perform or observe the terms of any agreement or instrument relating to such Indebtedness and such failure continues, without having been duly cured, waived or consented to, beyond the period of grace, if any, specified in such agreement or instrument, and such failure permits the acceleration of such Indebtedness;

(c)          All or any part of such Indebtedness is accelerated or becomes due or payable prior to its stated maturity (except with respect to voluntary prepayments thereof) for any reason whatsoever; or

(d)         Any Lien on any property of any Borrower or any Subsidiary securing any such Indebtedness is enforced by foreclosure or similar action.

11.1.6                  Final Judgment.  Any one or more final judgments, orders or decrees for the payment of money in excess of $10,000,000 (whether singly or in the aggregate) to the extent not covered by insurance is rendered against any Borrower or any Material Subsidiary and the Borrowers and the Material Subsidiaries do not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof pending appeal, within forty-five (45) days after the date of entry thereof; or any execution or attachment shall be issued whereby any substantial part of the property of any Borrower or any Material Subsidiary shall be taken or attempted to be taken and the same shall not have been vacated or stayed within forty-five (45) days after the issuance thereof (provided that on the Synthetic Lease Termination Effective Date, this Section 11.1.6 will automatically without further action of the parties hereto be deemed to be amended to delete the amount of “$10,000,000” and insert in its place the amount of “$25,000,000).

11.1.7                  Change of Control.  A Change of Control occurs.

11.1.8                  Enforceability, Etc.  Any Credit Document, including the Subsidiary Guarantee, ceases for any reason (other than the scheduled termination thereof in accordance with its terms) to be in full force and effect and enforceable in accordance with its terms; or any party to any Credit Document shall so assert in a judicial or similar proceeding; or any Obligor shall revoke the Subsidiary Guarantee or other Credit Document to which such Obligor is a party or shall deny any further liability or obligation thereunder; or any security interests hereafter created by this Agreement or any other Credit Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby.

11.1.9                  ERISA Events.

(a)          any ERISA Event if as a result of such ERISA Event (i) an ERISA Group Person would be required to make a contribution to a Pension Plan or would incur a liability or obligation to such Pension Plan in excess of $10,000,000; or (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) (or, effective January 1, 2008, Section 303(k)) of ERISA or the assets of an ERISA Group Person are encumbered pursuant to Section 412 of the Code or Section 306 (or, effective January 1, 2008, Section 302) of ERISA, where the liability underlying such Lien or encumbrance is in excess of $ 10,000,000;

(b)         any ERISA Group Person shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the ERISA Group Person as Withdrawal Liability (determined as of the date of such notification), exceeds $5,000,000 or requires payments exceeding $1,000,000 per annum; or

(c)          any ERISA Group Person shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the ERISA Group Person to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $10,000,000;

provided, however, that an ERISA Event or a Withdrawal Liability described in clauses (a) and (b) shall not be deemed an Event of Default if a bona fide dispute exists as to such matter, the dispute is contested in good faith by appropriate proceedings and the Borrowers have established on their financial statements an adequate reserve for the amount in dispute in accordance with GAAP (provided that on the Synthetic Lease Termination Effective Date, clauses (a) and (c) of this Section 11.1.9 will each automatically without further action of the parties hereto be deemed to each be amended to delete the amount of “$10,000,000” and insert in its place the amount of “$35,000,000).

11.1.10              Bankruptcy, Etc.  Any Obligor shall:

(a)          Commence a voluntary case under the Bankruptcy Code or authorize, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

(b)         (i) Have filed against it a petition commencing an involuntary case under the Bankruptcy Code that shall not have been dismissed within sixty (60) days after the date on which such petition is filed, or (ii) file an answer or other pleading within such sixty (60) day period admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided, or (iii) have entered against it an order for relief in any involuntary case commenced under the Bankruptcy Code;

(c)          Seek relief as a debtor under any Applicable Law, other than the Bankruptcy Code, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief;

(d)         Have entered against it an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation or reorganization as a debtor or any modification or alteration of the rights of its creditors, or (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial portion of its property;

(e)          Have any dissolution or liquidation proceeding not permitted by Section 9.15 instituted against it to which such Obligor consents or acquiesces or which remains undismissed for more than sixty (60) days, or commence any such proceeding which remains undismissed more than sixty (60) days after such commencement; or

(f)            Make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint, or consent to the appointment of, or suffer to exist a receiver or other custodian for, all or a substantial portion of its property.

11.2                           Certain Actions Following an Event of Default.  If any one or more Events of Default occurs, then in each and every such case:

11.2.1                  Terminate Obligation to Extend Credit.  The Agent on behalf of the Lenders may (and upon written request of Required Lenders the Agent shall) terminate the obligations of the Lenders to make any further extensions of credit under the Credit Documents by furnishing notice of such termination to the Parent; provided, however, that if a Bankruptcy Default has occurred, the obligations of the Lenders to make any further extensions of credit under the Credit Documents shall automatically terminate.

11.2.2                  Specific Performance; Exercise of Rights.  The Agent on behalf of the Lenders may (and upon written request of Required Lenders the Agent shall) proceed to protect and enforce the Lenders’ rights by suit in equity, action at law or other appropriate proceeding, either for specific performance of any covenant or condition contained in this Agreement or any other Credit Document or in any instrument or assignment delivered to the Lenders pursuant to this Agreement or any other Credit Document, or in aid of the exercise of any power granted in this Agreement or any other Credit Document or any such instrument or assignment.

11.2.3                  Acceleration.  The Agent on behalf of the Lenders may (and upon written request of Required Lenders the Agent shall) by notice in writing to the Parent (a) declare all or any part of the unpaid balance of the Credit Obligations then outstanding to be immediately due and payable, and (b) require the Borrowers immediately and without demand to deposit with each applicable Issuing Bank in cash or Cash Equivalents an amount equal to 105% of the then Letter of Credit Exposure related to each Letter of Credit issued by such Issuing Bank, and thereupon such unpaid balance or part thereof and such cash or Cash Equivalents in an amount equal to the Letter of Credit Exposure shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived; provided, however, that if a Bankruptcy Default has occurred, the unpaid balance of the Credit Obligations shall automatically become immediately due and payable and the Borrowers shall be required immediately without demand to deposit with each applicable Issuing Bank in cash or Cash Equivalents an amount equal to 105% of the then Letter of Credit Exposure related to each Letter of Credit issued by such Issuing Bank.

11.2.4                  Enforcement of Payment; Credit Security; Setoff.  The Agent on behalf of the Lenders may (and upon written request of Required Lenders the Agent shall) proceed to enforce payment of the Credit Obligations in such manner as it may elect and to realize upon any and all rights in any collateral securing the Credit Obligations.  Each Issuing Bank may (and upon written request of Required Lenders each Issuing Bank shall) proceed to cancel any outstanding Letters of Credit issued by such Issuing Bank which permit the cancellation thereof.  The Lenders may offset and apply toward the payment of the Credit Obligations (or toward the curing of any Event of Default) any Indebtedness from any Lender to the respective Obligors, including any Indebtedness represented by deposits in any account maintained with any Lender, regardless of the adequacy of any security for the Credit Obligations.  The Lenders shall have no duty to determine the adequacy of any such security in connection with any such offset.

11.2.5                  Cumulative Remedies.  To the extent not prohibited by Applicable Law which cannot be waived, all of the Agent’s and the Lenders’ rights hereunder and under each other Credit Document shall be cumulative and not exclusive of any remedies provided at law.

11.3                           Event of Default; No Waiver.  No failure or delay by the Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by Section 17, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

11.4                           Waivers.  To the extent that such waiver is not prohibited by the provisions of Applicable Law that cannot be waived, each of the Obligors waives:

(a)          all presentments, demands for performance, notices of nonperformance (except to the extent required by this Agreement or any other Credit Document), protests, notices of protest and notices of dishonor;

(b)         any requirement of diligence or promptness on the part of any Lender in the enforcement of its rights under this Agreement or any other Credit Document;

(c)          any and all notices of every kind and description which may be required to be given by any statute or rule of law; and

(d)         any defense (other than indefeasible payment in full) which it may now or hereafter have with respect to its liability under this Agreement or any other Credit Document or with respect to the Credit Obligations.

12.                                 Expenses; Indemnity.

12.1                           Expenses.  Whether or not the transactions contemplated hereby are consummated, the Borrowers shall pay:

(a)          all reasonable expenses of the Agent (including the out-of-pocket expenses related to forming the group of Lenders and reasonable fees of and disbursements to the counsel to the Agent) in connection with the preparation and duplication of this Agreement and each other Credit Document, the transactions contemplated hereby and thereby, the diligence performed by or on behalf of the Agent and its Affiliates, the preparation of the commitment letter of Wells Fargo describing the revolving credit facility provided for herein, the syndication of the revolving credit facility provided for herein, fees and expenses related to the Platform, and amendments, waivers, consents and other operations hereunder and thereunder, including during any workout, restructuring or other negotiations with respect to the Loans or Letters of Credit;

(b)         all recording and filing fees and transfer and documentary stamp and similar taxes at any time payable in respect of this Agreement or any other Credit Document; and

(c)          all other reasonable expenses incurred by the Agent or any Lender or other holder of any Credit Obligation in connection with the enforcement of any rights hereunder or under any other Credit Document, including costs of collection and reasonable attorneys’ fees (including a reasonable allowance for the hourly cost of attorneys employed by any Lender on a salaried basis) and expenses.

12.2                           General Indemnity.  The Borrowers shall indemnify the Lenders and the Agent and hold them harmless from any liability, loss or damage resulting from the violation by the Borrowers of Section 2.5 and from and against all losses, costs and expenses, incurred in liquidating or employing deposits from third parties acquired or arranged, or in terminating or unwinding any contract entered into, or order to effect or fund the whole or any part of any drawing or any overdue amount hereunder incurred by any Lender as a consequence of any Default or Event of Default or the repayment of any amount due hereunder other than at the expiration of an Interest Period.  In addition, the Borrowers shall indemnify each Lender, the Agent, each of the Lenders’ or the Agent’s directors, officers and employees, and each Person, if any, who controls any Lender or the Agent (each Lender, the Agent and each of such directors, officers, employees and control Persons is referred to as an “Indemnified Party”) and hold each of them harmless from and against any and all claims, damages, liabilities and reasonable expenses (including reasonable fees of and disbursements to counsel with whom any Indemnified Party may consult in connection therewith and all reasonable expenses of litigation or preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party in connection with (a) the Indemnified Party’s compliance with or contest of any subpoena or other process issued against it in any proceeding involving any Borrower or any Subsidiary, or any of their Affiliates, (b) any litigation or investigation involving any Borrower, any Subsidiary or any of their Affiliates, or any officer, director or employee thereof, (c) the existence or exercise of any security rights with respect to any collateral for the Credit Obligations in accordance with the Credit Documents, or (d) this Agreement, any other Credit Document or any transaction contemplated hereby or thereby, including the he application of the proceeds of any of the Loans made hereunder or of the payment or any presentation under any of the Letters of Credit issued hereunder; provided, however, that the foregoing indemnity shall not apply to litigation commenced by the Borrowers against the Lenders or the Agent which seeks enforcement of any of the rights of the Borrowers hereunder or under any other Credit Document and is determined adversely to the Lenders or the Agent in a final nonappealable judgment or to the extent such claims, damages, liabilities and expenses result from a Lender’s or the Agent’s gross negligence or willful misconduct.

13.                                 The Agent.

13.1                           Authorization and Action.  Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Credit Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with the instructions of Required Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement, any other Credit Document or Applicable Law.  The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default (other than the nonpayment of principal or interest on the Loans or of fees payable hereunder) unless the Agent has received notice from a Lender or a Borrower specifying such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders and as is permitted by the Credit Documents; provided, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of Required Lenders or of all Lenders.  The provisions of this Section 13 are solely for the benefit of the Agent and the Lenders, and the Borrowers shall not have rights as third-party beneficiaries of any of such provisions, except as specifically set forth in this Section 13.

13.2                           Agent’s Reliance, Etc.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Credit Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Agent:  (a) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Assignee, as assignee, as provided in Section 14.1.1; (b) may consult with legal counsel

(including counsel for any Lender), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made by any Obligor in or in connection with the Credit Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by the Agent under or in connection herewith or in connection with, the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Credit Document or as to the use of the proceeds of the Loans or the use of the Letters of Credit on the part of any Lender; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien created or purported to be created under or in connection with, any Credit Document or any other instrument or document furnished pursuant thereto or for the failure of any Obligor to perform its respective obligations under the Credit Documents; and (f) is entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, letter, resolution or other instrument or writing (which may be by facsimile or similar electronic transmission) or conversation believed by it to be genuine and signed, sent or made by the proper party or parties.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  Each Lender acknowledges and agrees that the Agent shall not have, by reason of this Agreement, a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to create any express, implied or constructive trust relationship between the Agent and any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Credit Documents or shall otherwise exist against the Agent.

13.3                           Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of this Section 13 shall apply to any such sub-agent and to the Affiliates of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.  The Agent shall not be responsible for the negligence or misconduct of any sub-agent that it selects with reasonable care.

13.4                           Lender Credit Decision; Agent in its Individual Capacity.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 10.2 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or any other Credit Document.  Except as expressly provided in this Agreement, the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information concerning the affairs, financial condition or business of any Obligor (or any Affiliate thereof) which may come into the possession of the Agent, whether coming into its possession before the making of any Loan or the issuance of any Letter of Credit or at any time or times thereafter, or to inspect the properties or books of any Obligor.  The Agent and its Affiliates may (without having to account for the same to any Lender) make Loans to, accept deposits from, and generally engage in any kind of business with any Obligor as though the Agent were not the Agent hereunder.  With respect to its obligations to make Base Rate Loans and LIBOR Loans, the Base Rate Loans and LIBOR Loans made by it, the Letters of Credit issued by it, and all obligations owing to it, the Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Agent, and the terms “Issuing Bank”, “Issuing Banks”, “Lender” and “Lenders” shall include the Agent in its individual capacity.  The Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Obligor as if it were not the Agent.

13.5                           Indemnification.  Each Lender severally agrees to indemnify the Agent (as Agent and as Issuing Bank) (to the extent not promptly reimbursed by the Borrowers) to the extent of such Lender’s Percentage Interest from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Credit Documents or any action taken or omitted by the Agent under the Credit Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Percentage Interest of any costs and expenses (including reasonable fees and expenses of counsel) payable by the Borrowers under Sections 12.1 or 12.2, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrowers.  The failure of any Lender to reimburse the Agent promptly upon demand for its Percentage Interest of any amount required to be paid by the Lender to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent for its Percentage Interest of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent for such other Lender’s Percentage Interest of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 13.5 will survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Credit Documents.

13.6                           Successor Agents.  The Agent may at any time give notice of its resignation to the Lenders and the Borrowers.  Upon receipt of any such notice of resignation, Required Lenders shall have the right, upon written notice to and approval by the Borrowers as long as no Default or Event of Default exists, which approval shall not be unreasonably withheld and shall be granted or denied within five (5) Banking Days after receipt of such notice, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents, and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this Section 13.6.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 13.6).  The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of Section 12 and this Section 13 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.  Any resignation by Wells Fargo as Agent pursuant to this Section 13.6 shall also constitute its resignation as Swing Line Lender.  Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender and (b) the retiring Swing Line Lender shall be discharged from all of its respective duties and obligations hereunder or under the other Credit Documents.

13.7                           Agent May File Proofs of Claim.  In case of the pendency of any proceeding under the Bankruptcy Code or other Applicable Insolvency Laws relative to the Borrowers, the Agent (irrespective of whether the principal of any Loan or Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

13.7.1                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and Credit Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 3.3 and 12) allowed in such judicial proceeding; and

13.7.2                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 3.3 and 12.  Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Credit Obligations or the rights of any Lender to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

14.                                 Successors and Assigns; Lender Assignments and Participations.  Any reference in this Agreement or any other Credit Document to any of the parties hereto shall be deemed to include the successors and assigns of such party, and all covenants and agreements by or on behalf of the Obligors, the Agent or the Lenders that are contained in this Agreement or any other Credit Document shall bind and inure to the benefit of their respective successors and assigns; provided, however, that (a) the Obligors may not assign their rights or obligations under this Agreement or any other Credit Document, and (b) the Lenders will not be entitled to assign their respective Percentage Interests in the credits extended hereunder or their Commitments except as set forth below in this Section 14.

14.1                           Assignments by Lenders.

14.1.1                  Assignees and Assignment Procedures.  Each Lender may (a) without the consent of the Agent, any Issuing Bank, the Swing Line Lender or the Borrowers if the proposed assignee is already a Lender hereunder or a wholly owned subsidiary of the same corporate parent of which the assigning Lender is a subsidiary, or (b) otherwise with the consent, not to be unreasonably withheld, of the Agent, each Issuing Bank (to the extent such Issuing Bank is the issuer of a then outstanding Letter of Credit under which there is any undrawn availability or as to which any prior draw thereon has not been reimbursed to such Issuing Bank), (3) the Swing Line Lender and (4) the Parent (provided that the Parent’s consent shall not be requested if a Default or Event of Default has occurred and is then continuing), in each case in compliance with Applicable Laws in connection with such assignment, assign to one or more commercial banks or other financial institutions (each, an “Assignee”) all or a portion of its interests, rights and obligations under this Agreement and the other Credit Documents, including all or a portion of its Commitment, its Percentage Interest in the aggregate principal amount of the Loans and Letter of Credit Exposure then outstanding; provided, however, that:

(i)                                     no such assignment shall be for less than $10,000,000 of the assigning Lender’s Commitment plus additional increments of no less than $1,000,000, and the remaining Commitment of the assigning Lender after giving effect to such assignment shall be equal to zero or not less than $10,000,000; and
(ii)                                  the parties to each such assignment will execute and deliver to the Agent an Assignment and Acceptance (the “Assignment and Acceptance”) substantially in the form of Exhibit 14.1.1, together with the Note subject to such assignment and a processing and recordation fee of $5,000 payable to the Agent by the assigning Lender or the Assignee.

Upon acceptance and recording pursuant to Section 14.1.4, from and after the effective date specified in each Assignment and Acceptance (which effective date will be at least five (5) Banking Days after the execution thereof unless waived by the Agent):

(A)                              the Assignee will be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and

(B)                                the assigning Lender will, to the extent provided in such assignment, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender will cease to be a party hereto but will continue to be entitled to the benefits of Sections 3.2.4, 3.5 and 12, as well as to any fees accrued for its account hereunder and not yet paid).

14.1.2                  Terms of Assignment and Acceptance.  By executing and delivering an Assignment and Acceptance, the assigning Lender and the Assignee will be deemed to confirm to and agree with each other and the other parties hereto as follows:

(a)          other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto;

(b)         such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, any of its Subsidiaries or any other Obligor or the performance or observance by any Borrower, any of its Subsidiaries or any other Obligor of any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto;

(c)          such Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.3 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(d)         such Assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(e)          such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Documents as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and

(f)            such Assignee agrees that it will perform in accordance with the terms of this Agreement and the other Credit Documents all the obligations which are required to be performed by it as a Lender.

14.1.3                  Register.  The Agent will maintain at the Denver Office a register (the “Register”) for the recordation of (a) the names and addresses of the Lenders and the Assignees which assume rights and obligations pursuant to an assignment under Section 14.1.1, (b) the Percentage Interest of each Lender, and (c) the amount of the Loans owing to each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is registered therein for all purposes as a party to this Agreement.  The Register will be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

14.1.4                  Acceptance of Assignment and Assumption.  Upon its receipt of a completed Assignment and Acceptance executed by an assigning Lender, an Assignee and the Parent, if applicable, together with the Note (if any) subject to such assignment, and the processing and recordation fee referred to in Section 14.1.1, the Agent will (a) accept such Assignment and Acceptance, (b) record the information contained therein in the Register, and (c) give prompt notice thereof to the Borrowers.  Within five (5) Banking Days after receipt of notice, the Borrowers, at their own expense, will execute and deliver to the Agent, in exchange for the surrendered Note (if any), a new Note (if requested by such Assignee) to the order of such Assignee in a principal amount equal to the applicable Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment and a portion of the Loans, a new Note (if requested by such assigning Lender) to the order of such assigning Lender in a principal amount equal to the applicable Commitment.  Subject to the foregoing, such new Note will be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, and will be dated the date of the surrendered Note which it replaces.

14.1.5                  Federal Reserve Bank.  Notwithstanding the foregoing provisions of this Section 14, any Lender may at any time pledge or assign all or any portion of such Lender’s rights under this Agreement and the other Credit Documents to a Federal Reserve Bank; provided, however, that no such pledge or assignment will release such Lender from such Lender’s obligations hereunder or under any other Credit Document.

14.1.6                  Further Assurances.  The Obligors shall sign such documents and take such other actions from time to time reasonably requested by an Assignee to enable it to share in the benefits of the rights created by the Credit Documents.

14.2                           Credit Participants.  Each Lender may, without the consent of the Borrowers or the Agent, in compliance with Applicable Laws in connection with such participation, sell to one or more commercial banks or other financial institutions (each a “Credit Participant”) participations in all or a portion of its interests, rights and obligations under this Agreement and the other Credit Documents (including all or a portion of its Commitment, and the portion of the Loans owing to it and the Note held by it); provided, however, that:

(a)          such Lender’s obligations under this Agreement will remain unchanged;

(b)         such Lender will remain solely responsible to the other parties hereto for the performance of such obligations;

(c)          the Credit Participant will be entitled to the benefit of the cost protection provisions contained in Sections 3.2.4, 12.1(c) and 12.2, but will not be entitled to receive any greater payment thereunder than such Lender would have been entitled to receive with respect to the interest so sold if such interest had not been sold; and

(d)         the Borrowers, the Agent and the other Lenders will continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender will retain the sole right as one of the Lenders to vote with respect to the enforcement of the obligations of the Borrowers under the Credit Documents and the approval of any amendment, modification or waiver of any provision of this Agreement or any other Credit Documents.

Each Obligor agrees, to the fullest extent permitted by Applicable Law, that any Credit Participant and any Lender purchasing a participation from another Lender pursuant to Section 14.2 may exercise all rights of payment (including the right of set-off), with respect to its participation as fully as if such Credit Participant or such Lender were the direct creditor of the Obligors and a Lender hereunder in the amount of such participation.

15.                                 Confidentiality.  Each Lender will make no disclosure of confidential information furnished to it by the Borrowers or any of their Subsidiaries, and identified as such, unless such information has become public, except:

(a)          in connection with operations under or the enforcement of this Agreement or any other Credit Document, to Persons who have a reasonable need to be furnished such confidential information and who agree to comply with the restrictions contained in this Section 15 with respect to such information and to the extent such disclosure does not violate any Applicable Laws;

(b)         pursuant to any statutory or regulatory requirement or any mandatory court order, subpoena or other legal process;

(c)          to any parent or corporate Affiliate of such Lender or to any Credit Participant, proposed Credit Participant or proposed Assignee; provided, however, that any such Person agrees to comply with the restrictions set forth in this Section 15 with respect to such information and to the extent such disclosure does not violate any Applicable Laws;

(d)         to its independent counsel, auditors and other professional advisors with an instruction to such Person to keep such information confidential;

(e)          to any direct or indirect contractual counterparty in any securitization, swap agreement or hedging arrangement or to such contractual counterparty’s professional advisors with an instruction to such Person to keep such information confidential;

(f)            with respect to confidential information related to the tax treatment and tax structure of the transactions contemplated by the Credit Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Lender relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made to the extent required to be kept confidential to comply with any applicable federal or state securities laws; or

(g)         with the prior written consent of the Parent, to any other Person.

16.                                 Notices.

16.1                           General.  Except as otherwise specified in this Agreement or any other Credit Document, any notice required to be given pursuant to this Agreement or any other Credit Document shall be given in writing.  Any notice, consent, approval, demand or other communication in connection with this Agreement or any other Credit Document shall be deemed to be given if given in writing (including e-mail, facsimile or similar electronic transmission) addressed as provided below (or to the addressee at such other address as the addressee has specified by notice actually received by the addressor) and if either (a) actually delivered in fully legible form to such address, or (b) in the case of a letter, five (5) days have elapsed after the same has been deposited in the United States mail, with first-class postage prepaid and registered or certified.

If to the Borrowers, or any of their Subsidiaries or any other Obligor, to the Parent at:

CH2M Hill Companies, Ltd.
9191 South Jamaica Street
Englewood, CO 80112
ATTN:  Treasurer
Facsimile:  (720) 216-9248

If to any Lender or the Agent, to it at its address set forth in the Register, with a copy to the Agent.

16.2                           Electronic Posting.  Each Borrower agrees that the Agent may make any material delivered by any Borrower to the Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to any Borrower, any Borrower’s Subsidiaries, or any other materials or matters relating to this Agreement, the

Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Agent, an Affiliate of the Agent, or any Person that is not an Affiliate of the Agent), such as IntraLinks, or a substantially similar electronic system (the “Platform”).  Each Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform.  The Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.  Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication.  Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

17.                                 Course of Dealing; Amendments and Waivers. No course of dealing between any Lender or the Agent, on one hand, and any Obligor, on the other hand, will operate as a waiver of any of the Lenders’ or the Agent’s rights under this Agreement or any other Credit Document or with respect to the Credit Obligations.  Each of the Obligors acknowledges that if the Lenders or the Agent, without being required to do so by this Agreement or any other Credit Document, give any notice or information to, or obtain any consent from, any Obligor, the Lenders and the Agent shall not by implication have amended, waived or modified any provision of this Agreement or any other Credit Document, or created any duty to give any such notice or information or to obey such consent on any future occasion.  No delay or omission on the part of any Lender or the Agent in exercising any right under this Agreement or any other Credit Document or with respect to the Credit Obligations shall operate as a waiver of such right or any other right hereunder or thereunder.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.  No waiver, consent or amendment with respect to this Agreement or any other Credit Document shall be binding unless it is in writing and signed by the Agent or Required Lenders.

Any term, covenant, agreement or condition of any Credit Document may be amended or waived if such amendment or waiver is in writing and is signed by Required Lenders (or by the Agent with written consent of Required Lenders), the Borrowers and any other party thereto; provided, however, that any amendment, waiver or consent which affects the rights or duties of the Agent, the Swing Line Lender or an Issuing Bank must be in writing and be signed also by the affected Agent, Swing Line Lender or Issuing Bank; and provided further, that any amendment, waiver or consent which effects any of the following changes must be in writing and signed by all Lenders (or by the Agent with the written consent of all Lenders):

(a)          increases the Maximum Amount of Credit available;

(b)         extends the Final Maturity Date;

(c)          reduces the principal of, or interest on, any Loan or any fees or other amounts payable for the account of the Lenders;

(d)         postpones or conditions any date fixed for any payment of the principal of, or interest on, any Loan or any fees or other amounts payable for the account of the Lenders;

(e)          waives or amends this Section 17;

(f)            amends the definition of Required Lenders or any provision of this Agreement requiring approval of Required Lenders or some other specified amount of Lenders;

(g)         increases or decreases the Commitment or the Percentage Interest of any Lender (other than through an assignment under Section 14);

(h)         releases the Subsidiary Guarantee except as permitted under Section 6; or

(i)             waives any of the conditions set forth in Section 8.

Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

18.                                 Defeasance.  When all Credit Obligations have been paid, performed and reasonably determined by the Lenders to have been indefensibly discharged in full, and if at the time no Lender continues to be committed to extend any credit to the Borrowers hereunder or under any other Credit Document, this Agreement and the other Credit Documents will terminate; provided, however, that Sections 3.2.4, 3.5, 12, 13, 15, 18, 19 and 20 will survive the termination of this Agreement.

19.                                 Venue; Service of Process.  Each of the Obligors:

(a)          Irrevocably submits to the nonexclusive jurisdiction of the state courts of the State of New York and to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any other Credit Document or the subject matter hereof or thereof; and

(b)         Waives to the extent not prohibited by Applicable Law that cannot be waived, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or any other Credit Document, or the subject matter hereof or thereof, may not be enforced in or by such court.

Each of the Obligors consents to service of process in any such proceeding in any manner at the time permitted by the laws of the State of New York and agrees that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to Section 16 is reasonably calculated to give actual notice.

20.                                 WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE OBLIGORS, THE AGENT AND THE LENDERS WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, PROCEEDING OR ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR ANY CREDIT OBLIGATION OR IN ANY WAY CONNECTED WITH THE DEALINGS OF THE LENDERS, THE AGENT OR ANY OBLIGOR IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.  Each of the Obligors acknowledges that it has been informed by the Agent that the provisions of this Section 20 constitute a material inducement upon which each of the Lenders has relied, is relying and will rely in entering into this Agreement and any other Credit Document, and that it has reviewed the provisions of this Section 20 with its counsel.  Any Lender, the Agent or any Obligor may file an original counterpart or a copy of this Section 20 with any court as written evidence of the consent of each Obligor, the Agent and each Lender to the waiver of their rights to trial by jury.

21.                                 Judgment Currency.

21.1                           Conversion Requirements.  Each Obligor’s obligations under the Credit Documents to make payments in United States Dollars or in the applicable Foreign Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Agent or such Lender under the Credit Documents.  If, for the purpose of obtaining or enforcing a judgment against any Obligor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the U.S. Dollar Equivalent, determined in each case as of the Banking Day immediately preceding the day on which the judgment is given (such Banking Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

21.2                           Change in Rate of Exchange.  If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, such amount payable by the applicable Obligor shall be reduced or increased, as applicable, such that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

22.                                 Setoff.  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior written consent of the Agent but without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by Applicable Law, upon the occurrence and during the continuance of a Default or Event of Default, to set-off and apply against any indebtedness, whether matured or unmatured, of the Borrowers to such Lender, any amount owing from such Lender or any Affiliate thereof to any Borrower, at or at any time after, the happening of any of the above mentioned events.  The aforesaid right of set-off may be exercised by such Lender against any such Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of such Borrower or against anyone else claiming through or against such Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off has not been exercised by such Lender prior to the occurrence of a Default or Event of Default.  Each Lender agrees promptly to notify the Parent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

23.                                 No Third Party Beneficiaries.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, any of the Credit Documents to which it is not a party.

24.                                 Further Assurances.  Each Lender and each Borrower shall, and each Borrower shall cause each Subsidiary to, promptly correct any defect or error that may be discovered in any Credit Document.  At the Agent’s request from time to time, the Borrowers, at their expense, shall execute and deliver to the Agent such further agreements, documents and instruments and do or cause to be done such further acts as may reasonably be necessary or proper to effectuate the provisions or purposes of the Credit Documents.

25.                                 General.  This Agreement amends and restates in its entirety the Original Credit Agreement.  All covenants, agreements, representations and warranties made in this Agreement or any other Credit Document or in certificates delivered pursuant hereto or thereto shall be deemed to have been relied on by the Agent and each Lender, notwithstanding any investigation made by the Agent or any Lender on its behalf, and shall survive the execution and delivery to the Agent and the Lenders hereof and thereof.  If any provision of this Agreement is prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.  The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning hereof.  With respect to the exercise of its discretion, each Lender will act in good faith.  This Agreement and the other Credit Documents (including the Fee Letter and any other related fee agreements with the Agent or the Lenders)

constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous understandings and agreements, whether written or oral (including the Original Credit Agreement).  This Agreement may be executed in any number of counterparts which together will constitute one instrument.  Delivery of an executed counterpart of this Agreement by facsimile or “PDF” format shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or “PDF” format also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of New York.  Each Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents, (b) neither the Agent nor any Lender has any fiduciary relationship to such Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between such Borrower and the Agent or any Lender, and (d) neither the Agent nor any Lender undertakes any responsibility to such Borrower to review or inform such Borrower of any matter in connection with any phase of the business or operations of such Borrower and such Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrowers by the Agent or any Lender is for the protection of the Agent and the Lenders and neither such Borrower nor any third party is entitled to rely thereon.

[Remainder of this page intentionally left blank.]

Each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as an agreement under seal as of the date first above written.

BORROWERS:

CH2M HILL COMPANIES, LTD.		CH2M HILL, INC.

By:	/s/ Brian R. Shelton	By:	/s/ Brian R. Shelton
Name: Brian R. Shelton		Name: Brian R. Shelton
Title: Treasurer		Title: Treasurer

CH2M HILL INDUSTRIAL DESIGN & CONSTRUCTION, INC.		OPERATIONS MANAGEMENT INTERNATIONAL, INC.

By:	/s/ Brian R. Shelton	By:	/s/ Brian R. Shelton
Name: Brian R. Shelton		Name: Brian R. Shelton
Title: Vice President		Title: Treasurer

CH2M HILL CONSTRUCTORS, INC.		CH2M HILL GLOBAL, INC.

By:	/s/ Brian R. Shelton	By:	/s/ Brian R. Shelton
Name: Brian R. Shelton		Name: Brian R. Shelton
Title: Treasurer		Title: Treasurer

[Signature Page to Credit Agreement]

LENDERS:
WELLS FARGO BANK, NATIONAL ASSOCIATION		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Kenneth D. Brown	By:	/s/ Jacob Payne
Name: Kenneth D. Brown		Name: Jacob Payne
Title: Vice President		Title: Vice President

BANK OF AMERICA, N.A.		THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Jonathan M. Phillips	By:	/s/ Tatsuro Miyazaki
Name: Jonathan M. Phillips		Name: Tatsuro Miyazaki
Title: Vice President		Title: Deputy General Manager

JP MORGAN CHASE BANK, N.A.		THE NORTHERN TRUST COMPANY

By:	/s/ Karen Lowe	By:	/s/ Brandon Rolek
Name: Karen Lowe		Name: Brandon Rolek
Title: Senior Vice President		Title: Vice President

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES		BNP PARIBAS

		By:	/s/ Katherine Wolfe
By:	/s/ Yangling J. Si	Name:	Katherine Wolfe
Name:	Yangling J. Si	Title:	Managing Director
Title:	Vice President

		By:	/s/ Sandy Bertram
By:	/s/ Matthew Havens	Name:	Sandy Bertram
Name:	Matthew Havens	Title:	Vice President
Title:	Assistant Treasurer

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Steve Trepiccione
Name: Steve Trepiccione
Title: Senior Vice President

[Signature Page to Credit Agreement]

AGENT:
WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Kenneth D. Brown
Name: Kenneth D. Brown
Title: Vice President

[Signature Page to Credit Agreement]

SCHEDULE 1

List of Lenders

1

SCHEDULE 2

Outstanding Principal Amounts

Loans

2